Exhibit 2.1

PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

PRIDE PARENT, LLC,

as Seller,

AND

GPM Investments, LLC,

as Buyer,

October 19, 2022

TABLE OF CONTENTS

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EXHIBITS

EXHIBIT A — Definitions

EXHIBIT B — Inventory Valuation and Count Procedures

EXHIBIT C — Description of Business

EXHIBIT D-1 — Form of Assignment of Interests

EXHIBIT D-2 — Form of Assignment of SBI

EXHIBIT E — Form of Mutual Release

EXHIBIT F — Form of Settlement Statement

EXHIBIT G — R&W Conditional Binder

EXHIBIT H — Forms of Deeds

EXHIBIT I-1 — Form of Landlord Estoppel

EXHIBIT I-2 — Landlord Waiver and Consent

EXHIBIT J — Form of Tenant Estoppel

EXHIBIT K — Form of Pride RE Contract Assignment Agreement

EXHIBIT L — Notice Information

EXHIBIT M — Form of Restrictive Covenant Agreement

EXHIBIT N-1 — Form of Bill of Sale

EXHIBIT N-2— Form of Bill of Sale

EXHIBIT O — Form of Lease Termination

ANNEXES

Annex 1 — Illustrative Net Working Capital Calculation

Annex 2 — Accounting Principles

Annex 3 — Budget

SCHEDULES

Seller Disclosure Schedule

Schedule 1.1(a) — Subsidiaries of Holdings

Schedule 1.1(b) — Real Property

Schedule 1.1(c) — Permitted Liens

Schedule 1.1(d) — Non-Operating Property

Schedule 1.1(e) — Oak Real Property

Schedule 3.3 — Non-Contravention

Schedule 3.4 — Government Approvals

Schedule 3.7(a) — Capitalization

Schedule 3.10 — Initial R&W Policy

Schedule 4.2 — Non-Contravention

Schedule 4.3 — Consents

Schedule 4.4 — Compliance with Law

Schedule 4.5(a) — Title to Real Property

Schedule 4.5(b) — Title to Tangible Personal Property

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Schedule 4.5(c) — Title to Intellectual Property

Schedule 4.6(a) — Copies of Financial Statements

Schedule 4.6(b) — Financial Statements

Schedule 4.6(d) — No Undisclosed Liabilities

Schedule 4.6(e) — Debt

Schedule 4.7 — Absence of Certain Changes

Schedule 4.8 — Environmental Matters

Schedule 4.9 — Material Contracts

Schedule 4.10 — Legal Proceedings

Schedule 4.11 — Permits

Schedule 4.12 — Taxes

Schedule 4.13(b) — Employment and Labor Matters

Schedule 4.14(a) — Benefit Plans

Schedule 4.14(f) — Compensation

Schedule 4.15 — Intellectual Property

Schedule 4.16 — Real Property

Schedule 4.17 — Insurance

Schedule 4.18 — Affiliate Transactions

Schedule 4.20 — Condemnations; Zoning

Schedule 4.21 — Condition of Assets and Inventory

Schedule 4.24 — IT Assets

Schedule 6.1 — Conduct of Business

Schedule 6.8(f) — Tenant Estoppel Certificates

Schedule 6.20 — Vapor Bucket Replacements

Schedule 6.31 — Specified Matter

Schedule 7.2(d)(i) — Required Approvals

Schedule 7.2(d)(iii) — Required Permits

Schedule 8.2(a)(v) — Closing Debt Payoff

Schedule 8.2(b)(iv) — Resignations

Schedule 8.2(b)(xi) — Landlord Estoppel Certificates

Buyer Disclosure Schedule

Schedule 5.3 — Non-Contravention

Schedule 6.1 — Notice Parties

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PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of October 19, 2022 (the “Execution Date”), is made and entered into by and between Pride Parent, LLC, a Delaware limited liability company (“Seller”), and GPM Investments, LLC, a Delaware limited liability company (“Buyer”).

Each of the parties to this Agreement is sometimes referred to individually in this Agreement as a “Party” and the parties to this Agreement are sometimes collectively referred to in this Agreement as the “Parties.”

R E C I T A L S

WHEREAS, Seller owns all of the issued and outstanding membership interests (the “Acquired Interests”) of Pride Convenience Holdings, LLC, a Delaware limited liability company (“Holdings”);

WHEREAS, Holdings owns all of the issued and outstanding membership interests of each of the entities set forth on Schedule 1.1(a) of the Seller Disclosure (together with Holdings, collectively, the “Company Group” and each, individually, a “Company Group Member”);

WHEREAS, the Company Group is in the business of owning, leasing and/or operating a convenience retailing and associated marketing and quick service restaurant business and a fuel distribution and trucking business (collectively, the “Business”), including thirty-one (31) convenience stores and gas stations, one (1) corporate bakery, one (1) corporate kitchen, one (1) maintenance warehouse, six (6) Land Bank Sites, one (1) corporate office and certain tractors, trailers and other vehicles, all in the Commonwealth of Massachusetts and State of Connecticut, as set forth on Exhibit C attached hereto;

WHEREAS, the Parties acknowledge and agree that prior to the Oak Closing (as defined and contemplated herein), Holdings shall cause Pride RE to distribute all of the Non-Operating Real Property to Pride Operating or another Company Group Member (other than Pride RE) designated by Buyer pursuant to the terms and subject to the conditions herein; and

WHEREAS, subject to the terms and conditions of this Agreement, Seller desires to sell, and Buyer desires to purchase, the Acquired Interests in exchange for payment of the consideration specified in this Agreement.

A G R E E M E N T S

NOW, THEREFORE, in consideration of the representations, warranties, agreements and covenants contained in this Agreement, and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the Parties undertake and agree as follows:

Article I
Definitions and Interpretations

Section 1.1. Definitions. Capitalized terms used in this Agreement but not defined in the body of this Agreement shall have the meanings ascribed to them in Exhibit A Capitalized terms defined in the body of this Agreement are listed in Exhibit A with reference to the location of the definitions of such terms in the body of this Agreement.

Section 1.2. Interpretations. The rules of construction set forth in this Section 1.2 shall apply to the interpretation of this Agreement. All references in this Agreement to Exhibits, Annexes, Schedules, Articles, Sections, subsections, and other subdivisions of or to this Agreement refer to the corresponding Exhibits, Annexes, Schedules, Articles, Sections, subsections, and other subdivisions of or to this Agreement unless expressly provided otherwise. The Exhibits, Annexes and Schedules attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes. Titles appearing at the beginning of any Articles, Sections, subsections, and other subdivisions of or to this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder,” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection, or other subdivision of or to this Agreement unless expressly so limited. The words “this Article,” “this Section,” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof, respectively, in which such words occur. Wherever the words “including” and “excluding” (in their various forms) are used in this Agreement, they shall be deemed to be followed by the words “without limiting the foregoing in any respect.” Unless expressly provided to the contrary, if a word or phrase is defined, its other grammatical forms have a corresponding meaning. The words “shall” and “will” have the equal force and effect. Unless expressly provided to the contrary, the word “or,” “either” or “any” shall not be exclusive. All references to “$” or “Dollars” shall be deemed references to United States Dollars. Each accounting term not defined herein will have the meaning given to it under GAAP as interpreted as of the Execution Date. Pronouns in masculine, feminine, or neuter genders shall be construed to state and include any other gender, and words, terms, and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Reference herein to any federal, state, local, or foreign Law shall be deemed to also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Any reference herein to any Contract or other agreement or instrument means such Contract or other agreement or instrument as from time to time amended, modified, or supplemented, including, in the case of agreements or instruments, by waiver or consent. If any period of days referred to in this Agreement shall end on a day that is not a Business Day, then the expiration of such period shall automatically be extended until the end of the first succeeding Business Day. Unless otherwise specified, all references to a specific time of day in this Agreement shall be based on eastern time on the date in question (as then in effect as standard or daylight). References to a Person are also to its permitted successors and permitted assigns. Unless otherwise indicated, with respect to Seller or the Company Group, the terms “ordinary course of business” or “ordinary course” shall be deemed to refer to the ordinary conduct of business in a manner consistent with the past practices and customs of Seller or the applicable Company Group Member since Holdings’ ownership of the Business. All references to threatened mean “threatened in writing” or of which the applicable party has Knowledge. The phrase “made available” or

“provided to” in respect of documents being made available or provided to Buyer means that any of Buyer, its Affiliates or its Representatives has had the opportunity prior to the Execution Date to review such documents or materials at the offices of the Company Group or any of their respective Representatives or electronically by electronic mail or by virtue of the electronic data room established by Seller or its Representatives in connection with the transactions contemplated hereby.

Article II
Purchase and Sale of the Acquired Interests; Closing

Section 2.1. Purchase and Sale of the Acquired Interests. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, assign and transfer the Acquired Interests to Buyer, and Buyer shall purchase and accept from Seller and pay for, the Acquired Interests, in exchange for the consideration in Section 2.2.

Section 2.2. Purchase Price. The unadjusted purchase price (the “Unadjusted Purchase Price”) to be delivered by Buyer to Seller in exchange for the sale, assignment and transfer of the Acquired Interests to Buyer shall be TWO HUNDRED THIRTY MILLION AND NO/100 DOLLARS ($230,000,000.00), as adjusted in accordance with Section 2.4 (as adjusted, the “Adjusted Purchase Price”), and subject to allocation in accordance with Section 2.6. The Adjusted Purchase Price shall be paid by Buyer at the Closing in accordance with Section 8.2(a)(i).

Section 2.3. Capital Expenditures. In accordance with Section 2.4 below, the Unadjusted Purchase Price shall be increased by one hundred percent (100%) of all third party capital expenditures actually and reasonably spent by the Seller and/or the Company Group between the period beginning at the beginning of the development of the Projects and ending at 11:59 p.m. on the day immediately preceding the Closing Date, in each case to the extent (a) provided in or contemplated by the budget attached hereto as Annex 3, which includes all engineering and design costs, other soft costs and all hard costs, spent as of the date of this Agreement and estimated to be required with respect to the Projects, on a Project by Project basis (the “Budget”) and/or (b) otherwise incurred in accordance with Section 6.1(d) (the “Cap Ex Adjustment”).

Section 2.4. Purchase Price Adjustments.

(a) The Unadjusted Purchase Price shall be subject to adjustment at Closing as follows:

(i) decreased (if the Estimated Closing Net Working Capital is negative) or increased (if the Estimated Closing Net Working Capital is positive) by the absolute value of the Estimated Closing Net Working Capital;

(ii) decreased by the Estimated Closing Debt, if any;

(iii) decreased by the Estimated Transaction Expenses;

(iv) increased by the aggregate value of the Inventory as determined in accordance with Section 2.5;

(v) increased by Estimated Closing Cash;

(vi) increased by the Cap Ex Adjustment;

(vii) increased by the PWC Reimbursement; and

(viii) decreased by the estimated Vapor Bucket Amounts.

(b) Not later than five (5) Business Days prior to the Closing Date, Seller shall prepare and deliver to Buyer a preliminary settlement statement, in substantially the form attached hereto as Exhibit F and attaching reasonable supporting schedules, working papers and all other relevant details in Seller’s possession to enable a review thereof by Buyer (the “Estimated Settlement Statement”), setting forth wire instructions and an estimated calculation of the Adjusted Purchase Price, determined in accordance with the Accounting Principles, after giving effect to all adjustments set forth in Section 2.4(a), including its good faith estimate of (i) Closing Net Working Capital (“Estimated Closing Net Working Capital”); (ii) Closing Debt, if any (the “Estimated Closing Debt”); (iii) Transaction Expenses (“Estimated Transaction Expenses”); (iv) Estimated Inventory Consideration as determined in accordance with Exhibit B; (v) Closing Cash (“Estimated Closing Cash”); (vi) the Cap Ex Adjustment; (vii) the PWC Reimbursement; (viii) the adjustment contemplated in Section 2.4(f); and (ix) the estimated Vapor Bucket Amounts in accordance with Section 6.20. The Estimated Settlement Statement shall control for purposes of all payments to be made at Closing. In addition to the foregoing, not later than November 30, 2022, Seller shall prepare and deliver to Buyer its good faith estimate of Net Working Capital for the Business as of October 31, 2022 (including, other than inventory, the reconciliation calculations made for each account with respect to calculating such Net Working Capital).

(c) Not later than ninety (90) days following the Closing Date, Buyer shall prepare and deliver to Seller a statement, in substantially the form attached hereto as Exhibit F and attaching reasonable supporting schedules, working papers and all other relevant details in Buyer’s possession to enable a review thereof by Seller (the “Final Settlement Statement”), setting forth Buyer’s good faith estimate of the final calculation of the Adjusted Purchase Price determined in accordance with the Accounting Principles and showing the calculation of each adjustment under Section 2.4(a), except with respect to Inventory which shall be separately addressed in accordance with Exhibit B. Buyer shall provide to Seller access to all records of the Company Group, all documentation and other data, and access to its officers, employees, agents and other personnel as is reasonably necessary to enable Seller to review the Final Settlement Statement and the determinations to be contained therein. At any time during the 30-day period following receipt of the Final Settlement Statement (the “Review Period”), Seller may deliver to Buyer one or more written reports or supplements thereto containing any changes that Seller proposes be made to the Final Settlement Statement (such written report, an “Objection Notice”). Seller shall be deemed to have waived any rights to object to the Final Settlement Statement unless Seller delivers an Objection Notice to Buyer within the Review Period and, if the Review Period expires without Seller so delivering an Objection Notice, then the Final Settlement Statement and Adjusted Purchase Price shall become final and binding for all purposes of this Agreement and not subject to further audit or arbitration. If Seller delivers an Objection Notice to Buyer during the Review Period, then Seller and Buyer shall undertake to agree on the final Adjusted Purchase Price no later than thirty (30) days after the date on which Seller delivered such Objection Notice to Buyer. In the event that the Parties cannot reach agreement within such 30

-day period, the Parties shall within ten (10) days following the end of such 30-day period mutually engage and refer the remaining disputed matters to BDO USA, LLP, or if BDO USA, LLP is unable or unwilling to perform its obligations under this Section 2.4(c), such other nationally-recognized independent accounting firm as is mutually agreed on by Seller and Buyer or if Buyer and Seller cannot so agree within such time period then such other nationally-recognized independent accounting firm appointed by the Boston, Massachusetts office of the American Arbitration Association as requested by Buyer or Seller (such firm that agrees to serve hereunder, the “Accounting Firm”). In connection with the engagement of the Accounting Firm, each Party will execute such engagement, indemnity and other agreements as the Accounting Firm and, if applicable, the American Arbitration Association may reasonably require as a condition to such engagement. Each Party will use reasonable efforts to cause the Accounting Firm to render its decision as soon as practicable after such engagement, including by promptly complying with all reasonable requests by the Accounting Firm for information, books, records and similar items; provided, however, notwithstanding anything to the contrary herein, no Party will disclose to the Accounting Firm, and the Accounting Firm will not consider for any purpose, any settlement discussions or settlement offer made by any Party. Within ten (10) days following the agreement of the Accounting Firm to serve hereunder, Buyer and Seller shall deliver to the Accounting Firm and Buyer or Seller, as applicable, (i) the Objection Notice and such work papers, invoices and other reports and information relating to the disputed matters as the Accounting Firm may request and (ii) Buyer’s or Seller’s, as applicable, proposed resolution of the disputed matters and any materials it wishes to present to justify the resolution it so presents (the foregoing items (i) and (ii) together forming Buyer’s or Seller’s, as applicable, “Submission”). Buyer and Seller shall be afforded the opportunity to discuss the disputed matters and both Submissions with the Accounting Firm, but the Accounting Firm shall not conduct a formal evidentiary hearing and neither Party may have any ex parte communications with the Accounting Firm concerning the Accounting Firm’s determination of the disputed matters. The Accounting Firm shall act as an arbitrator for the limited purpose of determining the specific disputed matters submitted by either Seller or Buyer in their respective Submissions to the Accounting Firm, and whether and to what extent, if any, the Adjusted Purchase Price requires adjustment as a result of the resolution of those disputed matters; provided, however, that if any of the disputed matters relate to the interpretation of the Parties’ legal rights or obligations under this Agreement or the Transaction Documents rather than financial or accounting matters pertinent to the calculation of the Adjusted Purchase Price, such disputed matter shall instead be resolved in the manner set forth in Section 10.3 (with any dispute as to whether a disputed matter is legal or financial, or accounting-related in nature to be resolved solely by the Accounting Firm in its capacity as an arbitrator). The Accounting Firm may not award interest, damages or penalties. The Accounting Firm will be directed to make its determination within thirty (30) days after receipt of the Submissions and shall be final and binding on Buyer and Seller, without right of appeal, absent manifest error, and shall constitute an arbitral award upon which a judgment may be entered in any court having jurisdiction thereof. The Accounting Firm’s determination shall be limited solely to resolution of the disputed items in accordance with this Section 2.4(c). In determining the proper amount of the Adjusted Purchase Price, the Accounting Firm shall not increase the Adjusted Purchase Price more than the increase proposed by Buyer or Seller nor decrease the Adjusted Purchase Price more than the decrease proposed by Buyer or Seller, as set forth in their respective Submissions, as applicable. The costs and expenses of the Accounting Firm in connection with resolving such disputed matters will be borne by Buyer and Seller in such proportion as is appropriate to reflect the relative benefits received by Seller and Buyer from the resolution of such dispute. For instance, if Seller challenges the calculation of the Adjusted Purchase Price in the Final Settlement Statement by an amount of $100,000, but the Accounting Firm determines that Seller has a valid claim for only $40,000, Buyer shall bear 40% of the fees and expenses of the Accounting Firm and Seller shall bear the other 60% of such fees and expenses. The date upon which all adjustments and amounts in the Final Settlement Statement are agreed to (or deemed agreed to) by the Parties pursuant to this Section 2.4(c) or otherwise fully and finally determined by the Accounting Firm as set forth in this Section 2.4(c) shall be referred to as the “Final Settlement Date” and the final aggregate Adjusted Purchase Price as determined accordingly shall be referred to as the “Final Purchase Price.”

(d) Within ten (10) days after the Final Settlement Date, Seller or Buyer, as applicable, shall make or cause to be distributed, as applicable, a true-up payment to the other (in accordance with the following sentence in this Section 2.4(d), so that, after giving effect to such payment, Seller and Buyer are in the same position they would have been in had payments at the Closing been based on the Final Purchase Price (without any interest on such true-up payment)). The payment required by the preceding sentence shall be made by wire transfer in immediately available funds to the account or accounts designated in writing by the applicable Party.

(e) If Buyer does not deliver the Final Settlement Statement within ninety (90) days after the Closing Date, Seller may prepare and deliver the Final Settlement Statement to Buyer within thirty (30) days following such 90th day, and, in such case, Buyer shall have Seller’s objection rights under Section 2.4(c).

(f) The Estimated Settlement Statement will include a pro-rated credit to Buyer for any rent and deposits from tenants or sub-tenants at the Real Properties and other payments from any such tenants or sub-tenants actually received by Seller (whether directly or through a Company Group Member which is then distributed to Seller) for the month in which the Closing Date occurs. In the event that Seller (whether directly or through a Company Group Member which is then distributed to Seller) receives any rent, deposit or other payments from any such tenants or sub-tenants due with respect to any period subsequent to the Closing Date, Seller shall promptly remit the pro rata portion of such funds to Buyer. In the event that Buyer or its Affiliates (including after the Closing, the Company Group Members) receives any rent, deposits or other payments from any such tenants or sub-tenants for periods prior to the Closing Date, Buyer shall promptly remit the pro rata portion of such funds to Seller.

(g) In the event Seller receives any utility invoice relating to any of the Assets for any period after the Closing Date, Seller shall forward such invoice to Buyer for payment.

(h) Notwithstanding anything to the contrary contained in this Agreement, under no circumstances will any Party or any of its Affiliates be entitled to recover more than one time for any adjustment under this Agreement nor shall there be any duplication among the adjustment components contemplated in Section 2.4.

Section 2.5. Inventory Valuation and Count Procedures. The Parties will count and value the Inventory and Store Cash in accordance with the procedures described in Exhibit B attached hereto.

Section 2.6. Allocation of Purchase Price. The Parties acknowledge and agree that the portion of the Adjusted Purchase Price funded in connection with the Oak Closing will constitute the fair market value of Pride RE and the Real Property owned by Pride RE as of the Oak Closing, and Buyer and Seller agree that the Tax allocation with respect to Pride RE and such Real Property shall equate to such amount so funded in connection with the Oak Closing. Additionally, with respect to GPMP’s acquisition of the Equity Interests in Pride Transportation, LLC and the Supplier Based Intangible as provided in Section 10.8, which would also be effective at 11:59 p.m. on the day before the Closing Date (the “SBI Closing”), the portion of the Adjusted Purchase Price funded at Closing by GPMP (which amount shall be $20 million) will constitute the fair market valuation of such Equity Interests and the Supplier Based Intangible, and Buyer and Seller agree that the Tax allocation with respect to such Equity Interests and the Supplier Based Intangible shall equate to such amount so funded by GPMP. The Adjusted Purchase Price shall otherwise be allocated in accordance with this Section 2.6 and Seller and Buyer shall use commercially reasonable efforts to agree to an allocation of the remaining Adjusted Purchase Price and any other items constituting consideration for applicable income Tax purposes (to the extent known at such time) among the Assets that complies with Section 1060 of the Code and the Treasury regulations promulgated thereunder (such allocation, the “Remaining Allocation,” and the full Adjusted Price allocation, the “Allocation”). Buyer shall prepare a draft of the Remaining Allocation and Buyer shall deliver such draft Remaining Allocation to Seller within ninety (90) days after the final Adjusted Purchase Price has been determined in accordance with Section 2.4. Such draft of the Remaining Allocation shall become final in the event that Seller raises no objections thereto within thirty (30) days following receipt thereof. The Parties shall (i) use commercially reasonable efforts to update the Allocation in a manner consistent with Section 1060 of the Code following any adjustment to the Adjusted Purchase Price pursuant to this Agreement, (ii) Seller and Buyer shall, and shall cause their Affiliates to, report consistently with the Allocation in all Tax Returns, including IRS Form 8594, which Buyer and Seller shall timely file with the IRS, and neither Seller nor Buyer shall take any position in any Tax Return that is inconsistent with the Allocation, as adjusted, in each case, unless required to do so by a final determination as defined in Section 1313 of the Code, and (iii) each of Seller and Buyer agree to promptly advise each other regarding the existence of any Tax audit, controversy or litigation related to the Allocation; provided, however, that nothing in this Agreement will prevent a Party from settling any proposed deficiency or adjustment by any Taxing Authority based upon or arising out of the allocation, and no Party will be required to litigate before any Governmental Authority any proposed deficiency or adjustment by any Taxing Authority challenging the allocation, as applicable. The Parties shall promptly advise each other regarding the existence of any Tax Proceeding related to the Allocation.

Article III
Representations and Warranties of Seller

Subject to the provisions of this Article III and the other terms and conditions of this Agreement and the exceptions and matters set forth on the Seller Disclosure Schedule, Seller hereby represents and warrants to Buyer as of the Execution Date (except with respect to the representations and warranties that are made as of a specific date, which are made only as of such date) as follows:

Section 3.1. Organization; Qualification. Seller is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware and has all requisite organizational power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be in good standing would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents to which it is, or will be, a party or to materially impair its ability to perform its obligations under the Transaction Documents to which it is, or will be, a party.

Section 3.2. Authority; Enforceability.

(a) Seller has the requisite power and authority to execute and deliver the Transaction Documents to which it is, or will be, a party, and to consummate the transactions contemplated thereby. The execution and delivery by Seller of the Transaction Documents to which it is, or will be, a party, and the consummation by it of the transactions contemplated thereby, have been duly and validly authorized by Seller, and no other limited liability company proceedings on the part of Seller are necessary to authorize the Transaction Documents to which it is, or will be, a party or to consummate the transactions contemplated by the Transaction Documents to which it is, or will be, a party.

(b) The Transaction Documents to which Seller is, or will be, a party have been (or will be, when executed and delivered at the Closing) duly executed and delivered by Seller, and, assuming the due authorization, execution and delivery by the other parties thereto, each Transaction Document to which Seller is, or will be, a party constitutes (or will constitute, when executed and delivered at the Closing) the valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to legal principles of general applicability governing the availability of equitable remedies, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether such enforceability is considered in a proceeding in equity or at Law) (collectively, “Creditors’ Rights”).

Section 3.3. Non-Contravention. Except as set forth on Schedule 3.3 of the Seller Disclosure Schedule, the execution, delivery and performance of the Transaction Documents to which Seller is, or will be, a party by Seller and the consummation by Seller of the transactions contemplated thereby does not and will not: (a) result in any breach of any provision of the Organizational Documents of Seller; (b) constitute a default (or an event that with notice or passage of time or both would give rise to a default) under, or give rise to any right of termination, cancellation, amendment or acceleration (with or without the giving of notice, or the passage of time or both) under any of the terms, conditions or provisions of any Contract to which Seller is a party or by which any property or asset of Seller is bound or affected; or (c) except for any Governmental Consents, violate any Law to which Seller is subject or by which any of Seller’s properties or assets is bound, except, in the cases of clauses (b) and (c), for such defaults or rights of termination, cancellation, amendment, or acceleration or violations as would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents to which Seller is, or will be, a party or to materially impair Seller’s ability to perform its obligations under the Transaction Documents to which it is, or will be, a party.

Section 3.4. Governmental Approvals. Except as set forth on Schedule 3.4 of the Seller Disclosure Schedule, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Authority (collectively, “Governmental Consents”) is necessary for the consummation by Seller of the transactions contemplated by the Transaction Documents to which it is a party, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which (a) are customarily made or obtained after the Closing or (b) if not obtained or made, would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents to which Seller is, or will be, a party or to materially impair Seller’s ability to perform its obligations under the Transaction Documents to which it is, or will be, a party.

Section 3.5. Legal Proceedings. There are no Proceedings pending or, to the Knowledge of Seller, threatened against Seller that would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents to which Seller is, or will be, a party or to materially impair Seller’s ability to perform its obligations under the Transaction Documents to which it is, or will be, a party.

Section 3.6. Ownership of Acquired Interests. Seller has good and valid title to the Acquired Interests, free and clear of all Liens, other than Corporate Encumbrances.

Section 3.7. Capitalization.

(a) Except as otherwise contemplated in connection with the Oak Closing and/or the SBI Closing, Seller owns, directly or indirectly, beneficially and of record, one hundred percent (100%) of the issued and outstanding Equity Securities of the Company Group Members, free and clear of all Liens, other than Corporate Encumbrances. Schedule 3.7(a) of the Seller Disclosure Schedule sets forth all of the issued and outstanding Equity Securities in the Company Group Members, including the Acquired Interests (collectively, the “Company Group Member Interests”), and the holders thereof (except as otherwise contemplated in connection with the Oak Closing and/or the SBI Closing). The Company Group Member Interests constitute all of the issued and outstanding Equity Securities in the Company Group and are not certificated.

(b) The Company Group Member Interests have been duly authorized, are validly issued, fully paid and nonassessable, and were not issued in violation of, and are not subject to, any preemptive rights, rights of first refusal, rights of first offer, purchase options, call options or other similar rights of any Person, except as set forth in the applicable Company Group Member’s Organizational Documents. None of the Company Group Member Interests are subject to any voting trust, member or partnership agreement or voting agreement or other agreement, right, instrument or understanding with respect to any purchase, sale, issuance, transfer, repurchase, redemption or voting of any Equity Securities, other than as set forth in the Credit Documents and the Organizational Documents of the Company Group Members, as applicable.

(c) Except for this Agreement and other than as set forth in the Organizational Documents of the Company Group Members, there are no (i) options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal, or other Contracts that would require any Company Group Member to issue, sell, or otherwise cause to become outstanding or to acquire, repurchase, or redeem, any securities of any Company Group Member (including any securities convertible into or exchangeable or exercisable for any equity interest of any Company Group Member); or (ii) stock appreciation, phantom stock, profit participation, or similar rights with respect to any Company Group Member. There are no outstanding contractual obligations of any of the Company Group Members to repurchase, redeem or otherwise acquire any Equity Interest in the Company Group Members, other than as set forth in the Organizational Documents of the Company Group Members.

(d) None of the Company Group Members, directly or indirectly, owns any Equity Securities or similar interest in, or any interest convertible into or exchangeable or exercisable for, at any time, any Equity Security or similar interest in, or any subscriptions, options, warrants, rights, calls, or other agreements or commitments for any Equity Security or similar interest in any Person.

Section 3.8. Brokers’ Fee. No broker, investment banker, financial advisor or other Person other than BMO Capital Markets Corp. (“BMO”), whose fee will be paid for by Seller, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

Section 3.9. Bankruptcy. There are no bankruptcy, insolvency, reorganization or receivership proceedings pending against, being contemplated by, or to the Knowledge of Seller, threatened against Seller.

Section 3.10. Initial R&W Policy.

(a) Seller has provided to Buyer a complete and accurate copy of the Initial R&W Policy. Except in connection with the issuance of the Amended R&W Policy as contemplated in connection with this Agreement, the Initial R&W Policy is in full force and effect and has not been amended, modified, altered, waived, terminated or canceled in any manner. The Initial R&W Policy is valid and binding against Holdings and the other insureds thereunder, and to the Knowledge of Seller, the R&W Insurer. Without limiting the foregoing, all conditions to the final issuance and binding of the Initial R&W Policy, including, without limitation, any such conditions to be satisfied at or after the closing of the Pride Asset Purchase Agreement, have been fully satisfied in all respects. Without limiting the foregoing, all costs and expenses related to the Initial R&W Policy, including the total premium, underwriting costs, taxes, brokerage commission, and other fees and expenses of such policy, have been paid in full to the R&W Insurer and any and all other applicable Persons. No claims of any type have been made under the Initial R&W Policy, no losses or other amounts have been recovered or received under the Initial R&W Policy, and the available limit of liability under the Initial R&W Policy continues to be $24,000,000.

(b) Except as set forth on Schedule 3.10, there are no breaches, inaccuracies, facts, matters or circumstances with respect to or in connection with which Holdings or any other insured or Person is entitled or required to provide any notice, make any claim or receive any amounts or recoveries under the Initial R&W Policy. There has not occurred any breach, default or violation of the Initial R&W Policy by any of the insureds thereunder, and such insureds have complied with all of their respective representations, warranties, covenants, obligations and other agreements under the Initial R&W Policy, the binder agreement therefor and the documents delivered in connection with any of the foregoing (e.g., the No Claims Declarations). To the Knowledge of Seller, there has not occurred any breach, default or violation of the Initial R&W Policy by the R&W Insurer, and the R&W Insurer has complied with all of its representations, warranties, covenants, obligations and other agreements under the Initial R&W Policy, the binder agreement therefor and the documents delivered in connection with any of the foregoing. Without limiting any of the foregoing, (a) each of the Inception No Claims Declaration and the Closing No Claims Declaration delivered by Holdings in connection with the Initial R&W Policy were true and correct in all respects when delivered to the R&W Insurer, (b) none of Seller, Holdings or any of their respective Affiliates or related persons committed any actual fraud in connection with the underwriting or placement of the Initial R&W Policy and (c) none of Seller, Holdings or any of their Affiliates or related persons has received from the R&W Insurer or any other person any written notice or claim of any breach, misrepresentation, or inaccuracy in either the Inception No Claims Declaration or the Closing No Claims Declaration or of any such actual fraud in connection with the underwriting or placement of the Initial R&W Policy.

Section 3.11. Pride Transaction Documents. Complete and correct copies of the Pride Asset Purchase Agreement, the Initial R&W Policy, the Pride Escrow Agreement and PLL Policy (collectively, the “Pride Transaction Documents”) have been made available to Buyer. Except as set forth in the Seller Disclosure Schedule, neither the Seller nor any of the Group Company Members nor, to the Knowledge of Seller, any other party thereto, is in, or, has received written notice of any violation of or default under any of the Pride Transaction Documents, and no claims have been made under any such Pride Transaction Documents for indemnification or release of funds (as applicable) thereunder in connection with any such claims. The current balance of (i) the Indemnity Escrow Amount is $8,003,252.39 as of October 1, 2022, which such amount has not changed as of the Execution Date except for interest; (ii) the Environmental Escrow Amount is $10,504,108.46, which such amount has not changed as of the Execution Date except for interest; (iii) the Liquor Permit Property Amount is $0 as of the day prior to the Execution Date; (iv) the Lotto Property Amount is $0 as of the day prior to the Execution Date; and (v) the Distribution and Trucking Business Escrow Funds is $0 as of the day prior to the Execution Date. Assuming due authorization, execution and delivery by the other parties thereto, each of the Pride Transaction Documents is in full force an effect and has not been amended or modified except as provided in the copies made available to Buyer.

Article IV
Representations and Warranties Regarding the Company Group

Subject to the provisions of this Article IV and the other terms and conditions of this Agreement and the exceptions and matters set forth on the Seller Disclosure Schedule, Seller hereby represents and warrants to Buyer as of the Execution Date (except with respect to the representations and warranties that are made as of a specific date, which are made only as of such date) as follows:

Section 4.1. Organization; Qualification.

(a) Each Company Group Member is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. Each Company Group Member has all requisite organizational power and authority to own, lease and operate its properties and to carry on its business as it has been and is now being conducted, and is duly qualified, registered or licensed to do business as a foreign entity and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of its business makes such qualification necessary, including the Commonwealth of Massachusetts and/or the State of Connecticut, as applicable, and has the requisite power and authority to own, operate, lease or otherwise hold the properties and assets now owned, operated, leased or otherwise held by such Company Group Member, including the Assets and to perform its obligations under this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed by the Company Group Members in connection with the consummation of the transactions contemplated by this Agreement (all such other agreements, documents, instruments and certificates required to be executed by the Company Group Members being hereinafter referred to, collectively, as the “Seller Documents”). Complete and correct copies of the Organizational Documents of the Company Group Members, in each case as in effect as of the date of this Agreement, have been made available to Buyer in the Seller’s data room.

(b) There is no pending or, to the Knowledge of the Seller, threatened action for the dissolution, liquidation, insolvency, or reorganization of any Company Group Member.

Section 4.2. Non-Contravention. Except as set forth on Schedule 4.2 of the Seller Disclosure Schedule, the execution, delivery and performance by each Company Group Member of each Seller Document to which such Company Group Member is a party have been duly authorized and approved by all necessary action on the part of such Company Group Member. Each Seller Document to which such Company Group Member is a party at or before the Closing will be, duly executed and delivered by each Company Group Member and, assuming the due authorization, execution and delivery by the other Parties hereto and thereto, and the Seller Documents when so executed and delivered will constitute, legal, valid and binding obligations of the Company Group Members, enforceable against the applicable Company Group Members, except as the same may be limited, modified or rendered unenforceable by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles. Except as contemplated in this Agreement, neither the execution and delivery by Seller of this Agreement or by any Company Group Member of any of the Seller Documents to which it is a party or consummation of the transactions contemplated herein by Seller or any Company Group Member, in each case, in connection with the sale of the Acquired Interests to Buyer will: (i) conflict with, or result in the breach of or default under, any provision of the Organizational Documents of such Company Group Member, (ii) violate, result in the breach or termination of, or constitute a default under (with or without notice or lapse of time) or give any party the right to purchase the Acquired Interests or equity in the Company Group Members or any Asset or the right to accelerate performance under, any Material Contracts, assuming receipt of the Consents set forth or referred to on Schedule 4.3 of the Seller Disclosure Schedule, (iii) constitute a violation of any Law applicable to such Company Group Member or the Business, the Assets or the Real Properties, or (iv) result in or require the creation or imposition of any Lien upon or with respect to the Assigned Interests or any equity in any Company Group Member.

Section 4.3. Governmental Approvals. Except as listed on Schedule 4.3 of the Seller Disclosure Schedule, no Consent, Order or Permit of, or declaration or filing with, or notification to any Person is required to be obtained by the Company Group Members in connection with the execution, delivery or performance of this Agreement by Seller or by any Company Group Member of any of the Seller Documents or the compliance by the Company Group Members with any of the provisions of the Seller Documents.

Section 4.4. Compliance with Law. Except as set forth on Schedule 4.4 of the Seller Disclosure Schedule, no Company Group Member (a) has received, since January 1, 2022, written notice of any violation of or non-compliance with, or alleged violation of or non-compliance with any Laws, including with respect to its ownership or operation of the Assets or the operation of the Business, or (b) is or has been since January 1, 2022, in violation of or non-compliance with any Laws, including with respect to its ownership or operation of the Assets or the operation of the Business, in each case, except as would not reasonably be expected to have a Material Adverse Effect.

Section 4.5. Title to Properties and Assets.

(a) Except as set forth on Schedule 4.5(a) of the Seller Disclosure Schedule, the Company Group Members, as applicable, are the owners of the Assets constituting real property and hold, as applicable, good, valid and marketable title, or in the case of any leased Assets constituting real property, a valid leasehold estate, in and to all such Assets, including the Real Properties, free and clear of all Liens, subject to the Permitted Liens.

(b) Except as set forth on Schedule 4.5(b) of the Seller Disclosure Schedule, the Company Group Members, as applicable, have good, valid and marketable title to, or a valid leasehold interest in, all tangible personal property included in the Assets, free and clear of all Liens, subject to the Permitted Liens, and each such Company Group Member is entitled to possess and dispose of the same, as applicable.

(c) Except as set forth on Schedule 4.5(c) of the Seller Disclosure Schedule, the Company Group Members have good, valid and marketable title to, or a valid leasehold interest in, all Business Names (as defined in the Pride Asset Purchase Agreement), Included Intellectual Property (as defined in the Pride Asset Purchase Agreement) and other intangible property listed in Schedule 4.15 of the Seller Disclosure Schedule and included in the Assets, free and clear of all Liens, subject only to the Permitted Liens, and each Company Group Member is entitled to possess and dispose of the same.

Section 4.6. Financial Statements.

(a) Attached as Schedule 4.6(a) of the Seller Disclosure Schedule are true, correct and complete copies of (i) the opening unaudited combined balance sheet of the Company Group as of January 1, 2022, and (ii) an unaudited combined balance sheet of the Company Group as of

June 30, 2022 and the related unaudited combined statement of operations for the six-month period ended June 30, 2022 (collectively, the “Financial Statements”).

(b) Except as set forth on Schedule 4.6(b) of the Seller Disclosure Schedule, the Financial Statements (i) have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, and (ii) present fairly, in all material respects, the combined financial position and operating results of the Company Group as of, and for the period ended on, the respective dates thereof, subject to year-end adjustments in accordance with GAAP (none of which will be material) and the absence of notes and other textual disclosures. The Financial Statements (x) are accurate and complete in all material respects, and (y) have been prepared in accordance with the books and records of the Company Group Members (which have been maintained in all material respects in accordance with sound business practices and consistently with past practice).

(c) There are no securitization transactions or other “off-balance sheet arrangements” (as that term is defined in Item 303 of Regulation S-K under the Securities Act of 1933) to which the Company Group Members are a party.

(d) Except as set forth on Schedule 4.6(d) of the Seller Disclosure Schedule or in the Financial Statements, to the Knowledge of Seller, since January 1, 2022, the Company Group has not incurred any liability, whether accrued, contingent, absolute or otherwise, with respect to the Assets or the Business other than liabilities which have arisen in the ordinary course of business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of Contract, breach of warranty, tort, infringement, or violation of Law) which are not expected to be material to the Business and there is no existing condition, fact or set of circumstances that would reasonably be expected to result in any such liability.

(e) Except as set forth on Schedule 4.6(e) of the Seller Disclosure Schedule, the Company Group Members do not have any Debt, or obligations with respect to standby, payment or similar letters of credit or other bonding requirement or surety related to the Assets or the Business.

Section 4.7. Absence of Certain Changes. Except as set forth on Schedule 4.7 of the Seller Disclosure Schedule, from January 1, 2022, through the Execution Date, (a) the Business has been conducted in the ordinary course of business, (b) the Company Group Members have not disposed of any Assets (except for sales of Inventory and dispositions of obsolete items of personal property and equipment, of immaterial value, in the ordinary course), (c) there has not been any event, occurrence or development which has had a Material Adverse Effect and (d) except for the sale of Granby or in connection with the Oak Closing or the transfer of the Non-Operating Real Property and/or the SBI Closing, no Company Group Member has taken any action that would have been prohibited by Section 6.1(a) if the terms of Section 6.1(a) had been in effect during such period (except for Section 6.1(a)(ix) which for purposes of this Section 4.7 shall be deemed qualified by an exception for such actions taken in the ordinary course of business).

Section 4.8. Environmental Matters. Except as to matters set forth on Schedule 4.8 of the Seller Disclosure Schedule:

(a) the Real Property is, and has been operating since January 1, 2022, in compliance in all material respects with all Environmental Laws, including payment of all fees, and carrying all required insurance associated with the operation of the Business;

(b) the Company Group Members hold and are, and since January 1, 2022, have been, in compliance with all Permits that are required pursuant to Environmental Laws for the operation of the Business and all Permits are current and any pending Permit renewals have been timely submitted to the appropriate Governmental Entity;

(c) since January 1, 2022, there have been no Releases of Hazardous Materials on, at, under or about the Real Property (i) in material violation of any Environmental Laws, or (ii) in quantities or concentrations that require Remedial Measures under any Environmental Law or that would give rise to any material liability to any third party or to the Company Group Members;

(d) Seller has made available to Buyer the final copies of any reports, studies, analyses, tests or monitoring results related to environmental matters possessed by the Company Group Members pertaining to the Owned Real Properties or the Leased Real Properties;

(e) Since January 1, 2022, none of the Company Group Members have received any written citation, directive, inquiry, notice, order, summons, warning or other written communication from a Governmental Authority that relates to an existing, unresolved violation of Environmental Law, or otherwise discussing a release of Hazardous Materials from or associated with the Real Property;

(f) there are no pending or, to the Knowledge of the Seller, threatened claims or Proceedings resulting from any violation of Environmental Law, or any release of Hazardous Materials, with respect to the Real Property and there is no outstanding Order issued against the Company Group affecting the Business or the Assets;

(g) all underground fuel storage tanks owned or operated by the Company Group Members on the Real Property that are eligible for coverage under the applicable UST Fund or suitable Financial Responsibility Test as required are covered;

(h) the Company Group Members have submitted all registrations, paid all other fees and complied with all other applicable Laws necessary to establish eligibility for, reimbursement from, funding under, or otherwise participation in the applicable UST Funds, where available, with respect to each of the Real Property parcels where underground fuel storage tanks are located, except for those USTs that are not subject to regulation;

(i) except as disclosed on Schedule 4.8 of the Seller Disclosure Schedule, since January 1, 2022, there have been no Remedial Measures performed at, under, on, or about the Real Property; and

(j) all underground storage tank systems (collectively, the “UST Systems”) owned or operated by the Company Group Members or located on real property owned or leased by the Company Group Members are listed on Schedule 4.8(j) of the Seller Disclosure Schedule (which schedule includes site addresses, number of tanks, installation year, tank sizes and containment systems and are located only on the Owned Real Properties or the Leased Real Properties. The Company Group Members do not own or lease (in whole or in part) or operate, and have not owned or leased (in whole or in part) or operated, any terminals, pipelines, or other facilities for the storage or transportation of motor fuels in connection with the Business, other than the UST Systems addressed in the foregoing sentence.

Section 4.9. Material Contracts.

(a) Schedule 4.9 of the Seller Disclosure Schedule sets forth as of the Execution Date a list of the Assigned Contracts and any other material Contracts (other than purchase orders and invoices) to which any of the Company Group Members is a party or by which any of their respective Assets are bound and which are in effect, in each case with respect to the Business (collectively, the “Material Contracts”).

(b) Each of the Material Contracts is valid and binding against the applicable Company Group Member party thereto and, to the Knowledge of Seller, the other party or parties thereto, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally, and by general equitable principles. The Material Contracts constitute all of the material Contracts in effect necessary or appropriate to operate the Business as currently conducted. Except as set forth on Schedule 4.9 of the Seller Disclosure Schedule, the Company Group Members are in compliance in all material respects with all terms and requirements of each of the Material Contracts, and no breach or default by the Company Group Members of any provision thereof, nor any condition or event that, with notice or lapse of time or both, would constitute such a breach or default, has occurred since January 1, 2022. Except as set forth on Schedule 4.9 of the Seller Disclosure Schedule, to the Knowledge of Seller, no breach or default by any other party to the Material Contracts exists, nor is there any condition or event that, with notice or lapse of time or both, would constitute such a breach or default. Since January 1, 2022, none of the Company Group Members has received any written notice of (i) a plan to terminate any Material Contract or (ii) breach of or violation of, or a default under, any Material Contract by any third party thereto. Except as set forth on Schedule 4.9 of the Seller Disclosure Schedule, none of the Company Group Members is currently participating in any active discussions or negotiations regarding modification of or amendment or termination to any Material Contract.

Section 4.10. Legal Proceedings. Except as set forth on Schedule 4.10 of the Seller Disclosure Schedule, none of the Company Group Members, Assets, the Real Properties or the Business are subject to, nor are any of the Company Group Members or any of the officers, managers, directors or employees of the Company Group Members (in their capacity as such), a party to any Proceeding that is pending nor, to the Knowledge of Seller, is any such Proceeding threatened to be commenced, against any of the Assets, the Real Properties or the Business or any Company Group Member or any of the officers, managers, directors or employees of the Company Group Members (in their capacity as such) relating to the Assets, the Real Properties or the Business, or that seeks to prevent, enjoin, impair, alter, or delay the execution and delivery of this Agreement or that seeks to enjoin or obtain damages in respect of the consummation of the transactions contemplated by this Agreement or that questions the validity of this Agreement, any Seller Document or any action taken or to be taken by the Company Group Members in connection with the consummation of the transactions contemplated in this Agreement or any Seller Document and since January 1, 2022, there have been no such material Proceedings pending or, to the

Knowledge of Seller, threatened, against any of the Assets, the Real Properties or the Business or any Company Group Member or any of the officers, managers, directors or employees of the Company Group Members (in their capacity as such) and to the Knowledge of Seller, there is no basis upon which any such Proceedings would reasonably be initiated. Except as described on Schedule 4.10 of the Seller Disclosure Schedule, neither the Company Group Members nor the Assets are subject to any outstanding, or to the Knowledge of Seller, threatened Order. There is no Order enjoining the Company Group Members from engaging in or continuing any conduct or practice, or requiring the Company Group Members to take any action, in connection with the ownership, leasing, possession, use or operation of the Assets, as applicable. Except as set forth on Schedule 4.10 of the Seller Disclosure Schedule, since January 1, 2022, the Company Group Members have not received written notice of any alleged violation of, or any citation for noncompliance with, any applicable Law or Permit relating to the Assets (except for events of noncompliance which have been cured or remedied or nonmaterial violations) including, without limitation, all applicable Laws relating to employment, employee benefits, the sale of tobacco and the Americans with Disabilities Act. Except as set forth on Schedule 4.10 of the Seller Disclosure Schedule, the Company Group Members are and have been in compliance in all material respects since January 1, 2022, with all Laws and Permits applicable to the Assets and the operation of the Assets and no condition exists that would reasonably be expected to result (with or without notice or lapse of time) in a violation of, any applicable Law in any material respect.

Section 4.11. Permits. Each Company Group Member has, and except as expressly contemplated by or provided in the Pride Asset Purchase Agreement with respect to subleasing and/or management arrangements, has possessed when required, all material Permits required for it to own, lease and operate the Assets, as applicable, and for the conduct and operation of the Business as currently conducted and operated by such Company Group Member, and all such Permits are valid and in full force and effect. Each Company Group Member is in compliance in all material respects with all such Permits. No Proceeding is pending or, to the Knowledge of the Seller, threatened, to suspend, revoke, withdraw, modify or limit any such Permit in a manner that has had or would reasonably be expected to have a material impact on the ability of such Company Group Member to use such Permit, conduct its operations in compliance with Law or that would result in the termination, revocation, suspension, withdrawal or restriction of any such Permit or the imposition of any fine, penalty or other sanctions for violation of any requirements relating to any such Permit. Since January 1, 2022, none of the Company Group Members has received any written notice of any default under, cancellation, suspension, revocation, invalidation or non-renewal of any such Permit. Since January 1, 2022, no event has occurred that constitutes, or that with the giving of notice or the passage of time or both would constitute, a default by such Company Group Member or any other Person under any of such Permits. As of the Execution Date, all fees and other payments due and owing in connection with such Permits have been paid in full and in a timely manner so as to prevent any lapse or revocation thereof. Except as set forth on Schedule 4.11 of the Seller Disclosure Schedule, the Company Group Members hold all of such Permits relating to the Assets in the applicable Company Group Member’s name and have provided true, correct and complete copies to Buyer.

Section 4.12. Taxes. Except as set forth on Schedule 4.12 of the Seller Disclosure Schedule, all Tax Returns that are required to have been filed by a Company Group Member or on behalf of the Company Group Members with respect to the Assets owned by the Company Group Members or the Company Group Members’ operations at the Real Properties and Additional

Owned Real Property, if any, have been timely filed and when filed, were complete and accurate in all material respects, and all Taxes that have become due or are required to be paid by the Company Group Members, whether or not shown or required to be shown on such Tax Returns have been paid or provision has been made for the payment thereof. All Tax withholding and deposit requirements imposed on the Company Group Members or with respect to the income or operations of the Business have been satisfied in full and the Company Group Members have not elected to defer the deposit of such Taxes under the CARES Act. The Company Group Members have not received from any Governmental Entity any notice of underpayment of Taxes with respect to any Tax filing by any Company Group Member or related to any of the Assets or the Company Group Members’ operations at the Real Properties, which Taxes have not been paid. No audit, examination or Proceeding is currently pending, in process, or, to the Knowledge of Seller, threatened before any Governmental Entity with respect to any Taxes or Tax Returns relating to any Tax filing by any Company Group Member or related to any of the Assets or the Company Group Members’ operations at the Real Properties. There are no Liens for any Tax on the Assets, except for Taxes not yet due and payable. No claim has been made against the Company Group Members by any Governmental Entity in a jurisdiction where the Company Group Members do not file Tax Returns that they are or may be subject to taxation by that jurisdiction with respect to the Assets or the Company Group Members’ operations. The Company Group Members have not waived any statute of limitations with respect to any Taxes or agreed to an extension of time with respect to any Tax assessment or deficiency that is owed or may be owed by the Company Group Members. With respect to the Business, the Company Group Members have, and have caused their payroll provider to, duly and timely withheld from employee salaries, wages and other compensation and paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable Law. With respect to the Business, the Company Group Members have appropriately classified all individuals as employees or independent contractors. For U.S. federal income Tax purposes, each Company Group Member is properly classified as an entity disregarded as separate from Seller. With respect to the Business, the Company Group Members have collected all sales and use taxes required to be collected, and have remitted, or will remit on a timely basis, such amounts to the appropriate taxing authority, or have been furnished properly completed exemption certificates and have maintained all such records and supporting documents in the manner required by all applicable sales and use tax statutes and regulations. Notwithstanding any other provision in this Agreement, Seller does not make any representation or warranty with respect to the existence, availability, amount, usability or limitations (or lack thereof) of any net operating loss, net operating loss carryforward, capital loss, capital loss carryforward, basis amount, Tax credit carryforward or any other Tax attribute, asset or characteristic of the Company Group in respect of any Taxable period (or portion thereof) beginning after the Closing, and (iii) neither Buyer nor any of its Affiliates (including, after the Closing, the Company Group) may rely on any of the representations and warranties in this Section 4.12 with respect to any Taxes or position taken with respect to Taxes in respect to any Taxable period (or portion thereof) beginning after the Closing Date.

Section 4.13. Employment and Labor Matters.

(a) Seller has provided to Buyer a complete and accurate list of each person employed by the Company Group Members as of the Execution Date (each, a “Business Employee”) and, for each such Business Employee, the entity or entities by which such individual is employed and his or her (i) hire date; (ii) current annual or hourly base compensation rate; (iii) commission, bonus, incentive compensation, or other similar compensation target for calendar year 2022; (iv) all accruals or commitments (whether oral or written) to pay commissions, bonuses, incentive compensation, or other similar compensation for the current year; (v) accrued but unused vacation or paid time off; (vi) active or inactive status and, if applicable, the reason for inactive status; (vii) accrued but unused sick days; (viii) full-time or part-time status; (ix) exempt or non-exempt status under the Fair Labor Standards Act; (x) employment Real Property; and (xi) benefit plans in which such person participates, said information being provided subject to Buyer’s covenant to hold and use said information in accordance with all applicable state and federal Laws on privacy, personally identifiable information and data security.

(b) Except as set forth on Schedule 4.13(b) of the Seller Disclosure Schedule, there are no Contracts or agreements, oral or written, and no current negotiations pertaining thereto, between any Company Group Member and any Business Employee, including any employment, severance or retention agreements, and all such employees are employed “at will.” Except as set forth on Schedule 4.13(b) of the Seller Disclosure Schedule, as of the execution Date, (i) the Company Group Members are not a party to or bound by any collective bargaining agreement, labor contract or other written or oral agreement or understanding with any union or labor organization covering wages, hours or terms or conditions of employment with respect to any Business Employee; (ii) there are no organizational campaigns, demands, petitions or Proceedings currently pending or, to the Company Group Members’ Knowledge, threatened by any union, labor organization or group of employees seeking recognition or certification as collective bargaining representative of any group of employees of the Company Group Members; (iii) to the Knowledge of Seller, no labor strike, work stoppage or lockout has been threatened against the Company Group Members; and (iv) there are no Proceedings relating to labor matters pending or, to the Knowledge of Seller, threatened against any Company Group Member.

(c) The Company Group Members are and have been since January 1, 2022, in compliance in all material respects with all applicable Laws, agreements, contracts, policies, plans, and programs relating to employment, employment practices, compensation, benefits, and the termination of employment, including but not limited to any obligations pursuant to equal employment opportunities, the classification of employees as exempt or non-exempt from overtime pay requirements, the provision of meal and rest breaks, pay for all working time, and the proper classification of individuals as nonemployee contractors or consultants.

(d) Since January 1, 2022, to the Knowledge of Seller, there have been no allegations made, investigated, or threatened, claiming that any manager or officer involved in the Business engaged in sexual harassment, sexual misconduct, or retaliation. The Company Group Members have complied since January 1, 2022, and are complying, to the extent required by Applicable Law, with all material written guidance and recommendations promulgated by any Governmental Entity applicable to the Company Group Members and the Business, including the Occupational Safety and Health Administration, in connection with COVID-19, including implementing any workplace safety recommendations and protections. To the extent required by applicable Law, the Company Group Members have adopted and implemented commercially reasonable business continuity plans and procedures in connection with COVID-19 and have taken all commercially reasonable steps to ensure the safety of the Employees in connection with COVID-19.

Section 4.14. Employee Benefits.

(a) Set forth on Schedule 4.14(a) of the Seller Disclosure Schedule is a complete and correct list of all Benefit Plans.

(b) With respect to each Benefit Plan, Buyer has been furnished with a true and complete copy of (i) the plan document or other governing contract, as amended, and a summary of any unwritten Benefit Plans, (ii) the most recently distributed summary plan description and summary of material modifications, (iii) each trust or other funding agreement, (iv) the most recently filed IRS Form 5500 (including schedules and attachments), if applicable, and (v) the most recently received IRS determination letter or, for a plan maintained pursuant to a pre-approved document, opinion or advisory letter.

(c) The Company Group Members have established, maintained, and administered the Benefit Plans in compliance in all material respects with the Code and ERISA. The Company Group Members have made full payment of all amounts that are required under the terms of each Benefit Plan to be paid as contributions for all periods prior to the Closing, and the Company Group Members have paid in full all required insurance premiums with respect to each employee benefit plan. Neither the Company Group Members have nor any of their ERISA Affiliates have (i) incurred any liability under Title IV of ERISA or Sections 412 or 430 of the Code; (ii) established, maintained, or contributed to a defined benefit plan or a plan subject to Title IV of ERISA or Sections 412 or 430 of the Code. All annual reports of the Benefit Plans have been (when required) timely filed and all required notices have been appropriately given to participants. Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS or may rely on an opinion or advisory letter issued by the IRS and no event has occurred and no condition exists which would jeopardize reliance on such favorable determination letter or opinion or advisory letter or revoke such qualification. The Company Group Members have not utilized for any employee benefit plan a funding vehicle described in Section 501(c)(9) of the Code.

(d) There is no pending or, to the Knowledge of Seller, threatened Proceeding relating to any Benefit Plan (other than routine claims for benefits). None of the Company Group Members nor any fiduciary of an employee benefit plan has engaged in a prohibited transaction Section 4975 of the Code or Section 406 of ERISA for which no exemption applies.

(e) The Company Group Members do not maintain, nor have they ever maintained or had an obligation to contribute to, or provide coverage under, any retiree life or retiree health plans or arrangements which provide for continuing benefits or coverage for former employees or their beneficiaries, except as may be required under Part 6 of Subtitle B of Title I of ERISA or similar state applicable Law and at the sole expense of the participant or the participant’s beneficiary.

(f) Except as set forth on Schedule 4.14(f) of the Seller Disclosure Schedule, the consummation of the transactions contemplated by this Agreement, alone, or in combination with any other event, will not (i) entitle any current or former employee or other individual service provider of the Company Group Members to any change in control, transaction bonus, retention, or other similar payment from Company Group Members, (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation or benefits due to any such current or former employee or other individual service provider of the Company Group Members from the Company Group Members, (iii) materially increase the amount of compensation or benefits due to any current or former employee of the Company Group by the Company Group Members, (iv) directly or indirectly cause the Company Group Members or their Affiliates to transfer or set aside any assets to fund any benefits under any Benefit Plan, (v) limit or restrict the right of the Buyer to merge, materially amend or terminate any Benefit Plan, or (vi) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (within the meaning of Section 280G of the Code) that would reasonably be expected to, individually or in combination with any other such payment, constitute an “excess parachute payment” (within the meaning of Section 280G(b)(1) of the Code).

(g) Neither the execution of this Agreement, nor the consummation of the transactions contemplated herein would reasonably be expected to limit or restrict the right of the Buyer to merge, materially amend or terminate any Benefit Plan.

Section 4.15. Intellectual Property. The Company Group Members own or have the right to use all Intellectual Property necessary to conduct the Business as currently conducted. Schedule 4.15 of the Seller Disclosure Schedule sets forth a list of all Intellectual Property registrations including domain name registrations and all unregistered trademarks, service marks, and trade names necessary to conduct the Business, all of which are valid and enforceable, and a list of all Intellectual Property agreements and licenses as to which Company Group Members are a party. Except as set forth on Schedule 4.15 of the Seller Disclosure Schedule, the conduct of the Business does not and has not since January 1, 2022, knowingly infringed, misappropriated or violated the Intellectual Property rights of any Person in any material respect, and except as disclosed on Schedule 4.15 of the Seller Disclosure Schedule, to the Knowledge of Seller, no Person is infringing, misappropriating or violating or since January 1, 2022, has infringed, misappropriated or violated the Intellectual Property of the Business in any material respect. The Company Group Members have taken all reasonable precautions to protect the secrecy, confidentiality and value of all of their trade secrets and other confidential information relating to the Business.

Section 4.16. Real Property.

(a) Schedule 4.16 of the Seller Disclosure Schedule is a true and complete list of all Real Property owned and/or leased by the Company Group Members as of the Execution Date, identifying the legal address and record owner of such Real Property. Seller has made available to Buyer true and complete copies of all vesting deeds, current commitments for title insurance and existing surveys for each parcel of Owned Real Property and true and complete copies of all Real Property Leases in the possession of the Company Group. The Real Property is the only real property and interests in real property owned or leased by the Company Group Members in the conduct of the Business. Except as set forth on Schedule 4.16 of the Seller Disclosure Schedule, there are no written leases, concessions or other Contracts granting to any Person the right to use (expressly excluding any Permitted Encumbrances) or occupy any of the Real Property or any portion thereof, other than pursuant to a Material Contract. Except as set forth on Schedule 4.16 of the Seller Disclosure Schedule, the Real Property constitutes all of the land, buildings, structures, improvements, fixtures or other interests and rights in real property that are used or occupied by the Company Group in connection with the Business as of the Execution Date. Except as set forth on Schedule 4.16 of the Seller Disclosure Schedule, all of the Company Group Members’ tangible Assets are located on the Real Property.

(b) Except as set forth on Schedule 4.16 of the Seller Disclosure Schedule, with respect to the Leased Real Property, since January 1, 2022: (i) no Person other than the Company Group Member that is party thereto has any right to use, occupy or lease any portion of the real property subject to such Real Property Lease, and none of the Company Group Members have received any written notice from any Person to the contrary; (ii) the Company Group Members’ possession and quiet enjoyment of the subject real property under such Real Property Lease has not been disturbed; (iii) to the Knowledge of Seller, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Real Property Lease; (iv) no rentals are past due and no security deposit or portion thereof deposited with respect such Real Property Lease has been applied in respect of a breach or default under such Real Property Lease which has not been redeposited in full and, to the Knowledge of Seller, no fact, circumstance or condition exists that is or would be a default by any party under such Real Property Lease; and (v) the other party to such Real Property Lease is not an Affiliate of, and otherwise does not have any economic interest in, the Company Group Members.

(c) Except as set forth on Schedule 4.16 of the Seller Disclosure Schedule, since January 1, 2022, the Company Group has not received written notice of and to Knowledge of Seller, there has not been any violation, in any material respect of, or noncompliance in any material respect with (A) any Law or any orders, rules or regulations, ordinances or codes of any kind or nature whatsoever relating to the Real Property (including, without limitation, the Americans With Disabilities Act, building, fire, occupational health and safety, planning orders rules and regulations); (B) any covenant, conditions, restrictions, easement, license, Permit or agreements affecting or relating to the ownership, use or occupancy of the Real Property; or (C) any Order relating to any matter referred to in (A) or (B) above, and the Company Group has not received written notice of any violation or noncompliance in any material respect with any matter referred to in (A), (B) or (C) above that would subject the Company Group Members to liability (or reasonably be expected to subject Buyer to such liability) or prohibit the current uses of the Real Property for their current purposes, including the ownership and operation of the Business, as applicable.

(d) Except as set forth on Schedule 4.16 of the Seller Disclosure Schedule to the Knowledge of Seller, there are no federal, state, county, municipal or other governmental plans to change the highway or road system in the vicinity of the Real Property or to restrict or change access from any such highway or road to any of the Real Property.

(e) Except as set forth on Schedule 4.16 of the Seller Disclosure Schedule, the buildings and other structures on the Real Property are, in all material respects, structurally sound and in good operating condition (ordinary wear and tear excepted), and adequate and suitable for the purposes for which they are currently used. All curb cuts and street openings, drive lanes, Permits, easements or licenses required for vehicular access to and from adjoining public streets or to any parking spaces utilized in connection with the Real Properties are in full force and effect and/or have been applied for, fully paid for. All Owned Real Property included in the

Assets is connected to municipal sewer or private septic system and water and there are no potable water wells. All water, sewer, electric, telephone, and storm water and drainage facilities and all other utilities required by Law or for the normal operation of all buildings and other improvements located on each real property in connection with the Business are available and are installed across public property or valid easements to the property lines of such real property, are all connected with valid Permits, and are adequate to service such real property for its current use.

Section 4.17. Insurance. Set forth on Schedule 4.17 of the Seller Disclosure Schedule is (a) a list of all environmental liability insurance policies covering the Assets and the Business, and (b) a list of all other policies of insurance applicable to the Assets or operations of the Business, including policies providing property, casualty, liability, and workers’ compensation coverage and bond and surety arrangements and any material self-insurance arrangements related to the Business and true, correct and complete copies of all such insurance policies have been made available to Buyer. Each such insurance policy is valid and binding and in full force and effect and all premiums due with respect to such insurance policies have been or will be paid prior to the Final Closing. The Company Group Members have complied in all material respects with the terms and conditions of all such policies and are not in default in any material respect under any such policy. There are no claims related to the Business or the Assets pending under any such insurance policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. The insurance policies are of the type and in the amounts customarily carried by similarly situated persons involved in ownership and operation of businesses similar to the Business and are sufficient for compliance with all applicable Laws and Contracts or agreements which relate to the Business or by which the Assets are bound.

Section 4.18. Affiliate Transactions. Except as set forth on Schedule 4.18 of the Seller Disclosure Schedule, (i) none of Seller, any Affiliate of Seller (other than the Company Group) or any director, manager or officer of Seller or any such Affiliate of Seller (other than the Company Group): (a) is a party to any Contract with the Company Group or (b) owns or leases any material asset, property or right which is used by the Company Group; and (ii) neither Seller nor any Affiliate of seller outside of the Company Group has any claim or cause of action related to the Business or the Assets. Except as set forth on Schedule 4.18 of the Seller Disclosure Schedule, neither Seller nor any Affiliate of Seller outside of the Company Group owns or has the right to use any of the properties or assets (real, personal or mixed and whether tangible or intangible) that are used in the conduct of the Business or is a party to any Contract utilized by or in connection with the Business.

Section 4.19. Brokers’ Fee. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company Group for which Buyer or the Company Group shall have any responsibility.

Section 4.20. Condemnations; Zoning. Except as set forth on Schedule 4.20 of the Seller Disclosure Schedule, there is no pending nor to the Knowledge of Seller, any threatened, condemnation, eminent domain or similar Proceeding affecting all or any portion of any Real Property nor have the Company Group Members received any written notice of any such pending or threatened Proceeding. The Seller has no Knowledge of any zoning Law, building code, covenant, condition or restriction applicable to the Owned Real Properties and Leased Real Properties that prohibits or restricts (A) any of such Real Property that is being operated as a 24-hour convenience store from being operated as a 24-hour convenience store or (B) any of such real property being used in the engagement in the sale of motor fuels and food and beverages at such real property from being used in the engagement in the sale of motor fuels and food and beverages at such real property. The current operation of the Business at the Owned Real Properties and Leased Real Properties does not violate in any material respect any applicable zoning Law, building code, covenant, condition or restriction.

Section 4.21. Condition of Assets and Inventory; Sufficiency of Assets. Except as set forth on Schedule 4.21 of the Seller Disclosure Schedule, each of the Owned Real Properties and Leased Real Properties and each item of tangible personal property, fuel equipment and vehicles included in the Assets is in good operating condition, ordinary wear and tear excepted. All Inventory is located at the Real Properties and consists of a quality and quantity usable and Saleable in the ordinary course of business, except for Obsolete Inventory. Except as set forth on Schedule 4.21 of the Seller Disclosure Schedule, there has been no material change in Inventory valuation standards or methods with respect to the Inventory since January 1, 2022. All fuel Inventory (A) is of sufficient quality and fitness that it will be suitable for use by automotive consumers, (B) is of merchantable quality and (C) meets all applicable federal, state and local Laws, including the rules and regulations promulgated pursuant to Section 211 of the Clean Air Act (or any other Environmental Law), 40 CFR 79-Registration of Fuels and Fuel Additives and 40 CFR 80-Regulation of Fuels and Fuel Additives.  Except as set forth on Schedule 4.21 of the Seller Disclosure Schedule or in connection with the Oak Closing and/or the SBI Closing, the Assets constitute all of the material assets required by and held for use by the Company Group Members in the operation of the Business as presently conducted in the Ordinary Course of Business. Except as set forth on Schedule 4.21 of the Seller Disclosure Schedule or in connection with the Oak Closing and/or the SBI Closing, there are no outstanding purchase and sale contracts, options, rights of first offer, rights of first refusal to purchase, or rights of repurchase or forfeiture of or with respect to any of the Assets or any portion thereof or interest therein, other than the right of Buyer pursuant to this Agreement. No part of the Business is currently operated through any entity other than the Company Group Members.

Section 4.22. Anti-Corruption and Economic Sanctions. The Company Group Members, and to the Knowledge of Seller, any other Person acting on their behalf are and have been since January 1, 2022 in compliance with, in each case to the extent applicable, the United States Foreign Corrupt Practices Act of 1977, as amended, and any other anti-corruption or anti-bribery Law of any jurisdiction where the Company Group Members do business (together, “Anti-Corruption Laws”). Each Company Group Member, and, to the Knowledge of Seller, each Person acting on their behalf has at all times since January 1, 2022, complied with all applicable Laws relating to export control and trade sanctions or embargoes. No utilization, use of proceeds or other transaction contemplated by this Agreement as between Buyer and Seller will violate Anti-Corruption Laws or applicable sanctions. Each Company Group Member and, to the Knowledge of Seller, any person or entity acting on behalf of the Company Group Members: (i) are, and have at all times since January 1, 2022, been, in material compliance with all statutory and regulatory requirements of the Laws implemented by the Office of Foreign Assets Control (collectively, “Sanctions”), in each case to the extent the Office of Foreign Assets Control applies to such person or entity, (ii) have not engaged in the past five years in any transaction or other business in or with (A) Cuba, Iran, Myanmar, North Korea, Sudan, or Syria or the Crimea region of the Ukraine or (B) any person or entity that is included, at the time of the relevant transaction, in the list of “Specifically Designated Nationals” and “Blocked Persons” published by the United States Department of Treasury or any other restricted person or entity, as may be promulgated by the United States government from time to time, and (iii) are not, and at all times in the past five (5) years have not been, any person or entity that is included in the list of “Specifically Designated Nationals” and “Blocked Persons” published by the United States Department of Treasury or any other restricted person or entity.

Section 4.23. Books and Records. The books and records relating to the Company Group, all of which have been made available to Buyer, are complete and correct and represent actual, bona fide transactions and have been maintained in accordance with sound business practices and applicable Law.

Section 4.24. IT Assets. Except as set forth on Schedule 4.24 of the Seller Disclosure Schedule, the Company Group takes commercially reasonable actions to protect the confidentiality of their books and records and pricing practices, and since January 1, 2022, there have been no violations, breaches or outages of the security, integrity and continuous operation of the Assets which constitute computer systems, software, firmware, middleware, servers, websites, applications, databases, workstations, routers, hubs, switches, circuits, networks, data communication lines and all other information technology equipment (collectively, the “IT Assets”), including any actual or alleged security breach, or unauthorized use, access or intrusion, of any information technology system or any personal information, payment card information, confidential information, trade secret or any other such information collected, maintained or stored by or on behalf of the Company Group (or any loss, destruction, compromise or unauthorized disclosure thereof). The IT Assets and procedures used in the conduct of the Business comply with the Payment Card Industry Data Security Standards.

Section 4.25. No Reliance. THE REPRESENTATIONS AND WARRANTIES OF SELLER CONTAINED IN ARTICLE III AND THIS Article IV CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF SELLER TO BUYER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EXCEPT FOR SUCH REPRESENTATIONS AND WARRANTIES, NO PARTY OR ANY OTHER PERSON MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO THE COMPANY GROUP, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE COMPANY GROUP’S BUSINESS, ASSETS, LIABILITIES, OPERATIONS, PROSPECTS OR CONDITION, AND BUYER DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY THE COMPANY GROUP, THE SELLER OR ANY OF THEIR RESPECTIVE AFFILIATES, STOCKHOLDERS, PARTNERS, MEMBERS, OFFICERS, DIRECTORS, MANAGERS, EMPLOYEES, AGENTS OR REPRESENTATIVES (INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, THE NATURE OR EXTENT OF ANY LIABILITIES, THE BUSINESS OR FINANCIAL PROSPECTS, OR THE EFFECTIVENESS OR SUCCESS OF ANY OPERATIONS OF THE COMPANY GROUP, THE DISTRIBUTION OF, OR ANY PERSON’S RELIANCE ON, ANY INFORMATION, DISCLOSURE OR OTHER DOCUMENT OR OTHER MATERIAL MADE

AVAILABLE TO ANY PARTY IN ANY DATA ROOM, ELECTRONIC DATA ROOM, MANAGEMENT PRESENTATION OR IN ANY OTHER FORM IN EXPECTATION OF, OR IN CONNECTION WITH, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT). EXCEPT FOR SUCH REPRESENTATIONS AND WARRANTIES, SELLER DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT, OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO ANY OTHER PARTY OR ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES (INCLUDING OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO ANY PARTY OR ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT OR REPRESENTATIVE OF SUCH PARTY OR ANY OF ITS AFFILIATES).

Section 4.26. Pride RE.

(a) Except for Granby, Pride RE does not currently own, nor has it ever owned, directly or indirectly, any real property or personal property, except the Real Property, the Non-Operating Real Property and certain equipment, furniture, fixtures and other tangible and personal property to be conveyed by Pride RE to Pride Operating pursuant to the Bill of Sale.

(b) Pride RE does not currently own or control, nor has it ever, owned or controlled, directly or indirectly, any corporation, partnership, trust, joint venture, limited liability company, association or other business entity, and Pride RE is not (and never has been) a participant in nor a party to any joint venture, partnership or similar arrangement. Additionally, except for the purchase and sale of Granby, Pride RE has never engaged in any business or any other activities other than in connection with owning the Real Property and the Non-Operating Real Property.

(c) There are no, and there have never been any, persons employed by Pride RE. Pride RE is not a party to any union contract or collective bargaining agreement.

(d) There are no bankruptcy, insolvency, reorganization or receivership proceedings pending against, being contemplated by, or to the Knowledge of Seller, threatened against Pride RE.

(e) Pride RE has no Debt or other liabilities, whether accrued, contingent, absolute or otherwise, other than liabilities which have arisen in the ordinary course of business or pursuant to the terms of the Contracts included in the Pride RE Contract Assignment Agreement (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of Contract, breach of warranty, tort, infringement, or violation of Law) which are not expected to be material to the Business and there is no existing condition, fact or set of circumstances that would reasonably be expected to result in any such liability.

Article V
Representations and Warranties of Buyer

Subject to the provisions of this Article V and the other terms and conditions of this Agreement and the exceptions and matters set forth on the Buyer Disclosure Schedule, Buyer hereby represents and warrants to Seller as of the Execution Date (except with respect to the representations and warranties that are made as of a specific date, which are made only as of such date) as follows:

Section 5.1. Organization; Qualification. Buyer is a limited liability company duly formed, validly existing and in good standing under the Laws of Delaware and has all requisite organizational power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, and is duly qualified, registered or licensed to do business as a foreign entity and is in good standing in each jurisdiction in which the Real Property is located or the nature of its business makes such qualification necessary, except where the failure to be so duly qualified, registered or licensed and in good standing would not reasonably be expected to, prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents to which it is, or will be, a party or to materially impair its ability to perform its obligations under the Transaction Documents to which it is, or will be, a party.

Section 5.2. Authority; Enforceability.

(a) Buyer has the requisite power and authority to execute and deliver the Transaction Documents to which it is, or will be, a party, and to consummate the transactions contemplated thereby. The execution and delivery by Buyer of the Transaction Documents to which it is, or will be, a party, and the consummation by it of the transactions contemplated thereby, have been duly and validly authorized by Buyer, and no other entity proceedings on the part of Buyer are necessary to authorize the Transaction Documents to which it is, or will be, a party or to consummate the transactions contemplated by the Transaction Documents to which it is, or will be, a party.

(b) The Transaction Documents to which Buyer is, or will be, a party have been (or will be, when executed and delivered at the Closing) duly executed and delivered by Buyer, and, assuming the due authorization, execution and delivery by the other parties thereto, each Transaction Document to which Buyer is, or will be, a party constitutes (or will constitute, when executed and delivered at the Closing) the valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by Creditors’ Rights.

Section 5.3. Non-Contravention. The execution, delivery and performance of the Transaction Documents to which Buyer is, or will be, a party by Buyer and the consummation by Buyer of the transactions contemplated thereby does not and will not as of the Closing Date: (a) result in any breach of any provision of the Organizational Documents of Buyer; (b) except as set forth in Schedule 5.3 of the Buyer Disclosure Schedule, constitute a default (or an event that with notice or passage of time or both would give rise to a default) under, or give rise to any right of termination, cancellation, amendment or acceleration (with or without the giving of notice, or the passage of time or both) under any of the terms, conditions or provisions of any material Contract to which Buyer is a party or by which any property or asset of Buyer is bound or affected; or (c) except for any requisite Governmental Consents, violate any Law to which Buyer is subject or by which any of Buyer’s properties or assets is bound, except, in the cases of clauses (b) and (c), for such defaults or rights of termination, cancellation, amendment, or acceleration or violations as would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents to which Buyer is, or will be, a party or to materially impair Buyer’s ability to perform its obligations under the Transaction Documents to which it is, or will be, a party.

Section 5.4. Governmental Approvals. No declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Authority is necessary for the consummation by Buyer of the transactions contemplated by the Transaction Documents to which it is a party, other than (a) obtaining Permits or obtaining consent from a Governmental Authority to a change of control with respect to Permits, and (b) such other declarations, filings, registrations, notices, authorizations, consents or approvals which (i) are customarily made or obtained after the Closing or (ii) if not obtained or made, would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents to which Buyer is, or will be, a party or to materially impair Buyer’s ability to perform its obligations under the Transaction Documents to which it is, or will be, a party.

Section 5.5. Legal Proceedings. There are no Proceedings pending or, to the Knowledge of Buyer, threatened against Buyer, except such Proceedings as would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents to which Buyer is, or will be, a party or to impair Buyer’s ability to perform its obligations under the Transaction Documents to which it is, or will be, a party.

Section 5.6. Matters Relating to Acquisition of the Acquired Interests.

(a) Buyer has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Acquired Interests and is capable of bearing the economic risk of such investment. Buyer is an “accredited investor” as that term is defined in Rule 501 of Regulation D (without regard to Rule 501(a)(4)) promulgated under the Securities Act. Buyer is acquiring the Acquired Interests for investment for its own account and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling the Acquired Interests. Buyer does not have any Contract or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to the Acquired Interests other than the Oak Street Designation. Buyer acknowledges and understands that (i) the acquisition of the Acquired Interests has not been registered under the Securities Act in reliance on an exemption therefrom and (ii) that the Acquired Interests will, upon its sale by Buyer, be characterized as “restricted securities” under state and federal securities Laws.

(b) Buyer has undertaken such investigation as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement and, subject to the terms and conditions of this Agreement, the acquisition of the Acquired Interests, and indirectly, the Assets. Buyer has had an opportunity to ask questions and receive answers from Seller regarding the terms and conditions of the offering of the Acquired Interests and the business, properties, prospects, and financial condition of the Company Group and the Assets (to the extent Seller possessed such information). In connection with Buyer’s investigation of the business of the Company Group, Buyer has received from Seller, the Company Group and their respective Affiliates, Representatives, advisors and agents certain projections, forecasts and other forward looking information, including projected financial statements, cash flow items, business plans and other data related to the Company Group, their business and their prospects. Buyer acknowledges that (i) there are uncertainties inherent in attempting to make such projections, forecasts and plans and, accordingly, is not relying on them, (ii) Buyer is familiar with such uncertainties and is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections, forecasts and plans so furnished to it, and (iii) Buyer shall not have any claim against any Person with respect to any of the foregoing. Accordingly, notwithstanding any other provision of this Agreement to the contrary, Buyer acknowledges that neither Seller, nor any of the Company Group Members, nor any of their respective Affiliates, Representatives, advisors or agents has made any representation or warranty with respect to such projections and other information, data, forecasts and plans. The foregoing is not intended to preclude any rights of Buyer to continue its due diligence activities through the Closing Date in accordance with and subject to the terms and provisions of this Agreement.

(c) Buyer agrees that at the Closing, it shall accept the Acquired Interests, and indirectly, the Assets, without reliance upon any express or implied representations or warranties of any nature, whether in writing, orally or otherwise, made by or on behalf of or imputed to Sellers or the Company Group, except as expressly set forth in this Agreement.

Section 5.7. Bankruptcy. There are no bankruptcy, insolvency, reorganization or receivership proceedings pending against, being contemplated, or threatened against Buyer. Buyer is not entering into the transactions contemplated by this Agreement with the actual intent to hinder, delay, or defraud either present or future creditors. At and immediately after the Closing, Buyer (a) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its debts as they become absolute and matured), (b) will have adequate capital and liquidity with which to engage in its business and (c) will not have incurred and does not plan to incur debts beyond its ability to pay as they become absolute and matured.

Section 5.8. Financial Resources. Buyer has, and as of the Closing will have, sufficient cash on hand, available lines of credit or other sources of immediately available funds to enable it to (i) fund and pay the Closing Payment and (ii) fully perform its obligations under this Agreement and the other Transaction Documents and satisfy all costs and expenses arising in connection herewith and therewith. Buyer’s obligation to effect and consummate the transactions contemplated by this Agreement and the other Transaction Documents is not subject to the receipt or availability of any funds or financing or receipt of the consents listed on Schedule 5.3 of the Buyer Disclosure Schedule.

Section 5.9. Brokers’ Fee. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer for which Seller or its Affiliates or the Company Group shall have any responsibility.

Section 5.10. No Reliance. In making the decision to enter into this Agreement and consummate the transactions contemplated hereby, Buyer has relied solely upon the representations and warranties of Seller set forth in Article III and Article IV of this Agreement. Except for the representations and warranties contained in Article III and Article IV, Buyer acknowledges and agrees that neither the Company Group nor Seller, nor any of their respective Affiliates or any of their respective stockholders, trustees, members, partners, fiduciaries or Representatives, or any other Person has made or is making, and Buyer has not relied upon, any other representation or warranty of any kind or nature whatsoever, oral or written, express or implied, with respect to the Company Group, Seller, their respective Affiliates, the Acquired Interests, the Assets, this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby.

Article VI
Covenants of the Parties

Section 6.1. Conduct of Business.

(a) From the Execution Date until the earlier of the Closing or termination of this Agreement as provided in Section 9.1, except as (i) contemplated or otherwise provided in connection with the Oak Closing and the transfer of the Non-Operating Real Property and/or the SBI Closing, (ii) described in Schedule 6.1 of the Seller Disclosure Schedule (including the Budget attached hereto), (iii) consented to or approved in writing by Buyer (which shall not be unreasonably withheld, conditioned or delayed) or (iv) required by applicable Law or any existing Permit or Contract in place as of the Execution Date, Seller shall (solely with respect to the Company Group), and shall cause the Company Group, as applicable, to do each of the following with respect to the Business:

(i) The Company Group shall conduct its operations in the ordinary course of business, including using commercially reasonable efforts to (x) keep each of the applicable Real Properties stocked with Inventory in the ordinary course of business and staffed with employees in the ordinary course of business, (y) meet the contractual obligations of the Business in the ordinary course of business in all material respects, including performing and paying such contractual obligations as they mature in the ordinary course of business, and (z) maintain the Real Properties in the ordinary course of business, including maintaining the buildings, structures and other improvements and machinery and equipment in Operating Condition, other than for purposes of clarification and avoidance of doubt, obsolete machinery and equipment;

(ii) Seller shall not issue, sell, deliver, purchase or redeem any Equity Securities in the Company Group;

(iii) Seller shall not adopt a plan of complete or partial liquidation or resolutions providing for or authorizing a liquidation, dissolution, merger, consolidation, conversion, restructuring, recapitalization or other reorganization any Company Group Member;

(iv) other than in the ordinary course of business (including drawdowns in the ordinary course of business made under the Credit Agreement for the purpose of funding capital and operating expenses permitted under this Section 6.1, which drawdowns will be paid off either before or at Closing by Seller or otherwise included in the Closing Debt Payoff), Seller shall not (A) with respect to the Company Group, create, incur, guarantee, or assume any Debt or otherwise become liable or responsible for the obligations of any other Person; (B) with respect to the Company Group, make any loans, advances, or capital contributions to, or investments in, any other Person; or (C) mortgage or pledge any of the Assets or create or suffer to exist any Lien thereupon (other than Permitted Liens);

(v) other than purchases and sales of Inventory, Seller shall not acquire, sell, lease, transfer, or otherwise dispose of, directly or indirectly, any material Assets of the Company Group required for operation of the Business;

(vi) Seller shall not amend, modify, extend or change, or waive, release, grant, close out or transfer any rights under, any Material Contract;

(vii) Seller shall not change or modify any accounting policies of the Company Group in a manner that is inconsistent with past practice in any material respect, other than as required by GAAP or a change in applicable Law;

(viii) Seller shall not adopt any change to the respective Organizational Documents of the Company Group except as requested by Buyer (and reasonably acceptable to Seller);

(ix) the Company Group Members shall not (i) increase the annual base salary or base wages of any officer or other employee of any Company Group Member except as required by applicable Law or any existing Plans, (ii) grant any bonus or incentive compensation to any officer or other employee of any Company Group Member which is to be paid or earned on or after the Closing Date by the Company Group, (iii) increase the coverage or benefits available under any (or create any new) Plan or any severance pay, vacation pay, deferred compensation, bonus or other incentive compensation plan or arrangement made by a Company Group Member to, for, or with any officer or other employee of any Company Group Member, except as required by applicable Law, or otherwise amend any such plan or arrangement or (iv) enter into any employment, severance, individual consulting, non-competition or similar agreement or Contract (or amend or terminate any such agreement or Contract) involving any officer or other employee of any Company Group Member other than in the ordinary course of business;

(x) Seller and the Company Group shall use commercially reasonable efforts to preserve intact material relationships with key suppliers, customers and Business Employees in the ordinary course of business;

(xi) Seller shall not create any Lien on the Real Properties not contemplated by this Agreement or grant any Lien or security interest on any portion of the Real Properties to secure any Debt or performance obligation, other than Permitted Liens; and

(xii) Seller shall not agree or commit to take any of the actions prohibited as described above.

(b) Requests for approval of any action restricted by Section 6.1(a) shall be delivered to the individuals listed on Schedule 6.1 of the Buyer Disclosure Schedule, each of whom shall have full authority to grant or deny such requests for approval on behalf of Buyer.

(c) Buyer’s approval of any action restricted by Section 6.1(a) shall be considered granted on the third (3rd) Business Day after receipt by Buyer of such request for consent unless Buyer notifies the requesting Party to the contrary prior to such date. In the event of an emergency, a serious risk to life, property, or the environment, or in connection with any health conditions (including any epidemic, pandemic, or disease outbreak (including the COVID-19 virus)) or any applicable Law relating to, or as a result of, any health conditions (including any epidemic, pandemic, or disease outbreak (including the COVID-19 virus)), Seller or the Company Group may take such action as a reasonably prudent person operating a similar business would take, and any such actions shall not be deemed to be a breach of the provisions of Section 6.1(a).

(d) Notwithstanding anything to the contrary in this Agreement, the Parties acknowledge and agree that from the Execution Date until the earlier of the Closing or termination of this Agreement as provided in Section 9.1, the Seller and its Affiliates (including the Company Group Members) shall be permitted to incur and spend capital expenditures associated with the Projects in accordance with the Budget; provided that prior written approval of Buyer (which shall not be unreasonably withheld, conditioned or delayed) shall be required for expenditures that exceed the overall Budget, or exceed reasonable individual budgeted allocations, in each case, by ten percent (10%) or more of the Budget.

Section 6.2. Access to Information.

(a) Until the earlier of the Closing or the termination of this Agreement, on Business Days and during the business hours of 9:00 a.m. to 5:00 p.m., Seller shall and shall cause the Company Group to, to the extent permissible under applicable Law, (i) provide reasonable access to the Assets, (ii) make available to Buyer and Buyer’s Representatives for examination as Buyer may reasonably request all books and records in the possession or control of Seller or the Company Group relating to the Company Group, the Acquired Interests, the Business and the Assets, (iii) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Business as Buyer or any of its Representatives may reasonably request in the possession or control of Seller or the Company Group, (iv) upon Buyer’s request, use commercially reasonable efforts to obtain from the sellers under the Pride Asset Purchase Agreement, certain financial and tax information related to the Business and (v) instruct the Representatives of Seller to reasonably cooperate with Buyer in its investigation of the Business in accordance with the terms and provisions of this Agreement (for the avoidance of doubt, with respect to each of the foregoing, including, without limitation, as may be necessary or appropriate in connection with Buyer’s efforts to cause the conditions in the R&W Conditional Binder to be met to cause the Amended R&W Policy to be finally issued and bound and remain in effect from and after the Closing), but in the cases of subclauses (i), (ii), (iii) and (iv), only to the extent that such access (1) will not unreasonably interfere with the Business and (2) is reasonably related to Buyer’s obligations and rights under this Agreement; provided, however, that such access rights shall not include (x) any information subject to third Person confidentiality agreements for which a consent or waiver cannot be secured by the Company Group after commercially reasonable efforts, (y) information that, if disclosed, would (A) violate an attorney-client privilege available to Seller, any Company Group Member or any of their respective Affiliates, or would constitute a waiver of rights as to attorney work product or attorney-client privileged communications, (B) cause Seller, any Company Group Member or any of their respective Affiliates to breach any fiduciary duty, confidentiality obligation or materially breach any contract with a third party or (C) result in a violation of Law or (z) information relating to the process conducted for the sale of the Company Group, including bids received from others in connection with the transactions contemplated by this Agreement and information and analysis (including financial analysis) relating to such bids; provided, further, that (A) Seller shall be entitled to have its Representatives present for any communication with or access to the books and records and, if permitted by Seller in accordance with this Agreement, the Business Employees, and (B) Buyer shall, and shall cause its Affiliates and Representatives to, observe and comply with the terms and conditions of the Confidentiality Agreement and any reasonable requirements or instructions of Seller, the Company Group or their respective Affiliates which are intended to prevent undue disruption of the Business or otherwise to comply with applicable Law. Any inspection or investigation conducted by Buyer or its Representatives prior to the Closing will be conducted in accordance with all applicable Laws, including any applicable Environmental Laws. Neither Seller nor any of its Affiliates (including the Company Group) makes any representation or warranty as to the accuracy of any information (if any) provided pursuant to this Section 6.2(a), and Buyer may not rely on the accuracy of any such information, in each case other than as expressly set forth in the representations and warranties contained in Article III and Article IV of this Agreement. Seller or its designee shall have the right to accompany Buyer and Buyer’s Representatives whenever they are on site at the Real Property. All information obtained pursuant to this Section 6.2(a) will be Confidential Information as such term is used in the Confidentiality Agreement and will be subject to the terms thereof.

(b) Subject to the terms of this Section 6.2, Section 6.3 and Section 6.4, Buyer and its Representatives shall have the right to enter upon the Real Property to reasonably examine the same and the condition thereof, including building, equipment, and Inventory inspections, and to conduct such surveys and to make such engineering and other inspections, tests and studies as Buyer shall determine to be necessary or proper, all at Buyer's sole risk, cost, and expense; provided that for purposes of clarification and avoidance of doubt, in the event of conflict between this Section 6.2(b) and Section 6.4, Section 6.4 shall control. Buyer agrees to give Seller reasonable advance written notice of such examinations, inspections, tests, studies or surveys, but no event less than forty-eight (48) hours, and to conduct such examinations, inspections, tests, studies or surveys during normal business hours to the extent practicable. In furtherance of Section 6.2(a) and subject to Section 6.2(c), Buyer agrees to conduct all such examinations, inspections, tests, studies or surveys of the Real Properties in accordance with all applicable Laws and in a manner that will not unreasonably interfere with the operations of Seller or tenants thereon and will not harm or damage the Real Properties or cause any claim adverse to Seller or any tenant, and agrees to repair or restore the Real Properties to its condition prior to any such examinations or surveys immediately after conducting the same. Buyer shall defend, indemnify and hold Seller harmless for any Loss caused by Buyer and/or Buyer’s agents, employees or contractors in performing any physical inspection or activity contemplated under this Section 6.2(b), including pursuant to Section 6.2(d).

(c) To the extent that any physical inspections conducted by Buyer in accordance with this Agreement after the Execution Date reveal any repairs or maintenance required to be performed at any of the locations in order for the Real Properties, buildings, structures and other improvements and machinery and equipment constituting any of the Assets, including, without limitation, the fuel equipment, to be in Operating Condition, and to otherwise comply with applicable Laws, as reasonably determined by Buyer in its good faith, Buyer shall provide Seller with prompt written notice thereof as soon as reasonably practicable following Buyer becoming aware of any repairs for which Seller may be responsible (in any no event later than November 21, 2022), including a reasonable estimate in Buyer’s good faith of the amount required to, repair, replace or restore the Asset to Operating Condition. The Parties shall then use good faith efforts to reasonably agree on the scope of the repair, replacement or restoration and a reasonable estimate of the cost thereof. Once the repair, replacement or restoration has been agreed to by the Parties in this Section 6.2(c), Seller shall (x) at Seller’s sole cost and expense, cause the Company Group to repair, replace or restore the Asset to Operating Condition or (y) agree that Buyer may repair, replace or restore the Asset to Operating Condition at Seller’s expense.

(d) In connection with the rights of access, examination, inspection, testing, study and survey granted to Buyer under this Section 6.2, if Buyer exercises such rights under this Section 6.2 or otherwise, or conducts any examinations, inspections, tests, studies or surveys under this Section 6.2 or otherwise, such examinations, inspections, tests, studies and surveys will be at Buyer’s sole risk, cost and expense and BUYER WAIVES AND RELEASES ALL CLAIMS AGAINST SELLER AND, SUBJECT TO AND PRIOR TO CLOSING, THE COMPANY GROUP, AND EACH OF THE FOREGOING’S RESPECTIVE OFFICERS, MANAGERS, OWNERS, MEMBERS, EMPLOYEES, AND CONSULTANTS ARISING IN ANY WAY THEREFROM OR IN ANY WAY CONNECTED THEREWITH AND BUYER HEREBY AGREES TO INDEMNIFY, DEFEND AND HOLD HARMLESS THE SAME FROM AND AGAINST ANY AND ALL LOSSES ARISING OUT OF, RESULTING FROM OR RELATING TO ANY FIELD VISIT OR OTHER DUE DILIGENCE ACTIVITY CONDUCTED BY BUYER WITH RESPECT TO THE COMPANY GROUP, THE COMPANY GROUP MEMBER INTERESTS, THE BUSINESS OR THE ASSETS. THE FOREGOING RELEASE AND INDEMNIFICATION WILL APPLY WHETHER OR NOT SUCH CLAIMS OR LOSSES ARISE OUT OF (A) NEGLIGENCE (INCLUDING SOLE NEGLIGENCE, SIMPLE NEGLIGENCE, CONCURRENT NEGLIGENCE, ACTIVE OR PASSIVE NEGLIGENCE, BUT EXCLUDING GROSS NEGLIGENCE OR KNOWING AND INTENTIONAL MISCONDUCT) OF SELLER OR ITS AFFILIATES OR (B) STRICT LIABILITY. Notwithstanding any provision to the contrary contained in this Agreement, the provisions of this Section 6.2(c) will survive the termination of this Agreement pursuant to Article IX and the Closing.

(e) Notwithstanding anything to the contrary in this Agreement, neither Buyer nor any of its Affiliates or Representatives shall contact or hold discussions with any Business Employees or suppliers, vendors, distributors, or customers of Seller, the Company Group or any of their respective Affiliates (other than Marsha Medina, James Channing, Rich Fusco or any other Person designated in writing by Seller) without Seller’s prior consent (which such consent shall not be unreasonably withheld, conditioned or delayed), and an opportunity for Seller’s participation (if elected by Seller) of one or more Representatives of Seller or its Affiliates designated in advance by Seller in such discussion or meeting; provided that Seller’s consent shall be deemed received if Buyer has contacted Seller’s Representatives pursuant to the notice information listed on Schedule 6.2(e) and such Representatives have not responded within twenty-four (24) hours of receipt of notice; provided, further, there should be no restrictions on the Buyer’s conversations with Marsha Medina, James Channing, Rich Fusco or any other Person designated in writing by Seller.

Section 6.3. Title.

(a) The cost of the preparation of all commitments of title insurance issued by Buyer’s title insurance company (the “Commitments”) and issued title insurance policies for Real Property, together with ALTA surveys and zoning reports, shall be prepared and purchased by Buyer, at Buyer’s sole cost. Subject to Section 6.2, until the earlier of the termination of this Agreement and November 21, 2022, Buyer shall the right to (i) examine title to the Real Properties and any surveys and zoning reports or letters, (ii) determine whether Buyer will be able to obtain any title endorsements it or its lender and/or designee requires, and (iii) give written notice to Seller of any objections that Buyer may have to title or the surveys or zoning of the Real Properties (the “Title Objection Notice”); provided that Buyer shall provide the Title Objection Notices to Seller as soon as reasonably practicable following Buyer becoming aware of any such objections. If Buyer fails to timely deliver the Title Objection Notice, Buyer shall be deemed to have waived such right to object to any title exceptions or defects. If Buyer does timely deliver the Title Objection Notice to Seller, Seller shall elect, by written notice delivered to Buyer within ten (10) days following Seller's receipt of the Title Objection Notice (the “Cure Response Period”) to either endeavor to cure or satisfy any particular objection(s) at or prior to Closing or not to so cure or satisfy any particular title objection(s) (the “Title Response Notice”). To the extent Seller does not deliver the Title Response Notice to Buyer within the time required therefor or shall elect not to (or fails in any attempt to) cure any particular title objection(s) or defects by Closing, then Buyer and Seller shall mutually agree reasonably and in good faith as to how to resolve and/or account for such defect or objection. Moreover, Seller hereby agrees that all Liens on the Real Properties that can be satisfied with the payment of money that are (x) Liens resulting from a judgment against Seller and/or the Company Group, (y) Liens relating to Debt of Seller and/or the Company Group, and (z) mechanics Liens relating to work for which Seller and/or the Company Group has contracted to perform in compliance with Section 6.1 of this Agreement to the extent amounts are due and payable prior to Closing (such liens being referred to herein, collectively, as “Monetary Liens”) shall be paid in full by Seller on or prior to the Closing Date or otherwise included in the Closing Debt Payoff, and if any Monetary Liens are not so satisfied by Seller, they shall be paid at Closing out of the proceeds otherwise payable to Seller pursuant to this Agreement.

(b) The foregoing procedures for making and responding to objections to title exceptions and survey and zoning matters shall also apply with respect to any objections to title exceptions which first appear on updates of the title commitment received by Buyer after the date of the Title Objection Notice (and Buyer shall promptly provide Seller with copies of any updated title commitments and Schedule B items first shown in such updated commitments) or any survey or zoning matters that did not exist as of the date of the Title Objection Notice, except that all such additional objections in any updated commitment must be made on or before the earlier of five (5) Business Days after Buyer becomes aware of such title exceptions or survey or zoning matters or the Closing Date, and all agreements to cure must be made or exercised, as applicable, on or before the earlier of the time periods provided in the previous paragraph or the Closing Date.

Section 6.4. Environmental Site Assessment and UST/AST System Tank Tightness Testing.

(a) Subject to Section 6.2, at its sole cost and expense, Buyer shall have the right to perform a Phase I environmental site assessment (“ESA”) at the Real Properties and Buyer may thereafter, subject to Seller’s reasonable approval, conduct follow-up Phase II investigations to the extent needed to resolve a Recognized Environmental Condition (REC) identified in the Phase I ESAs, in each case, until the earlier of November 21, 2022, or the termination of this Agreement; provided that such ESA or Phase II does not damage or unreasonably interfere with the operation of the Real Properties or the Business. Seller shall reasonably cooperate with Buyer or its Representatives conducting such ESA or Phase II and provide such information regarding historic use and operation of the Real Properties of which Seller has Knowledge. Buyer shall indemnify and hold Seller harmless for any damage to the Real Properties by Buyer and/or Buyer’s agents, employees or contractors in performing an ESA or Phase II, including pursuant to Section 6.2(c).

(b) At its sole cost and expense, Buyer shall have the right, until the earlier of November 21, 2022, or the termination of this Agreement, to engage a licensed and bonded environmental professional UST/AST Storage Tank System Testing Contractor reasonably acceptable to Seller (a “TSTT Contractor”) to perform non-invasive Tank System Tightness Testing (“TSTT”) on any and all storage tanks and associated components owned or operated at the Real Properties; provided that Buyer shall use commercially reasonable efforts to perform such TSTT’s as soon as reasonably practicable following the Execution Date and Buyer shall provide written notice to Seller of any non-compliance as soon as reasonably practicable following Buyer becoming aware of any such non-compliance. Seller shall, or shall cause the Company Group to, coordinate with and provide such reasonable assistance as Buyer or the TSTT Contractor may reasonably request in performance of the TSTT; provided that Seller and Buyer shall use good faith to agree in advance in writing on a set of protocols which shall govern the TSTT, which protocols shall be binding on such Parties. In the event that any non-compliance with Environmental Law with respect to the storage tank system is identified by the TSTT, Seller shall be responsible for undertaking such action or paying for such action that is necessary to cure such non-compliance in accordance with applicable Environmental Laws with respect to the storage tank system, and Seller shall additionally be responsible for the cost to retest such tanks following completion of any necessary repair work, if retesting is required under Environmental Laws. The TSTT Contractor shall at Seller’s expense, conduct the work to cure any non-compliance in accordance with applicable Environmental Laws with respect to the storage tank identified by the TSTT to the extent that such work constitutes minor repairs and expense and is within the scope of work the TSTT Contractor would otherwise conduct in its normal course of business (e.g., replacing caps, tightening risers and minor top of the tank components). To the extent that any other work would be required to cure any non-compliance with applicable Environmental Laws with respect to the storage tank system identified by the TSTT, Seller shall, at its sole expense, have such work performed prior to Closing (if feasible) using a licensed and bonded environmental professional reasonably acceptable to Buyer, or shall otherwise credit Buyer at Closing for the reasonable cost of such work as mutually agreed by Seller and Buyer, and Seller shall initiate all applicable notifications and take all appropriate action in compliance with all applicable Environmental Laws regarding product dispensing. Buyer shall indemnify and hold Seller harmless for any damage to the Real Properties by Buyer and/or Buyer’s agents, employees or contractors in performing a TSTT, including pursuant to Section 6.1(c).

(c) If Buyer’s due diligence reveals any condition at the Real Properties that requires notification to any Governmental Authority within twenty-four (24) hours of obtaining knowledge of the condition (“Imminent Reporting Obligation”), Buyer shall promptly (a) notify Seller thereof, and (b) provide to Seller all data and analysis concerning the condition acquired during the due diligence process, including the ESA and the TSTT. Buyer shall not have any responsibility or obligation to notify any Governmental Authority of any Imminent Reporting Obligation unless such condition was caused by Buyer or its agents. Seller shall make any and all Imminent Reporting Obligation notifications to Governmental Authorities as may be required by Environmental Laws and shall take the appropriate action based on Environmental Laws to achieve regulatory closure of the condition. If the regulatory closure is not achieved prior to Closing, Buyer shall provide reasonable access to Seller and Seller’s consultants as necessary for completion of the regulatory process. The completion of the regulatory process may include reasonable land use restrictions (LURs) or activity and use limitations (AULs) consistent with the ongoing use of the property as gasoline stations and convenience stores and other commercial uses of the property, rather than residential or other sensitive uses. When requested, Buyer shall promptly execute any and all documents necessary for such LURs or AULs in form reasonably acceptable to Buyer.

(d) If Buyer’s due diligence at the Real Properties identifies any condition(s) at the Real Properties that requires notification to a Governmental Authority but are not subject to an Imminent Reporting Obligation, Buyer shall be responsible, including providing appropriate notifications of the condition(s) to the applicable Governmental Authority following Closing, or earlier if required by applicable Environmental Law. Seller shall not provide any such notifications or be designated as a responsible party or equivalent for any such conditions.

Section 6.5. Indemnification of Officers, Directors, Employees and Agents.

(a) Prior to the Closing Date, Seller shall cause the Company Group to obtain “tail” insurance policies, effective as of the Closing Date (collectively, “D&O Insurance”), to extend the liability coverage of all existing directors’ and officers’ insurance policies for any current or former directors, officers, managers or members of the Company Group as of the Closing Date (including but not limited to the D&O Indemnified Persons) (collectively, the “Covered Persons”), in each case (i) with a claims reporting or discovery period of at least six years from and after the Closing Date, (ii) from an insurance carrier with the same or better credit rating as the insurance carrier(s) providing D&O Insurance as of the Execution Date and (iii) with benefits, terms, conditions, retentions and levels of coverage that are at least as favorable to the Covered Persons as the D&O Insurance as of the Execution Date with respect to any matters that existed or occurred at or prior to the Closing (including in connection with this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby). Seller shall bear the cost of obtaining the D&O Insurance and shall be responsible for any deductibles under the D&O Insurance.

(b) Buyer agrees that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the Company Group and the D&O Indemnified Persons as

provided in the Organizational Documents of the Company Group, in each case as in effect on the Execution Date, shall survive the Closing and shall continue in full force and effect in accordance with their respective terms for six (6) years from the Closing Date or such shorter time provided for in such terms. From and after the Closing, Buyer shall not amend, repeal or otherwise modify the D&O Insurance or Organizational Documents of any Company Group Member that would materially and adversely affect the rights thereunder of the D&O Indemnified Persons.

(c) The provisions of this Section 6.5 are intended to be for the benefit of, and will be enforceable by, each D&O Indemnified Person, his or her heirs and his or her representatives.

Section 6.6. Retention of Books and Records.

(a) Seller and its Affiliates shall have the right to retain, at their sole cost and expense, copies of (i) the Pride Asset Purchase Agreement and related ancillary transaction documents; (ii) all books and records and all Tax Returns and other information and documents (A) relating to Tax matters of the Company Group, in each case, relating to periods ending on or prior to the Closing Date, (B) relating to any information Seller may be required to disclose in compliance with applicable Law regarding the Business Employees, (C) as required by any legal or regulatory authority, including any applicable Law or regulatory request or (D) as may be necessary for Seller and its Affiliates to perform their respective obligations pursuant to this Agreement and the other Transaction Documents, in each case, subject to compliance in all material respects with applicable Laws; (iii) all data room materials; and (iv) all books and records prepared in connection with the transactions contemplated herein, including any books and records that may be relevant in connection with the defense of disputes arising under this Agreement or financial information and all other accounting books and records prepared or used in connection with the preparation of financial statements of any of the Company Group.

(b) From and after the Closing, Buyer will use its commercially reasonable efforts to retain, or to cause its Affiliates (including the Company Group) to retain all books, records and other documents pertaining to the Company Group, including the Business and the Assets, in existence on the Closing Date and provided to Buyer, and to make the same available after the Closing Date for examination and copying by Seller or its Representatives, at Seller’s expense, upon reasonable notice to the extent not retained by Seller in accordance with Section 6.6(a). Buyer agrees that no such books, records or documents will be destroyed by Buyer or its Affiliates (including the Company Group) until seven (7) years following the Closing.

Section 6.7. Expenses. Except as otherwise contemplated by this Agreement, all costs and expenses (a) incurred by Seller in connection with the Transaction Documents and the transactions contemplated thereby shall be paid by Seller and (b) incurred by Buyer in connection with the Transaction Documents and the transactions contemplated thereby shall be paid by Buyer; provided, however, that if any action at Law or equity is necessary to enforce or interpret the terms of the Transaction Documents, the prevailing Party shall be entitled to reasonable attorneys’ fees and expenses in addition to any other relief to which such Party may be entitled.

Section 6.8. Consents and Approvals.

(a) Subject to Section 6.8(b), each Party shall, as promptly as possible following the Execution Date, until the earlier of the Closing or the termination of this Agreement, use commercially reasonable efforts to obtain, or cause to be obtained, all consents, authorizations, orders, and approvals from and to make all filings, notices, petitions, statements, registrations, submissions of information, applications or submissions of other documents required by any Governmental Authorities that are necessary for such Party’s execution and delivery of this Agreement and the performance of such Party’s obligations pursuant to this Agreement and the Transaction Documents. Subject to the foregoing, where applicable Laws specifically require either Seller or Buyer to file, make or secure such consents, authorizations, orders, approvals, filings, notices, petitions, statements, registrations, submissions of information, applications or submissions of other documents, as applicable, that applicable Party shall be responsible for preparing and making such filings or securing them in a timely manner and shall bear the costs thereof. For purposes of clarification and avoidance of doubt, the Parties acknowledge and agree that obtaining the Required Permits is Buyer’s responsibility at Buyer’s sole cost and expense; provided that Seller will reasonably cooperate with Buyer to obtain the Required Permits, including prior to the Closing to make all repairs specifically identified and actually required by any Governmental Authority in order to pass permit inspections conducted by Governmental Authorities. Until the earlier of the Closing or the termination of this Agreement, each Party shall reasonably cooperate with the other Party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders, and approvals and making all such filings, notices, petitions, statements, registrations, submissions of information, applications or submissions of other documents and provide to the other Party such information as may reasonably be requested or required. The Parties shall not willfully and intentionally take any action that will have the effect of delaying, impairing, or impeding the receipt of any required consents, authorizations, orders, and approvals or the making of such filings, notices, petitions, statements, registrations, submissions of information, applications or submissions of other documents and Seller shall cause Marsha Medina to execute any of the foregoing to the extent execution by her is necessary or appropriate.

(b) Based on prior advice received from the Premerger Notification Office of the Federal Trade Commission (“FTC”) confirming that notification under the HSR Act was not required for transactions equivalently structured as the transactions contemplated herein involving one or more real estate companies acquiring the real property on which the retail stores to be acquired are located, no HSR filings will be required in connection with the transactions contemplated herein. Buyer hereby agrees to indemnify the Seller and its Affiliates from and against any and all direct claims, damages, liabilities and judgements, including actual costs and expenses (including reasonable legal expenses, fines and penalties, but excluding consequential, special and punitive damages (other than any fines or penalties imposed by the FTC against Seller)) incurred by Seller or its Affiliates that arise from, relate to, or are assessed in connection with such non-filing in the event that the FTC determines that a HSR filing should have been made. Such indemnification obligations, including losses in connection therewith, shall not be subject to any limitations or carveouts except as set forth herein and shall survive termination of this Agreement.

(c) All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either Party before any Governmental Authority or the staff or regulators of any Governmental Authority in connection with the transactions contemplated by this Agreement (but, for the avoidance of doubt, not including any interactions between any Party and any Governmental Authority in the ordinary course of business, any disclosure which is not permitted by Law, or any disclosure containing confidential information) shall be disclosed to the other Party in advance of any filing, submission, or attendance, it being the intent of the Parties that the Parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each Party shall give notice to the other Party with respect to any meeting, discussion, appearance, or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other Party with the opportunity to attend and participate in such meeting, discussion, appearance, or contact.

(d) The Parties shall use their respective commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties and Governmental Authorities, which are described in Schedule 4.3 of the Seller Disclosure Schedules prior to the Closing.

(e) Buyer and Seller shall each notify the other promptly upon receipt of any communication (oral or written), notice or inquiry from, or any request for the voluntary submission of information or documentary material or any request for the submission of additional information or documentary material from, the FTC or any other Governmental Authority relating to the proposed purchase and sale of the Acquired Interests as provided under this Agreement.

(f) As soon as reasonably practicable following the date hereof, Seller shall, and shall cause the Company Group, as applicable, to, provide estoppel certificates to each tenant or subtenant at the Real Properties listed on Schedule 6.8(f), such estoppels in substantially the form attached hereto as Exhibit J (the “Tenant Estoppels”).

Section 6.9. Further Assurances. Each of the Parties shall execute and deliver, or shall cause to be executed and delivered, such documents and other instruments and shall take, or shall cause to be taken, such further actions as may be reasonably required to carry out the provisions of this Agreement and give effect to the transactions contemplated herein.

Section 6.10. Public Statements. Whether prior to or subsequent to the Closing, the Parties shall not make any press release or other public announcement (other than as required by Securities Laws) regarding the existence of this Agreement, the contents hereof or the transactions contemplated hereby without the prior written consent of the other Parties in accordance with this Section 6.10; provided, however, any such press release or other public announcement shall not (unless required by Securities Laws) reference the Unadjusted Purchase Price, Adjusted Purchase Price, Closing Purchase Price, Final Purchase Price or any other financial terms of consideration hereunder without the consent of each of Buyer and Seller, which consent shall not be unreasonably withheld, conditioned or delayed. If a Party desires to make an announcement to the general public, it shall first (to the extent permitted by Securities Laws) give the other Party not less than twenty-four (24) hours written notification of its desire to make such a public announcement. The written notification shall include (i) a request for comments (which the requesting party shall consider in good faith), and (ii) a written draft of the text of such public announcement. Notwithstanding any provision to the contrary contained in this Agreement, the provisions of this Section 6.10 will survive the Closing for one (1) year following the Closing and will otherwise survive termination of this Agreement pursuant to Article IX. Nothing herein shall prevent Buyer or any Affiliate of Buyer from disclosing the transactions contemplated hereby, including the Unadjusted Purchase Price, Adjusted Purchase Price, Closing Purchase Price, Final Purchase Price and any other financial or other terms on earnings calls or in filings by ARKO Corp. with the SEC, including in its Current Reports on Form 8-K, Quarterly Reports on Form 10-Q or Annual Reports on Form 10-K; provided, however that Buyer shall use commercially reasonable efforts to provide Seller (to the extent permitted by Securities Laws) with not less than twenty-four (24) hours written notification of the first filing by ARKO Corp. with the SEC referencing the transactions contemplated herein, which written notification shall include (i) a request for comments (which Buyer and its Affiliates shall consider in good faith), and (ii) a written draft of the text of such disclosure.

Section 6.11. Transfer Taxes. The parties shall split (50%/50%) all state and local transfer, sales, use, stamp, registration or other similar Taxes, if any, resulting from the transactions contemplated by this Agreement (“Transfer Taxes”); provided, however that notwithstanding the foregoing to the contrary, Buyer shall be solely responsible for, and shall pay, any Transfer Taxes incurred by the Parties to the extent incurred as a result of Buyer creating any additional assignments and/or conveyances of Assets or Equity Interests to the extent not otherwise expressly contemplated in this Agreement. Buyer shall prepare and file when due all necessary documentation and Tax Returns with respect to the Transfer Taxes. Buyer and Seller shall cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes and shall use the Real Property allocations previously provided by Buyer to Seller in writing and approved by Seller in connection therewith.

Section 6.12. Tax Matters.

(a) Filing of Indirect Tax Returns. Buyer shall prepare or cause to be prepared all Tax Returns for Straddle Periods required to be filed by the Company Group on or after the Closing Date with respect to Indirect Taxes. Buyer shall pay or cause to be paid all Indirect Taxes owed with respect to such Tax Returns to the appropriate Governmental Authority. For the avoidance of doubt, the combined current liabilities of the Company Group referred to in clause (b) of the definition of Net Working Capital shall include all unpaid Indirect Taxes for periods commencing on or after January 1, 2022 attributable to the assets, operations or activities of the Company Group apportioned to Seller in accordance with the principles set forth in Section 6.12(b).

(b) Proration of Straddle Period Taxes. For purposes of determining the portion of any Indirect Taxes that are payable with respect to any Straddle Period for purposes of calculating Net Working Capital, the portion of any such Indirect Taxes that is attributable to the portion of such Straddle Period ending as of the Final Closing Date and therefore current liabilities as of the Final Closing Date shall be:

(i) in the case of Indirect Taxes that are either imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount that would be payable if the Tax period of the Company Group ended as of the Final Closing Date; provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on Final Closing Date and the period beginning after the Final Closing Date in proportion to the number of days in each period; and

(ii) in the case of Indirect Taxes that are imposed on a periodic basis with respect to the assets or capital of the Company Group, deemed to be the amount of such Indirect Taxes for the entire Straddle Period (or, in the case of such Indirect Taxes determined on an arrears basis, the amount of such Indirect Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the portion of the period ending on the day preceding the Final Closing Date and the denominator of which is the number of calendar days in the entire period.

(c) Income Taxes. All Income Taxes attributable to the assets, operations or activities of the Company Group for any period or portion of any period ending on or prior to the Final Closing Date shall be borne and paid by Seller or its owners, including, without limitation, any Income Taxes owed in connection with the Closing, including, without limitation, the Oak Closing and/or the SBI Closing, including all Income Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company Group (or any predecessor of the foregoing) is or was a member on or prior to the Final Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; and all Income Taxes of any person imposed on the Company Group arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Final Closing Date.

(d) Cooperation. Buyer and Seller shall cooperate fully as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any inquiry, claim, assessment, audit, litigation or other proceeding (each a “Tax Proceeding”) with respect to Taxes imposed on or with respect to the assets, operations or activities of the Company Group. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such Tax Returns or Tax Proceedings and making representatives and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(e) Amended Tax Returns. Buyer shall not amend, refile or otherwise modify, or cause or permit to be amended, refiled or otherwise modified, any Tax Return for Indirect Taxes filed with respect to the Company Group for any pre-Closing periods or Straddle Periods without the prior written consent of Seller in a manner which would reasonably be expected to trigger any liability to or obligations of Seller in any material respect without the prior written consent of Seller, such consent with respect to Straddle Periods not to be unreasonably withheld or delayed.

(f) Tax Refunds. Any cash refunds of Indirect Taxes or Tax credits of the Company Group (whether in the form of cash received or a credit, reduction or offset actually realized against Indirect Taxes otherwise payable) received (other than to the extent included as an asset in the calculation of the Net Working Capital as finally determined hereunder, which refund shall be for the account of Buyer) by any Company Group Member (or otherwise on account of any Assets of an Company Group Member) (“Tax Refunds”) with respect to, on account of or otherwise attributable to any pre-Closing Period or, with respect to any Straddle Period, the portion of such Straddle Period ending as of the Final Closing Date, including from or as a result of any Tax Proceeding, shall be for the account of Seller (net of any reasonable out-of-pocket costs or expenses (including Taxes) incurred by the Company Group after the Closing Date with respect thereto or attributable to the receipt thereof) to the extent such Tax Refund relates to Indirect Taxes (x) paid (i) by the Company Group on or prior to the Final Closing Date (but only to the extent such refund receivable was not taken into account in determining the Net Working Capital) or (ii) by Seller or an Affiliate or beneficial interest holder of Seller, or (y) included as a liability or an item of expense, in each case, in the calculation of the Net Working Capital as finally determined hereunder. Any Tax Refunds attributable solely to any Tax period beginning after the Final Closing Date shall be for the account of Buyer to the extent such Tax Refund relates to Indirect Taxes (1) paid by the Company Group after the Closing Date or by Buyer or an Affiliate or beneficial interest holder of Buyer and (2) that are not otherwise described in the immediately preceding sentence as being for the account of Seller. Any Tax Refunds for any Straddle Period shall be equitably apportioned between Seller and Buyer in accordance with the principles set forth in Section 6.12(b) and the payments made by or on account of each of Buyer and Seller on account of such Indirect Taxes. To the extent that Buyer or any of its subsidiaries receives a Tax Refund that is for the account of Seller pursuant to this Section 6.12(f), Buyer shall promptly give written notice to Seller of the receipt of such Tax Refund and shall pay or cause to be paid the amount of such Tax Refund (and any interest received from the Governmental Authority) to Seller (reduced by any reasonable out-of-pocket cost, expenses and Taxes of Buyer or the Company Group after Closing with respect to the receipt or payment of such refund). The amount due to Seller under this Section 6.12(f) shall be paid to Seller within thirty (30) days of the receipt of the Tax Refund from the applicable Governmental Authority. For purposes of this Section 6.12(f), “receipt” or “received” means (x) in the case of a cash Tax Refund, actual receipt thereof, and (y) in the case of a credit, reduction or other offset against Indirect Tax for a period beginning after the Closing Date, the earlier of (1) the date on which such credit, reduction or other offset is utilized and (2) the filing of the Tax Return on which such credit, reduction or offset results in an actual reduction in cash Indirect Taxes payable, but solely, for the avoidance of doubt, to the extent of such actual reduction in cash Indirect Taxes payable. To the extent any credit, reduction or offset relates to multiple tax periods, it shall be applied on a first in first out basis with such credit, reduction or offset  being applied to the earliest tax periods first.

(g) Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon the Company Group shall be terminated as of the Closing Date.

Section 6.13. Initial R&W Policy and Amended R&W Policy.

(a) The Parties acknowledge and agree that (i) as of or prior to the Execution Date, Buyer has procured a R&W Conditional Binder in connection with the Amended R&W Policy, (ii) the Amended R&W Policy amends and restates and supersedes in its entirety the Initial R&W

Policy and provides coverage with respect to both the Pride Asset Purchase Agreement and this Agreement and (iii) following the Execution Date, Buyer shall use its reasonable best efforts (and Seller shall reasonably cooperate with Buyer upon Buyer’s request in connection with same, including, without limitation, by complying with Section 6.2 and the other provisions of this Agreement in order to facilitate Buyer’s bring-down diligence and underwriting under the R&W Conditional Binder) to ensure that the conditions in the R&W Conditional Binder are met so that the Amended R&W Policy will be finally issued and bound and remain in effect from and after the Closing; provided that for purposes of clarification and avoidance of doubt, Seller shall have no responsibility for any diligence conducted by Buyer and its Affiliates in accordance with this Agreement from and after the date hereof which results in an exclusion under the Amended R&W Policy. From and after the Execution Date, Buyer shall not (and shall cause its Affiliates to not) grant any right of subrogation, contribution or other right against the Seller Related Parties (as such term is defined in the portion of the Amended R&W Policy relating to this Agreement) in connection with the portion of the Amended R&W Policy relating to this Agreement (other than as provided in the portion of the Amended R&W Policy relating to this Agreement) or otherwise amend, modify, terminate, or waive the subrogation provisions of the portion of the Amended R&W Policy relating to this Agreement, in each case, in a manner materially adverse to the Seller Related Parties (as such term is defined in the portion of the Amended R&W Policy relating to this Agreement) without the prior written consent of Seller. Buyer shall timely pay, or cause to be paid, all costs and expenses related to the Amended R&W Policy, including the total premium, underwriting costs, taxes, brokerage commission, and other fees and expenses of such policy, but in any event solely to the extent such costs and expenses (including premium, underwriting costs, taxes, brokerage commission, and other fees and expenses) pertain solely to the issuance, placement and binding of the Amended R&W Policy and do not pertain in any manner to the Initial R&W Policy.

(b) From and after the Execution Date until the earlier of the Closing or the termination of this Agreement, (i) Seller shall cause Holdings and the other insureds under the Initial R&W Policy to cause the Initial R&W Policy to remain in full force and effect, to exercise all of their rights and remedies thereunder in accordance with this Agreement and the Initial R&W Policy and to comply with all of the terms and conditions thereof, and (ii) in addition to, and without limiting, clause (i), after Holdings or any other insured under the Initial R&W Policy becomes entitled to make any claim, receive any amount and/or exercise or receive any other rights or remedies under the Initial R&W Policy, in each case based on Knowledge first received by Seller after the Execution Date and/or based on Actual Knowledge (as defined in the Initial R&W Policy) first received by a Specified Person (as defined in the Initial R&W Policy) after the Execution Date, Seller shall provide Buyer with written notice thereof, and if approved by Buyer (such approval not to be unreasonably delayed, conditioned or withheld, taking into consideration whether any delay of or failure to provide such approval would cause Seller to be unable to recover thereunder), cause Holdings to make such claim, receive such amount (which amount shall be held for the benefit of Buyer and shall not be distributed to Seller) and/or exercise or receive such other rights or remedies, as applicable, under the Initial R&W Policy.

(c) From and after the Closing through the date that is thirty (30) days after the six (6) year anniversary of the Closing Date or, if any claims are then pending under the Amended R&W Policy or the Pride Asset Purchase Agreement as of such date, through the date as of which all such claims are definitively resolved, if Buyer requests in writing that Seller assist Buyer in connection with a claim under or in connection with the Amended R&W Policy or the Pride Asset Purchase Agreement, Seller shall, and shall cause its Affiliates and their respective managers, officers, employees and other relevant personnel to, provide Buyer with such cooperation and assistance as is reasonably necessary or appropriate in connection with the filing or prosecution or defense of any such claim, including by making books and records related to the Business and/or the Company Group reasonably available for Buyer to review and copy and making managers, officers, employees and other relevant personnel of Seller and its Affiliates reasonably available for interviews and depositions (in each case, to the extent within Seller’s control or possession and other than documents or materials subject to any confidentiality obligations or attorney-client privilege, provided that Seller and its Affiliates shall reasonably cooperate with Buyer to provide Buyer with comparable documents or materials without violating such confidentiality obligations and while still preserving the privileged status of such documents or materials); provided, that (i) none of Seller or its Affiliates shall have any liability to Buyer or shall be required to take any action that would reasonably be expected to result in liability to any other party, in each case, in connection with such cooperation and (ii) such cooperation shall be at Buyer’s sole cost and expense (including any out of pocket, third party cost or expense arising in connection with such cooperation).

(d) Seller acknowledges and agrees that unless this Agreement is terminated, (i) any claims, rights or remedies made or exercised or entitled to be made or exercised under the Initial R&W Policy, and any amounts or other rights received, recovered, receivable or recoverable under the Initial R&W Policy, in each case of the foregoing, at any time at or prior to the Closing, shall solely be paid to, held by and for the account and benefit of Holdings and the direct and indirect Subsidiaries of Holdings (and not to, by, for or of Seller or any of its post-Closing Affiliates), (ii) the Amended R&W Policy is solely for the account and benefit of Buyer, Holdings and the direct and indirect Subsidiaries of Holdings, the foregoing Persons’ respective post-Closing Affiliates and the other additional insureds under the Amended R&W Policy (and not for or of Seller or any of its post-Closing Affiliates), and (iii) from and after the Closing, none of Seller or any of its post-Closing Affiliates shall be entitled to make any claims, receive any amounts or exercise or receive any other rights or remedies under the Initial R&W Policy (which Seller acknowledges and agrees shall have been amended and restated and superseded by the Amended R&W Policy) or the Amended R&W Policy.

Section 6.14. Employee Matters

(a) During the 12-month period following the Closing Date, Buyer shall, or shall cause the Company Group to, subject to customary background checks, voluntary terminations and for “cause” terminations, provide each Business Employee that is employed by a Company Group Member as of the Closing Date (other than the chief executive officer, chief financial officer and general counsel of the Company Group) although GPM shall have the right to provide continued employment to such Business Employees) (each, a “Continuing Employee”) with base compensation and employee benefits (other than any defined benefit plan and/or equity compensation plan) that is substantially similar, in the aggregate, to the base compensation and employee benefits provided to such Continuing Employees by the Company Group immediately prior to the Closing Date.

(b) With respect to participation by each Continuing Employee in any employee benefit plan, agreement, arrangement or program of Buyer or its Affiliates (other than any defined benefit pension plan or equity compensation plan) (each, a “Buyer Plan”), Buyer shall, or shall cause the Company Group to: (i) recognize, for eligibility, vesting and benefit levels purposes, service with the Company Group prior to the Closing Date to the extent such service was recognized under the corresponding Plan, program or arrangement covering such Continuing Employee immediately prior to the Closing Date; provided, however, that such credit need not be provided to the extent that such credit would result in any duplication of benefits for the same period of service; (ii) credit, for purposes of post-Closing paid time off, each such Continuing Employee with the amount of accrued but unused vacation time, sick time and other time-off benefits as such Continuing Employee had with the Company Group as of the Closing Date; (iii) use commercially reasonable efforts to waive any pre-existing condition exclusions, actively-at-work requirements and waiting periods under all Buyer Plans that are group health and welfare benefit plans, except to the extent such pre-existing condition exclusion, requirement or waiting period would have applied to such individual under the comparable Plans of the Company Group in which such Continuing Employee was eligible to participate immediately prior to the Closing Date; and (iv) use commercially reasonable efforts to provide full credit for any co-payments, deductibles or out of pocket expenses such Continuing Employee paid under a comparable Plan of the Company Group prior to the Closing Date for the plan year in which the Closing Date occurs.

(c) Buyer shall be responsible for performing and discharging all requirements under the Worker Adjustment Retraining Notification Act of 1988 and any other applicable state and local Laws relating to employment losses or mass layoffs (collectively, the “WARN Act”) to the extent that such requirements arise from any action taken by Buyer or its Affiliate with respect to any Continuing Employee.

(d) The provisions of this Section 6.14 are solely for the benefit of the Parties and nothing herein express or implied shall (i) confer upon any employee, Continuing Employee or any legal representative or beneficiary thereof any rights or remedies, including any right to employment, or continued employment for any specified period, of any nature or kind whatsoever, or (ii) constitute an establishment, amendment to or any other modification of any Buyer Plan, Plan or other employee benefit plan, or shall limit the right of Buyer or any of its Affiliates to amend, terminate or otherwise modify any Buyer Plan, Plan or other employee benefit plan following the Closing Date.

Section 6.15. Confidentiality. Each Party acknowledges and agrees that the Confidentiality Agreement remains in full force and effect and, in addition, covenants and agrees to keep confidential, in accordance with the provisions of the Confidentiality Agreement, information provided to the other Party pursuant to this Agreement and the Confidentiality Agreement and the terms of this Agreement and the transactions contemplated herein, except as expressly provided in Section 6.10. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement and the provisions of this Section 6.15 shall nonetheless continue in full force and effect.

Section 6.16. Cash Distributions. Prior to the Closing, Seller, in its discretion, may cause the Company Group Members to distribute any or all Cash and Cash Equivalents of the

Company Group Members to Seller and its Affiliates, other than the Store Cash which shall be retained at the Real Properties as of the Closing in accordance with Exhibit B, and except further for amounts received in connection with Initial R&W Policy claims as provided in Sections 6.13(b) and 6.13(c). For the avoidance of doubt, any Cash and Cash Equivalents remaining with the Company Group as of Closing (except for amounts received in connection with Initial R&W Policy claims as provided in Section 6.13(b)) shall be included in the Adjusted Purchase Price in accordance with Section 2.4.

Section 6.17. Bonuses. Buyer shall cause the Company Group Members to pay the bonus amounts to the applicable Persons pursuant to the bonus schedule previously provided by Seller to Buyer in writing. Such amounts shall be paid following the Closing but in no event later than December 30, 2022. In the event that any such amounts are not funded in accordance with this Section 6.17, such remaining amounts shall be promptly reimbursed by Buyer to Seller by wire transfer of immediately available funds and in any event within five (5) Business Days of the Final Closing.

Section 6.18. Closing Conditions. From the Execution Date until the Closing, each Party hereto shall use commercially reasonable efforts to take such actions as are reasonably necessary to expeditiously satisfy the closing conditions set forth in Article VII hereof.

Section 6.19. Exclusivity. Except to the extent necessary to comply with the terms and conditions of this Agreement, during the period commencing on the Execution Date and expiring on the earlier of the Closing Date or the date on which this Agreement is terminated in accordance with its terms, neither Seller, the Company Group nor any of their Affiliates shall, directly or indirectly, solicit, make, respond to (other than to decline), discuss with any third party or negotiate the terms of any offer or proposal from or to any Person (other than from or to Buyer or its Affiliates) relating to any acquisition of direct or indirect control of the Business, any purchase of any material amount of the Assets (other than in the ordinary course of business), or any change-of-control or business combination or similar transaction involving the Business, including any merger, consolidation, acquisition, purchase, re-capitalization or other transaction that would have a similar result as the transactions contemplated by this Agreement.

Section 6.20. Vapor Bucket Replacements; Hydrostatic Testing. Prior to the Closing, Seller shall use commercially reasonable efforts to (i) replace the vapor buckets located at the sixteen (16) Real Properties listed on Schedule 6.20 of the Seller Disclosure Schedules in compliance with MassDEP regulation 310 CMR 7.24(3) (the “Vapor Compliance Work”),and (ii) perform hydrostatic testing of all containment sumps located at the Real Properties listed on Schedule 6.20 of the Seller Disclosure Schedules in accordance with 310 CMR 80.27(7) (such activities, the “Containment Sump Testing” and together with the Vapor Compliance Work, the “Environmental Work”); provided that if Seller fails to complete the Environmental Work per this Section 6.20 prior to the Closing, then (i) Buyer shall complete the Environmental Work, including using commercially reasonable efforts to complete such Environmental Work prior to January 2, 2023, and (ii) Buyer’s reasonable, good faith estimated costs to complete such Environmental Work (the “Retained Amounts”) shall be withheld from the Unadjusted Purchase Price at Closing in order to reimburse Buyer for such Environmental Work, subject to the post-Closing true-up in Section 2.4 for the actual final amount of such Retained Amounts incurred by Buyer or its Affiliates. If Buyer fails, despite using commercially reasonable efforts, to complete the Vapor

Compliance Work by January 3, 2023, or any later date if MassDEP extends the date by which such Vapor Compliance Work must be completed, and Buyer is required to pay any fines or penalties due to such failure, or in the event that as a direct result of such failure to complete the Vapor Compliance Work, Buyer is required by applicable Law to partially or completely shut down operations at a particular site location, the amount of such fines or penalties and/or losses actually paid and/or incurred by Buyer solely as a result of such failure to complete the Vapor Compliance Work shall be included in the post-Closing true up of the Vapor Bucket Amount pursuant to Section 2.4. If Buyer is required to pay any fines or penalties due to the failure to complete Containment Sump Testing by October 13, 2022, or in the event that as a direct result of such failure to complete the Containment Sump Testing by October 13, 2022, Buyer is required by applicable Law to partially or completely shut down operations at a particular site location, the amount of such fines or penalties and/or losses actually paid and/or incurred by Buyer solely as a result of such failure to complete the Containment Sump Testing shall be included in the post-Closing true up of the Vapor Bucket Amount pursuant to Section 2.4. The remedies set forth in this Section 6.20 shall be Buyer’s sole and exclusive remedy in connection with the Environmental Work.

Section 6.21. IT Systems. Subject to Section 6.26, between the Execution Date and Closing, Seller agrees to (i) reasonably cooperate with Buyer’s IT team to make such modifications (including testing) to the IT systems used in the Business to ensure Buyer can operate the Business in a substantially similar manner as the Company Group on the date of Closing, and (ii) reasonably assist Buyer to ensure that all merchant and system feeds are prepared and ready to be activated as of immediately after the Closing.

Section 6.22. Payment of Brokers. Buyer acknowledges that Seller has retained BMO to act as the financial advisor in connection with the sale of the Assets and the transactions contemplated by this Agreement. Seller shall be responsible for all fees due to BMO. Each Party shall be responsible for any brokerage commission or other fees legally determined to be due to any broker or advisor claiming by, through or under such Party and, as between Seller and Buyer, shall also be responsible for any loss, liability, damage, cost or expense (including, without limitation, reasonable attorneys’ fees) paid or incurred by the other Party by reason of any claim to any such broker’s, finder’s or other fee in connection with the transactions contemplated by this Agreement by any such broker or advisor.

Section 6.23. Insurance. Buyer hereby acknowledges and agrees that, from and after the Closing Date, Buyer shall be responsible for obtaining and maintaining insurance covering the assets of the Company Group and that from and after the Closing Date, Seller shall not be responsible for the maintenance of any insurance policy relating to the Company Group or the Assets. Seller and its Affiliates shall be entitled to receive and retain any and all amounts paid to insured Persons pursuant to Seller’s insurance policies in respect of any insurance claim relating to the conduct of the business of the Company Group prior to the Closing Date, except with respect to the PLL Policy and except as otherwise provided in Section 6.13.

Section 6.24. Insurance and Casualty. If there is any material damage to or destruction of the Assets or any portion thereof before Closing which has not been restored by Seller and/or the Company Group as of the Closing to a condition reasonably comparable in all material respects to their condition prior to any such damage or destruction, Buyer shall nevertheless proceed with the Closing. Subject to the below, Buyer shall be entitled to the benefit of any insurance proceeds due as a result of such damage or destruction (without recourse to Seller) and Buyer shall assume responsibility for such repair and receive a credit against the Adjusted Purchase Price for the amount of any uninsured damage or applicable deductible. In the event Seller elects to repair such Assets, Seller shall be entitled to the proceeds of any insurance received in connection with the actual repair by Seller of such damage or destruction (and, if paid to Buyer or the Company Group, such proceeds shall be promptly remitted to Seller). Seller shall keep the Assets insured, at Seller’s expense, with such policy types and coverage amounts as Seller and/or the Company Group maintains in the ordinary course of business until Closing or termination of this Agreement.

Section 6.25. Condemnation. If, before Closing, any part of the Real Properties are taken, or noticed for taking, by eminent domain, Seller shall promptly give Buyer written notice thereof and the Closing shall, subject to Article VII, nevertheless proceed, except that the Seller and/or the Company Group shall, at the Closing, deliver to Buyer the net proceeds of any award or other proceeds of such taking which may have been collected by Seller and/or the Company Group before the Closing or, if the award or other proceeds have not been fully collected, deliver to Buyer an assignment (without recourse to Seller) of the Seller’s right to any such award or other proceeds which may be payable as a result of any such taking, and Buyer shall pay the full Adjusted Purchase Price without offset or reduction.

Section 6.26. IT; Phone Lines. Seller shall reasonably cooperate with Buyer in order to provide pre-Closing meetings with Seller’s and/or the Company Group's IT teams in order to discuss and plan a transition process with respect to all IT matters, including, without limitation, communication systems, security systems, credit card processing and integration with PDI. In addition, Buyer shall be permitted, subject to reasonable conditions and requirements of Seller, including as set forth in Section 6.2, at such times as are reasonably agreed to by the Parties and provided that Buyer shall not unreasonably interfere with Seller’s current business operations, to install new phone or other internet lines and certain connection equipment (Black Boxes) relating to the Assets, provided that, in the event that the Closing shall fail to occur for any reason, Buyer shall be responsible for the removal of all such items at its sole cost and expense, including any and all repairs and any damage caused in connection therewith.

Section 6.27. Credit Card Agreements. Subject to Section 6.2, Seller shall cooperate in a commercially reasonable manner with Buyer's efforts to obtain, effective as of Closing, the ability to process credit card and debit card transactions relating to the Business as of the Closing. Buyer agrees to use commercially reasonable efforts to have a transition plan in place to allow for Buyer to process credit card and debit card transaction relating to the Business as of the Closing.

Section 6.28. Post-Closing True Up. Seller and Buyer shall reasonably cooperate and work together in good faith to resolve any issues regarding final Inventory values, reconciliation of rent, tax, utility and other prorations and reconciliation of any other financial matters relating to the Real Properties or the Assets or the Acquired Interests or any other matters not otherwise adequately addressed herein. Following such resolution and reconciliation, Seller shall either invoice Buyer for any balance due or refund any over-payment and Seller or Buyer, as applicable, shall make any necessary payment to the other within five (5) Business Days following such resolution and reconciliation.

Section 6.29. Cooperation in Connection with Regulatory Filings. Seller shall, and shall cause its Affiliates, and shall consent to and use commercially reasonable efforts to cause its advisors and representatives to, reasonably cooperate with Buyer, its Affiliates and their officers, directors, auditors and other representatives, at the sole expense of Buyer, in connection with Buyer’s and its Affiliates’ financial reporting obligations after the Closing. The obligations of Seller under this Section 6.29 shall survive for one (1) year following the Closing.

Section 6.30. PWC Analysis. Seller has caused PricewaterhouseCoopers (“PWC”) to extend the scope of prior work performed by PWC in connection with the Pride Asset Purchase Agreement. Seller agrees that Buyer’s financial consultant, Riveron, shall be able to discuss the PWC reports directly with PWC, subject to Riveron entering into any agreements required by PWC. Buyer shall, at Closing, reimburse Seller for the fees and expenses solely associated with such extension of PWC’s initial scope of work (the “PWC Reimbursement”).

Section 6.31. Specified Matter. The Parties agree to the matters contemplated on Schedule 6.31 of the Seller Disclosure Schedule.

Section 6.32. Disclaimer. BUYER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN OR IN THE TRANSACTION DOCUMENTS, IN ACQUIRING THE ACQUIRED INTERESTS, BUYER IS ACQUIRING THE ASSETS ON AN “AS IS, WHERE IS, WITH ALL FAULTS” BASIS AND SELLER ON BEHALF OF ITSELF AND ITS AFFILIATES, EXPRESSLY DISCLAIMS, AND BUYER ACKNOWLEDGES AND AGREES THAT IT HAS NOT RELIED UPON, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO (A) TITLE TO ANY ASSETS OF THE COMPANY GROUP, INCLUDING THE ASSETS, (B) THE CONTENTS, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM RELATING TO THE BUSINESS, THE ACQUIRED INTERESTS OR ASSETS OF THE COMPANY GROUP, (C) ANY ESTIMATES OF THE VALUE OF THE BUSINESS, THE ACQUIRED INTERESTS OR ASSETS OF THE COMPANY GROUP, OR FUTURE REVENUES GENERATED THEREBY, (D) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN, MARKETABILITY, PROSPECTS (FINANCIAL OR OTHERWISE) OR RISKS AND OTHER INCIDENTS OF THE BUSINESS, THE ACQUIRED INTERESTS OR ASSETS OF THE COMPANY GROUP OR (E) ANY OTHER DUE DILIGENCE INFORMATION, AND FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES THAT EXCEPT FOR THE REPRESENTATIONS, WARRANTIES AND COVENANTS SET FORTH IN THIS AGREEMENT AND THE TRANSACTION DOCUMENTS, BUYER SHALL OBTAIN ALL OF SELLER’S EQUITY INTERESTS IN THE COMPANY GROUP AND THEIR CORRESPONDING DIRECT OR INDIRECT INTERESTS IN THE ASSETS, IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS,” “WHERE IS” AND “WITH ALL FAULTS.”

Article VII
Conditions to Closing

Section 7.1. Conditions to Obligations of Each Party. The respective obligation of each Party to consummate the Closing is subject to the satisfaction, on or prior to the Closing Date, of the following condition, which may be waived in writing, in whole or in part, as to a Party by such Party (in such Party’s sole discretion): No Order, decree or injunction entered, issued, made, enforced or rendered by any Governmental Authority (whether temporary, preliminary or permanent) shall be in effect, and no Law shall have been enacted, promulgated or adopted that enjoins, prohibits, restrains, prevents or makes illegal the consummation of the transactions contemplated by the Transaction Documents.

Section 7.2. Conditions to Obligations of Buyer. The obligation of Buyer to consummate the Closing is subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any one or more of which may be waived in writing, in whole or in part, by Buyer (in Buyer’s sole discretion):

(a) Representations and Warranties of Seller.

(i) Each of the representations and warranties of Seller contained in Section 3.1 (Organization; Qualification), Section 3.2 (Authority; Enforceability), Section 3.3(a) (Non-Contravention), Section 3.6 (Ownership of Acquired Interests), Section 3.7 (Capitalization), Section 3.8 (Brokers’ Fee), Section 3.9 (Bankruptcy), Section 3.10 (Initial R&W Policy), Section 3.11 (Pride Transaction Documents), Section 4.1(a) (Organization; Qualification), Section 4.2(a) (Non-Contravention), Section 4.12 (Taxes), Section 4.13 (Employment and Labor Matters), Section 4.14 (Employee Benefits), Section 4.18 (Affiliate Transactions), Section 4.19 (Brokers’ Fee) and Section 4.22 (Anticorruption), shall be true and correct in all material respects as of the Final Closing Date as if remade on the Final Closing Date (except, in each case, for representations and warranties made as of a specific date, which shall be true and correct in all material respects as of such specific date); and

(ii) Each of the representations and warranties of Seller contained in Article III and Article IV (other than the representations and warranties in Section 7.2(a)(i)) shall be true and correct in all respects (it being understood that, for purposes of determining satisfaction of this Section 7.2(a)(ii), all materiality and Material Adverse Effect qualifications contained in such representations and warranties (other than the definition of Material Contract contained in such representations and warranties and Section 4.7) shall be disregarded) as of the Final Closing Date as if remade on the Final Closing Date (except, in each case, for representations and warranties made as of a specific date, which shall be true and correct in all respects as of such specific date), except to the extent the failure of any such representations or warranties to be true and correct does not in the aggregate result in a Material Adverse Effect.

(b) Performance. Seller shall have duly performed and complied in all material respects with all covenants and agreements required by this Agreement and each of the other Transaction Documents to be performed or complied with by Seller on or prior to the Final Closing Date.

(c) Closing Deliverables. Seller shall have delivered, caused to be delivered, or be ready, willing and able to deliver, to Buyer or the applicable required Person, all of the closing deliveries set forth in Section 8.2(b).

(d) Other Conditions.

(i) The Parties shall have obtained all consents listed in Schedule 4.3 of the Seller Disclosure Schedule with the exception of items listed on Schedule 7.2(d)(i) of the Seller Disclosure Schedules (collectively, the “Required Approvals”); provided, however, that if the Parties have not obtained all such Required Approvals as of the Outside Date, the Parties shall use good faith to reach a reasonable, mutually agreeable alternative solution in order to provide the Buyer with the economic benefits of the Business without delaying the contemplated Closing as a result of the failure to obtain any such Required Approvals by the Outside Date.

(ii) Buyer shall have obtained a customary commitment for a title insurance policy or other customary form of policy reasonably acceptable to Buyer, issued by Buyer’s title insurance company, together with a copy of all documents referenced therein that are obtained by the Buyer’s title insurance company (the “Title Commitments”), such Title Commitments to be for a policy insuring Buyer’s fee simple title to each Owned Real Property as of the Closing Date (which shall include, without limitation, non-imputation endorsements) in such amount as Buyer reasonably determines (or, if applicable, such Title Commitments shall be to provide down date, non-imputation and revised premium endorsements to existing title policies) (collectively, the “Title Policies”). The Title Commitments shall provide that Buyer is in a position to acquire marketable and indefeasible fee simple title to each Owned Real Property. Buyer shall have received evidence reasonably satisfactory to Buyer that all customary conditions (as applicable to each Owned Real Property) imposed on Seller (including providing lien waivers and/or owner’s affidavits) to the issuance of such Title Policies or such Title Commitments (other than the payment of premium therefore which shall be at standard commercial rates and the release of any deeds of trust or mortgages that have been paid in full or will be paid in full at Closing) and reasonably required by such Title Commitments have been or will be met. Seller agrees to reasonably assist Buyer (including, without limitation, by executing customary affidavits, documents and instruments reasonably required by the applicable title insurance companies) in obtaining the Title Policies. Additionally, Seller shall use commercially reasonable efforts to provide a recertification of the existing surveys and zoning reports to the entities requested by Buyer, at Buyer’s sole cost and expense, to the extent applicable. This closing condition in this Section 7.2(d)(ii) shall be waived to the extent Buyer shall not have used commercially reasonable efforts to obtain such policies and endorsements as soon as possible prior to the Closing Date and the failure to obtain such title policies (or alternatives described above) is not caused by Buyer’s own acts or omissions.

(iii) Buyer shall have received those federal, state and local governmental or quasi-governmental Permits necessary or required in order to own and operate the Business as currently conducted and listed in Schedule 7.2(d)(iii) of the Seller Disclosure Schedule (collectively, the “Required Permits”). Notwithstanding the foregoing, if Buyer has not obtained all Required Permits as of the Outside Date, the Parties shall cooperate in good faith to reach a reasonable, mutually agreeable alternative solution in order to provide the Buyer with the economic benefits of the Business without delaying the contemplated Closing as a result of the failure to obtain any such Required Permits by the Outside Date.

(iv) Buyer shall have, effective as of Closing, the ability to process credit card and debit card transactions relating to the Business at each of the operating locations included in the Real Property. Notwithstanding the foregoing, this closing condition shall be waived to the extent Buyer shall not have used commercially reasonable efforts to complete such transition prior to the Closing and such failure to process credit card transactions shall not have been caused by Buyer and shall be beyond Buyer’s reasonable control.

(v) The Seller shall not have caused any change to the Business that results in Buyer’s failure to obtain the Amended R&W Policy.

(vi) No Material Adverse Effect shall have occurred since June 30, 2022.

Buyer may not rely on the failure of any condition set forth in Sections 7.1 or 7.2 to be satisfied if such failure was caused primarily by the failure of Buyer to perform any of its obligations under this Agreement. If the Closing occurs, all closing conditions set forth in this Article VII that have not been fully satisfied as of the Closing shall be deemed to have been waived by Buyer solely for purposes of this Article VII (and, for the avoidance of doubt, such waiver shall not apply to or limit the rights of the Parties under this Agreement or the other Transaction Documents after the Closing).

Section 7.3. Conditions to Obligations of Seller. The obligation of Seller to consummate the Closing is subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any one or more of which may be waived in writing, in whole or in part, by Seller (in Seller’s sole discretion):

(a) Representations and Warranties of Buyer.

(i) Each of the representations and warranties of Buyer contained in Section 5.1 (Organization; Qualification), Section 5.2 (Authority; Enforceability), Section 5.3(a) (Non-Contravention), Section 5.6 (Matters Relating to Acquisition), Section 5.7 (Bankruptcy), Section 5.8 (Financial Resources) and Section 5.9 (Brokers’ Fee) (the “Buyer Fundamental Representations”) shall be true and correct in all material respects as of the Final Closing Date as if remade on the Final Closing Date (except, in each case, for representations and warranties made as of a specific date, which shall be true and correct in all material respects as of such specific date); and

(ii) Each of the representations and warranties of Buyer contained in Article V (other than the Buyer Fundamental Representations) shall be true and correct in all respects (it being understood that, for purposes of determining satisfaction of this Section 7.3(a), all materiality qualifications contained in such representations and warranties shall be disregarded) as of the Final Closing Date as if remade on the Final Closing Date (except, in each case, for representations and warranties made as of a specific date, which shall be true and correct in all respects as of such specific date), except to the extent the failure of any such representations or warranties to be true and correct does not result in a material adverse effect on the ability of Buyer to consummate the transaction contemplated by this Agreement.

(b) Performance. Buyer shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Buyer on or prior to the Final Closing Date.

(c) Closing Deliverables. Buyer shall have delivered, caused to be delivered, or be ready, willing and able to deliver, to Seller or the applicable required Person, all of the closing deliveries set forth in Section 8.2(a)(i).

Seller may not rely on the failure of any condition set forth in Sections 7.1 or 7.3 to be satisfied if such failure was caused primarily by the failure of Seller to perform any of its obligations under this Agreement. If the Closing occurs, all closing conditions set forth in this Article VII that have not been fully satisfied as of the Closing shall be deemed to have been waived by Seller solely for purposes of this Article VII (and, for the avoidance of doubt, such waiver shall not apply to or limit the rights of the Parties under this Agreement or the other Transaction Documents after the Closing).

Article VIII
Closing

Section 8.1. Time and Place of Closing. To the extent that the Oak Closing and/or the SBI Closing occurs, the Closing shall occur in two-steps with the Oak Closing and/or the SBI Closing to occur effective at 11:59 p.m. on the day before the Closing Date and the Closing of the remainder of the transactions contemplated herein, including the acquisition of the Acquired Interests by Buyer, to occur effective as of 12:01 a.m. on the Closing Date (the “Final Closing Date”). The closing of the sale, assignment, conveyance, transfer and delivery of the Acquired Interests to Buyer and the other transactions contemplated by this Agreement (the “Closing”) will take place by electronic transmission and shall occur at a mutually agreeable date following the satisfaction or waiver of all of the conditions set forth in Article VII having been satisfied or waived in writing by the Party or Parties entitled to waive such conditions (other than those conditions that by their nature can only be satisfied or waived at the Closing); provided that the Parties agree that they shall use their commercially reasonable efforts to ensure that Closing shall occur as soon as possible after execution of the Agreement and, in any event, no later than the Outside Date. The date of the Closing, which is anticipated to be on a Tuesday, is referred to in this Agreement as the “Closing Date.” All actions with respect to each of the two-steps of the Closing to be taken and all documents and instruments to be executed and delivered at Closing shall be deemed to have been taken, executed, and delivered simultaneously during such closing step, as applicable, and, except as permitted or specified hereunder, no actions shall be deemed taken nor any document and instruments executed or delivered until all actions have been taken and all documents and instruments have been executed and delivered.

Section 8.2. Deliveries and Actions at Closings.

(a) Buyer Deliveries and Actions. At the Oak Closing and/or the SBI Closing or the Closing, as applicable, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Seller of its obligations pursuant to Section 8.2(b), Buyer will execute and deliver, or cause to be executed and delivered, to Seller (or the appropriate Person in the case of clause (vi)), each of the following documents, where the execution or delivery of documents is contemplated, and will take or cause to be taken the following actions, where the taking of actions is contemplated:

(i) Closing Payment. Payment of the Closing Payment (less the Closing Debt Payoff which shall be paid pursuant to Section 8.2(d)(v)) by wire transfer of immediately available funds to an account designated by Seller (which account shall be so designated by Seller in writing to Buyer prior to the Closing Date);

(ii) Assignments of Interests. A counterpart of an assignment agreement, substantially in the form attached hereto as Exhibit D-1 (an “Assignment of Interests”), evidencing the assignment and transfer to Buyer of the Acquired Interests, duly executed by Buyer, and an Assignment of Interests, evidencing the assignment and transfer to Oak Street Real Estate Capital, LLC or its Affiliates of the Equity Interests of Pride RE, duly executed by Oak Street Real Estate Capital, LLC or its Affiliates and an Assignment of Interests, evidencing the assignment and transfer to GPMP of the Equity Interests of the Company Group Member Pride Transportation, LLC, duly executed by GPMP;

(iii) Assignment of Supplier Based Intangible. An assignment and assumption of the Supplier Based Intangible substantially in the form attached hereto as Exhibit D-2, duly executed by GPMP (“Assignment of SBI”);

(iv) Closing Certificate. A certificate, dated as of the Closing Date, signed by a Responsible Officer of Buyer certifying that the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied;

(v) Officer’s Certificate. A certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of managers of Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(vi) Mutual Release. A counterpart of a mutual release substantially in the form attached hereto as Exhibit E (the “Mutual Release”), duly executed by Buyer;

(vii) Closing Debt Payoff. Payment of the Debt outstanding under the Credit Documents as of the Closing on behalf of the Seller and the Company Group Members to all holders thereof, by wire transfer of immediately available funds, in such amounts and to such accounts as set forth in the Payoff Letter, together with payment of all other Debt listed on Schedule 8.2(a)(vii) attached hereto (the “Closing Debt Payoff”);

(viii) Franchise Agreements. Such information and documents required by Subway and Chester’s in connection with the transactions contemplated herein and the Franchise Agreements, as applicable; and

(ix) Restrictive Covenant. A Restrictive Covenant Agreement in substantially the form attached hereto as Exhibit M, dated effective as of the Closing Date, by and among Buyer, Seller and ArcLight Capital Partners, LLC (the “Restrictive Covenant Agreement”), duly executed by Buyer.

(b) Seller Deliveries and Actions. At the Oak Closing and/or the SBI Closing or the Closing, as applicable, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Buyer of its obligations pursuant to Section 8.2(a), Seller will execute and deliver, or cause to be executed and delivered, to Buyer, each of the following documents, where the execution or delivery of documents is contemplated, and will take or cause to be taken the following actions, where the taking of actions is contemplated:

(i) FIRPTA Certificate. A duly completed and executed IRS Form W-9 with respect to Seller (or, if Seller is disregarded as an entity separate from another Person for U.S. federal income Tax purposes, such other Person);

(ii) Assignments of Interests. A counterpart of each of the Assignments of Interests, each duly executed by Seller and a counterpart of the Assignment and Assumption of the Supplier Based Intangible, duly executed by Holdings and other applicable Company Group Members;

(iii) Resignations. Duly executed resignations of the officers, directors, and managers (as applicable) of the Company Group listed on Schedule 8.2(b)(iii) of the Seller Disclosure Schedule effective as of the Closing or evidence of the removal of such officers effective as of the Closing;

(iv) Payoff Letter; Lien Releases. A customary payoff letter (the “Payoff Letter”) which shall reflect the satisfaction in full of the amounts outstanding under the Credit Documents and other Debt of the Company Group as of the Closing, including releases of, and authorization to file termination statements in respect of, all Liens securing such Debt;

(v) Closing Certificate. A certificate, dated as of the Closing Date, signed by a Responsible Officer of Seller certifying that the conditions set forth in Sections 7.2(a) and 7.2(b) have been satisfied;

(vi) Officer’s Certificate. A certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the managing member of Seller authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(vii) Mutual Release. A counterpart of the Mutual Release, duly executed by Seller;

(viii) Pride Escrow Agreement. An updated incumbency certificate in connection with the Pride Escrow Agreement, reflecting such directors, managers or officers of Buyer and its Affiliates designated in writing by Buyer as authorized persons on behalf of Holdings in connection with the Pride Escrow Agreement;

(ix) Bank Accounts. Updated incumbency certificate(s) and signature cards in connection with any bank accounts of the Company Group, reflecting such directors, managers, officers, and authorized signatories of Buyer and its Affiliates designated in writing by Buyer as authorized persons on behalf of the Company Group in connection with such bank accounts, effective as of the Closing;

(x) Deeds. With respect to the Non-Operating Real Property, a special warranty or equivalent deed in accordance with local custom and practice in substantially the form attached hereto as Exhibit H-1 or Exhibit H-2, as applicable, duly executed by Pride RE and evidencing the conveyance of such parcels of Non-Operating Real Property to Pride Operating, or another Company Group Member (other than Pride RE) designated by Buyer, effective immediately prior to the Oak Closing;

(xi) Landlord Estoppel Certificates and Landlord Waivers. Estoppel certificates in substantially the form attached hereto as Exhibit I-1, and a waiver and consent in substantially the form attached hereto as Exhibit I-2 from each landlord under each Real Property Lease set forth in Schedule 8.2(b)(xi), dated effective not more than thirty (30) days prior to the Closing Date; provided, however, that if the Parties have not obtained all such certificates and waivers consents as of the Outside Date, the Parties shall continue to cooperate to obtain such certificates and consents after Closing without delaying the contemplated Closing as a result of the failure to obtain any such certificates by the Outside Date;

(xii) Tenant Estoppels. All of the executed Tenant Estoppels received as of the day immediately prior to the Closing; provided, however, that, for purposes of clarification and avoidance of doubt, if the Parties have not obtained all Tenant Estoppels as of the Outside Date, the Parties shall continue to cooperate to obtain such Tenant Estoppels after the Closing without delaying the contemplated Closing as a result of the failure to obtain any such Tenant Estoppels by the Outside Date;

(xiii) Bill of Sale. Bills of sale in substantially the form attached hereto as Exhibits N-1 and N-2 (collectively, the “Bill of Sale”), evidencing the conveyance of all of Pride RE’s right, title and interest in and to (if any) all equipment, furniture, fixtures and other tangible and personal property (including, without limitation, all tanks and tank systems) to Pride Operating or another Company Group Member (other than Pride RE) designated by Buyer, effective immediately prior to the Oak Closing;

(xiv) Lease Termination. A termination of lease, in substantially the form attached hereto as Exhibit O, terminating the existing Lease Agreement between Pride RE and Pride

Operating, dated as of January 1, 2022, solely as it relates to the Oak Real Property and the Equipment (as defined there) located thereon, duly executed by Pride RE and Pride Operating, LLC;

(xv) Assignment and Assumption Agreement. An assignment and assumption agreement, in substantially the form attached hereto as Exhibit K, assigning the Contracts (including the Real Property Leases) currently held by Pride RE to Pride Operating, duly executed by Pride RE and Pride Operating (the “Pride RE Contract Assignment Agreement”);

(xvi) Supplier Based Intangible. The Assignment of SBI, duly executed by Pride Operating;

(xvii) Restrictive Covenant Agreement. A counterpart of the Restrictive Covenant Agreement, duly executed by Seller and ArcLight Capital Partners, LLC; and

(xviii) PLL Policy. Evidence of the assignment of the PLL Policy from Seller to Holdings, including confirmation and consent of such assignment from the insurer thereunder.

Article IX
Termination Rights

Section 9.1. Termination Rights. This Agreement may be terminated at any time prior to the Closing as follows (the date of any permitted termination of this Agreement under this Section 9.1, the “Termination Date”):

(a) by mutual written consent of the Parties;

(b) by either Party, if any Governmental Authority of competent jurisdiction has enacted, promulgated or adopted any Law or entered, issued, made, enforced or rendered any Order, decree or injunction, in any case, that is final and non-appealable that has the effect of permanently enjoining, restraining, preventing, prohibiting or making illegal the consummation of the transactions contemplated by this Agreement and the other Transaction Documents; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to a Party if the enactment or adoption of such Law or issuance of such order was primarily due to the failure of such Party to perform or comply with any of its obligations under this Agreement;

(c) by Seller, if Seller is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or obligation of Buyer in this Agreement that would give rise to the failure of satisfaction of any of the conditions in Section 7.1 or Section 7.3 on or prior to the Outside Date (other than through Seller’s failure to comply with its obligations under this Agreement), and such breach, if curable, is not cured within 30 days after receipt of written notice thereof from Seller; provided, however, that if, at the end of such 30-day period, Buyer is proceeding in good faith to cure such breach, Buyer shall have an additional 30 days from the end of such

30-day period to effect such cure (or any shorter period of time that remains between the date Seller provides written notice of such violation or breach and the Outside Date);

(d) by Buyer, if Buyer is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or obligation of Seller in this Agreement that would give rise to the failure of satisfaction of any of the conditions in Section 7.1 or Section 7.2 on or prior to the Outside Date (other than through Buyer’s failure to comply with its obligations under this Agreement), and such breach, if curable, is not cured within 30 days after receipt of written notice thereof from Buyer; provided, however, that if, at the end of such 30-day period, Seller is proceeding in good faith to cure such breach, Seller shall have an additional 30 days from the end of such 30-day period to effect such cure (or any shorter period of time that remains between the date Buyer provides written notice of such violation or breach and the Outside Date); or

(e) by either Party, if the Closing has not occurred on or prior to the Outside Date, unless such failure of the Closing to occur on or prior to the Outside Date is primarily due to such Party’s failure to perform or comply with any of its obligations under this Agreement; provided, however, that if remedies pursuant to Section 10.18 have not been exercised or enforced with respect to such Party’s failure to perform or comply with any of its obligations under this Agreement within sixty (60) days of the Outside Date, then such Party shall be entitled to terminate this Agreement pursuant to this Section 9.1(e) notwithstanding the foregoing.

Section 9.2. Effect of Termination.

(a) If either Party terminates this Agreement pursuant to Section 9.1, the Parties’ respective obligations and liabilities under this Agreement shall terminate and become void ab initio; provided, however, that this Section 9.2, Section 6.2(c), Section 6.7, Section 6.8(b), Section 6.10, Section 6.15 and Article X (other than Section 10.18), and such of the defined terms set forth on Exhibit A to give context to such Sections and Articles, shall remain in full force and effect and shall survive any termination of this Agreement notwithstanding anything to the contrary herein. For the avoidance of doubt, no termination of this Agreement shall terminate, or otherwise limit or restrict the rights and remedies in or available under, the Confidentiality Agreement.

(b) If the Seller terminates this Agreement pursuant to (x) Section 9.1(c) or (y) Section 9.1(e) solely as a result of the Buyer’s failure to be ready, willing and able to close by the Outside Date where all of the Seller’s conditions to Closing set forth in Section 7.1 and Section 7.3 (other than such conditions that by their terms are to be satisfied at the Closing and which conditions would have been satisfied at the Closing if the Closing were to occur on the Outside Date) are satisfied and Seller is ready, willing and able to close, then, Seller may, in its sole discretion, elect to (i) receive seven and one-half percent (7.5%) of the Unadjusted Purchase Price (the “Termination Fee”) from the Buyer or (ii) seek specific performance of this Agreement in accordance with Section 10.18.

(c) If the Buyer terminates this Agreement pursuant to (x) Section 9.1(d) or (y) Section 9.1(e) solely as a result of the Seller’s failure to be ready, willing and able to close by the Outside Date where all of the Buyer’s conditions to Closing set forth in Section 7.1 and Section 7.3 (other than such conditions that by their terms are to be satisfied at the Closing and which conditions would have been satisfied at the Closing if the Closing were to occur on the Outside Date) are satisfied and Buyer is ready, willing and able to close, then, Buyer may, in its sole discretion, elect to (i) receive the Termination Fee from the Seller or (ii) seek specific performance of this Agreement in accordance with Section 10.18.

(d) It is expressly stipulated by the Parties that in the event that Seller or Buyer, as applicable, receives the Termination Fee, the actual amount of damages resulting from such a termination would be difficult if not impossible to determine accurately because of the unique nature of this Agreement, the unique nature of the Company Group, and differences of opinion with respect to such matters, and that the liquidated damages associated with receipt of the Termination Fee by the Seller or the Buyer, as applicable, are a reasonable estimate by the Parties of such damages under the circumstances and does not constitute a penalty.

(e) Notwithstanding anything to the contrary herein, if this Agreement is terminated pursuant to Section 9.1(e) as a result of any authorizations, consents, Orders or approvals of, or declarations or filings with, or expiration or termination of waiting periods (or extensions thereof) imposed under the HSR Act not having been obtained as of the Outside Date, or the FTC otherwise prohibits the Closing (and such failure is not primarily caused by the failure of either Party to perform any of its obligations under this Agreement), neither Party shall be entitled to payment of the Termination Fee.

(f) Any payments of the Termination Fee shall be made by wire transfer of immediately available funds to the account or accounts designated in writing by the Party to whom such Termination Fee is owed pursuant to this Section 9.2 within five (5) Business Days of such Termination Fee becoming due and payable pursuant to this Section 9.2.

Section 9.3. Non-Compensatory Liabilities. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NEITHER SELLER, BUYER NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES SHALL BE LIABLE HEREUNDER FOR ANY PUNITIVE, SPECULATIVE OR EXEMPLARY DAMAGES RELATING TO THE BREACH OR ALLEGED BREACH HEREOF OR OF ANY TRANSACTION DOCUMENT; PROVIDED THAT NOTHING IN THIS SECTION 9.3 IS INTENDED TO BE A LIMITATION ON ANY OBLIGATION OF A PARTY HEREUNDER WITH RESPECT TO (I) A THIRD PARTY CLAIM RELATING TO SUCH OBLIGATION OR (II) FRAUD BY SUCH PARTY.

Section 9.4. Limitation of Liability. Notwithstanding anything to the contrary, in no event shall Seller’s or Buyer’s aggregate liability under this Agreement exceed the Adjusted Purchase Price.

Article X
Miscellaneous

Section 10.1. No Survival; Sole and Exclusive Remedy. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing with the exception of Section 3.7 hereof, and all rights, claims and causes of action (whether in contract or in tort or otherwise, or whether at Law or in equity) with respect thereto shall terminate at the Closing. Notwithstanding the foregoing, if the Closing occurs, this Section 10.1 shall not limit any covenant or agreement of the Parties to the extent such covenant or agreement is required to be performed after the Closing (which post-Closing covenants and agreements shall include, for avoidance of doubt, those set forth in Section 6.12(c) hereof), which covenants and agreements shall survive the Closing in accordance with their respective terms. Except in the case of (a) any covenant or agreement required to be performed after the Closing, (b) Seller’s representations and warranties contained in Section 3.7, or (c) Fraud, the Buyer’s sole and exclusive remedy following Closing shall be the Amended R&W Policy and to pursue any remedies available pursuant to the Pride Asset Purchase Agreement, as applicable, and the Buyer, on behalf of itself, its Affiliates, and their respective Representatives, hereby fully, unconditionally and irrevocably waives (and discharges and releases the Seller and the Company Group, and their respective Representatives for) any and all claims, demands, torts, liens, suits, Actions, causes of action, debts, damages, obligations, liabilities and rights whatsoever, at law or in equity, whether known or unknown, suspected or unsuspected, now existing or which may hereafter accrue, directly or indirectly, arising out of or related to the transactions contemplated by this Agreement. Notwithstanding anything to the contrary contained herein, Buyer’s first recourse for any claims under this Agreement or any Transaction Documents shall, solely to the extent recoverable and then recovered thereunder, be the Amended R&W Policy, if available, and, solely to the extent recoverable and recovered thereunder, the Pride Asset Purchase Agreement, as applicable, except, in each case, for any claims arising as a result of Seller’s Fraud. Notwithstanding anything to the contrary contained herein, no limitations (including any survival limitations and other limitations set forth in Section 9.4 or this Section 10.1), qualifications or procedures in this Agreement shall be deemed to limit or modify the ability of Buyer or any other insured under the Amended R&W Policy to make claims under or recover under the Amended R&W Policy.

Section 10.2. Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware, without giving effect to any conflicts of Law principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 10.3. Consent to Jurisdiction. The Parties irrevocably submit to the exclusive jurisdiction of any state court located in New Castle County, Delaware, for the purposes of any Proceeding arising out of this Agreement or the transactions contemplated hereby (and each agrees that no such Proceeding relating to this Agreement or the transactions contemplated hereby shall be brought by it except in such courts). The Parties irrevocably and unconditionally waive (and agree not to plead or claim) any objection to the laying of venue of any Proceeding arising out of this Agreement or the transactions contemplated hereby in any state court located in New Castle County, Delaware or that any such Proceeding brought in any such court has been brought in an inconvenient forum. Each Party also agrees that any final and non-appealable judgment against a Party in connection with any Proceeding shall be conclusive and binding on such Party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment shall be conclusive evidence.

Section 10.4. Waiver of Jury Trial. Each Party hereby irrevocably waives, and covenants that it will not assert (whether as plaintiff, defendant or otherwise), any right to trial by jury in any forum in respect of any issue, claim, demand, action, Proceeding or counterclaim arising in whole or in part under, related to, based on, or in connection with, this Agreement or the subject matter hereof, whether now existing or hereafter arising and whether sounding in tort or contract or otherwise. Any Party may file an original counterpart or a copy of this Section 10.4 with any court as written evidence of the consent of each Party to the waiver of its right to trial by jury.

Section 10.5. Amendment and Modification. This Agreement may be amended, modified or supplemented only by written agreement of Buyer and Seller.

Section 10.6. Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of any of the Parties to comply with any obligation, covenant, agreement or condition in this Agreement may be waived by the Party entitled to the benefits thereof only by a written instrument signed by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 10.7. Notices. Any notice, demand or communication required or permitted under this Agreement shall be in writing and delivered personally, by reputable overnight delivery service or other courier or by certified mail, postage prepaid, return receipt requested, or by e-mail, and shall be deemed to have been duly given (a) as of the date of delivery if delivered personally or by overnight delivery service or other courier, or by e-mail (if delivered prior to 5 p.m. or, if thereafter, then as of the next day), or (b) on the date receipt is acknowledged if delivered by certified mail, addressed as set forth on Exhibit L; provided that a notice of a change of address shall be effective only upon receipt thereof.

Section 10.8. Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns. Neither Party may assign or transfer this Agreement or any of its rights, interests or obligations under this Agreement without the prior written consent of the other Party. Notwithstanding the foregoing, (i) Buyer may, at its sole discretion, assign this Agreement and/or any of its rights hereunder to any Affiliate of Buyer, which assignment may include, without limitation, Buyer assigning its rights to the Supplier Based Intangible to GPMP and the Equity Interests of Company Group Member Pride Transportation, LLC, in which event Seller shall assign such rights and Equity Interests in and to such Company Group Member to GPMP at 11:59 PM the day prior to the Closing Date; and (ii) Buyer may, at its sole discretion, enter into transaction(s) with respect to Pride RE, including, without limitation, with Oak Street Real Estate Capital, LLC and/or an Affiliate thereof (an “Oak Party”), and as part of such transaction(s), Buyer shall have the right to assign and/or designate to such Oak Party, Buyer’s interest under this Agreement to extent relating to Pride RE, and to provide such Oak Party with copies of any and all licenses, Permits, environmental reports, title reports, surveys, engineering reports and other items relating to the Real Properties and/or Pride RE, provided that such Oak Party agrees to maintain the confidentiality of such documents, reports and other instruments in accordance with the terms of the Confidentiality Agreement (the “Oak Street Designation”); provided, however, that notwithstanding the foregoing, no assignment shall relieve the assigning Party of any of its obligations hereunder, including Buyer. In connection with any such assignment and/or designation by Buyer to an Oak Party, (A) Seller shall prior to the Closing Date cause Pride RE to convey and transfer its rights in the Non-Operating Real Property to Pride Operating or another Company Group Member (other than Pride RE) designated by Buyer, (B) Seller shall, immediately prior to the Closing Date (i.e., at 11:59 PM on the day before the Closing Date) cause Holdings to assign all of its membership interests in Pride RE to the applicable Oak Party, and (C) Seller and Buyer shall each reasonably cooperate with the other in connection with making any timing and/or minor structural changes to the transactions contemplated hereunder in order to make such assignment/designation in a Tax efficient manner, provided that no such modifications or changes shall affect the Parties’ respective rights, obligations or liabilities provided herein or impose any additional liability or obligation on Seller and in no event shall such timing changes impact the Outside Date. Any attempted assignment or transfer in violation of this Agreement shall be null, void and ineffective.

Section 10.9. Third Party Beneficiaries. Nothing in this Agreement shall entitle any Person other than Buyer and Seller to any claim, cause of action, remedy or right of any kind, except the rights expressly provided to the Persons described in Section 6.2, Section 6.5, Section 10.8 and Section 10.17, in each case, only to the extent such rights are exercised or pursued, if at all, by Seller or Buyer acting on behalf of such Person (which rights may be exercised in the sole discretion of the applicable Party hereunder). Notwithstanding the foregoing: (a) the Parties reserve the right to amend, modify, terminate, supplement, or waive any provision of this Agreement or this entire Agreement without the consent or approval of any other Person and (b) no Party hereunder shall have any direct liability to any permitted third-party beneficiary, nor shall any permitted third-party beneficiary have any right to exercise any rights hereunder for such third-party beneficiary’s benefit except to the extent such rights are brought, exercised and administered by a Party hereto.

Section 10.10. Entire Agreement. Except for the Confidentiality Agreement, this Agreement (including the Annexes, Schedules and Exhibits attached hereto) and the other Transaction Documents constitute the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both oral and written, between the Parties with respect to such subject matter.

Section 10.11. Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 10.12. Representation by Counsel. Each Party agrees that it has been represented by independent counsel of its choice during the negotiation and execution of this Agreement and the documents referred to herein, and that it has executed the same upon the advice of such independent counsel. Each Party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto shall be deemed the work product of both Parties and may not be construed against either Party by reason of its preparation. Therefore, the Parties waive the application of any Law providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

Section 10.13. Disclosure Schedules. The inclusion of any information (including dollar amounts) in any Section of the Seller Disclosure Schedule shall not be deemed to be an admission or acknowledgment by Seller that such information is required to be listed on such Section of the Seller Disclosure Schedule or is material to or outside the ordinary course of the business of Seller or the Company Group. The information contained in this Agreement, the Exhibits and the Seller Disclosure Schedule is disclosed solely for purposes of this Agreement, and no information contained in this Agreement, the Exhibits or the Seller Disclosure Schedule shall be deemed to be an admission by any Party to any third Person of any matter whatsoever (including any violation of a legal requirement or breach of contract). Any exception, qualification or other disclosure set forth on the Seller Disclosure Schedule with respect to a particular representation, warranty or covenant contained in this Agreement shall be deemed to be an exception, qualification or other disclosure with respect to all other representations, warranties and covenants contained in this Agreement to the extent any description of facts regarding the event, item or matter disclosed is adequate so as to make reasonably apparent that such exception, qualification or disclosure is applicable to such other representations, warranties or covenants whether or not such exception, qualification or disclosure is so numbered.

Section 10.14. Facsimiles; Counterparts. This Agreement may be executed in one or more counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document. Either Party’s delivery of any executed counterpart signature page by facsimile (or electronic .pdf format transmission) is as effective as executing and delivering this Agreement in the presence of the other Party, and such signature shall be deemed binding for all purposes hereof, without delivery of an original signature being thereafter required.

Section 10.15. Privileged Communications. As to all communications among Locke Lord LLP, on the one hand, and Seller, the Company Group, or their Affiliates and Representatives, on the other hand, that relate in any way to the transactions contemplated by this Agreement that constitute attorney-client privileged communications or are otherwise privileged under applicable Law (collectively, the “Privileged Communications”), the privilege and the expectation of client confidence belongs to Seller and may be controlled by Seller and shall not pass to or be claimed by Buyer, the Company Group or any of their respective Affiliates. The Privileged Communications are the property of Seller, and from and after the Closing Date, none of Buyer, the Company Group or any of their respective Affiliates, nor any Person purporting to act on behalf of Buyer, the Company Group or any of their respective Affiliates will seek to obtain such Privileged Communications, whether by seeking a waiver of the privilege or through other means. As to any such Privileged Communications prior to the Closing Date, none of Buyer, the Company Group or any of their respective Affiliates, successors or assigns, may disclose, use or rely on any of the Privileged Communications after the Closing; provided, however, the foregoing shall not restrict the ability of Buyer, the Company Group or any of their respective Affiliates to challenge the fact that any communication is a Privileged Communication (other than as a result of Buyer becoming the owner of the Acquired Interests). The Privileged Communications may be used by Seller and its respective Affiliates in connection with any dispute that relates in any way to the transactions contemplated by this Agreement. Notwithstanding the foregoing, in the event that a dispute arises between Buyer, the Company Group and a third Person (other than a Party to this Agreement or any of such Party’s respective Affiliates) after the Closing, the Company Group may assert the privilege to prevent disclosure of the Privileged Communications to such third Person; provided, however, that the Company Group may not, unless required by applicable Law, waive such privilege without the prior written consent of Seller.

Section 10.16. Certain Waivers. Buyer and the Company Group agree, on their own behalf and on behalf of each of their respective members, owners, directors, officers, employees, consultants, permitted assigns and Affiliates (including the Company Group following Closing), that, following the Closing, Locke Lord LLP may serve as counsel to Seller and its Affiliates in connection with any matters related to this Agreement and the transactions contemplated hereby, including any dispute arising out of or relating to this Agreement and the transactions contemplated hereby, notwithstanding any representation by Locke Lord LLP of the Company Group prior to the Closing Date. Buyer, the Company Group, and their respective Subsidiaries hereby (a) consent to Locke Lord LLP’s representation of Seller and its Affiliates in connection with any matters related to this Agreement and the transactions contemplated hereby, and (b) waive any claim it has or may have that Locke Lord LLP has a conflict of interest or is otherwise prohibited from engaging in such representation of Seller, including any claim based on any representation by Locke Lord LLP of Seller and the Company Group prior to the Closing.

Section 10.17. Affiliate Liability. Each of the following is herein referred to as a “Non-Recourse Party”: (a) any direct or indirect holder of equity interests or securities in Seller (whether limited or general partners, members, stockholders or otherwise), including ArcLight Energy Partners Fund VII, L.P., its Affiliates and any investment fund or other Person organized by or managed by any of the foregoing Persons, (b) any director, officer, employee, Representative or agent of (i) Seller, and/or any Person who is listed in subpart (a) or who controls Seller, and/or (iii) Buyer and/or any Person who controls Buyer, all prior to the Execution Date, or (c) any portfolio company of any Person described in subpart (a) or (b) (other than Seller, the Company Group, Buyer or any Person controlled by Seller or the Company Group). No Non-Recourse Party shall have any liability or obligation to Buyer, Seller, their respective Affiliates or any of their respective members, owners, directors, officers, employees, consultants and permitted assigns (collectively, the “Buyer/Seller Group”), of any nature whatsoever in connection with or under this Agreement, or the transactions contemplated herein, and Buyer and Seller, each for itself and on behalf of the applicable Buyer/Seller Group, hereby waives and releases all claims of any such liability and obligation. This Agreement may only be enforced against, and any dispute, controversy, matter or claim based on, related to, or arising out of this Agreement, or the negotiation, performance, or consummation of this Agreement, may only be brought against, the entities that are expressly named as Parties, and then only with respect to the specific obligations set forth herein with respect to such Party. Each Non-Recourse Party is expressly intended as a third-party beneficiary of this Section 10.17.

Section 10.18. Specific Performance. Each Party hereby acknowledges and agrees that the rights of each Party to consummate the transactions contemplated hereby are special, unique and of extraordinary character and that, if any Party violates or fails or refuses to perform any covenant or agreement made by it herein, the non-breaching Party may be without an adequate remedy at Law. If any Party violates or fails or refuses to perform any covenant or agreement made by such Party herein, the non-breaching Party, subject to the terms hereof and in addition to any remedy at Law for damages or other relief permitted under this Agreement, may (at any time prior to the valid termination of this Agreement pursuant to Article IX) institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief, without the necessity of proving actual damages or posting of a bond.

Section 10.19. Time is of the Essence. This Agreement contains a number of dates and times by which performance or exercise of rights is due, and the Parties intend that each and every such date and time be the firm and final date and time, as agreed. For this reason, each Party hereby waives and relinquishes any right it might otherwise have to challenge its failure to meet any performance or rights election date and time applicable to it on the basis that its late action constitutes substantial performance. Without limiting the foregoing, time is of the essence in this Agreement.

[Signature pages follow]

IN WITNESS WHEREOF, each Party has caused this Agreement to be executed by its respective duly authorized officers as of the date first above written.

SELLER:

PRIDE PARENT, LLC

By: /s/ Daniel R. Revers

Name: Daniel R. Revers

Title: President

Signature Page to
Purchase and Sale Agreement

BUYER:

GPM Investments, LLC

By: /s/ Arie Kotler

Name: Arie Kotler

Title: CEO

By: /s/ Eyal Nuchamovitz

Name: Eyal Nuchamovitz

Title: EVP

Signature Page to
Purchase and Sale Agreement

Exhibit A

DEFINITIONS

In addition to the below, certain terms are defined in Exhibit B attached hereto.

“Accounting Firm” is defined in Section 2.4(c).

“Accounting Principles” means the accounting principles set forth on Annex 2.

“Acquired Interests” is defined in the recitals of this Agreement; provided, however, that to the extent the Oak Closing and/or the SBI Closing occurs, the Acquired Interests conveyed to the Buyer at the Closing pursuant to this Agreement and all references to the Acquired Interest immediately after the Oak Closing and/or the SBI Closing but prior to the Closing shall, for avoidance of doubt, exclude all Equity Interests of Pride RE and Pride Transportation, LLC, as applicable.

“Adjusted Purchase Price” is defined in Section 2.2.

“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person; provided, however, that in no event shall (i) any Affiliate of Seller, other than the Company Group, be deemed an Affiliate of the Company Group (other than for purposes of Section 10.17 and the definition of Non-Recourse Party therein or otherwise expressly provided herein), or (ii) any Affiliate of Seller that is an operating or portfolio company be deemed an Affiliate of Seller; provided, further, for purposes of this Agreement, in the case of Seller, the terms “Affiliate” or “Affiliates” shall not mean ArcLight Energy Partners Fund VII, L.P., ArcLight Capital Partners, LLC or its other portfolio companies, or its or their Subsidiaries, sponsors, or partners (other than for purposes of Section 4.25, Section 5.10, Section 6.6(a), Section 6.19, Section 6.32, Section 10.15, Section 10.16, Section 10.17, and the definitions of Non-Recourse Party and Representative as well as the Mutual Release). A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise. The Company Group shall be considered Affiliates of Seller prior to Closing and Affiliates of Buyer after Closing.

“Agreement” is defined in the preamble to this Agreement.

“Allocation” is defined in Section 2.6.

“Amended R&W Policy” means the buyer-side representations and warranties insurance policy(ies) to be purchased and bound by Buyer, in accordance with the R&W Conditional Binder, which buyer-side representations and warranties insurance policy(ies) shall consist of (i) the Initial R&W Policy with respect to the Pride Asset Purchase Agreement as amended by the endorsement to such Initial R&W Policy, as such insurance policy documents are set forth in the R&W Conditional Binder and (ii) the buyer-side representations and warranties insurance policy with respect to this Agreement, as set forth in the R&W Conditional Binder, it being understood that the representations and warranties insurance policy documents referenced in clauses (i) and (ii)

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shall collectively amend and restate and supersede the Initial R&W Policy in accordance with the R&W Conditional Binder.

“Anti-Corruption Laws” is defined in Section 4.22.

“Assets” means all of the assets and properties of the Company Group, including those acquired pursuant to the Pride Asset Purchase Agreement except for Granby.

“Assigned Contract” has the meaning set forth in the Pride Asset Purchase Agreement.

“Assignment of Interests” is defined in Section 8.2(a)(ii).

“Assignment of SBI” is defined in Section 8.2(a)(iii).

“Balance Sheet Date” means June 30, 2022.

“Benefit Plan” means each (a) “employee benefit plan,” as such term is defined in Section 3(3) of ERISA; (b) plan that would be an employee benefit plan described in clause (a) of this sentence if it was subject to ERISA, such as foreign plans and plans for directors; (c) equity bonus, equity ownership, equity option, restricted equity, equity purchase, equity appreciation rights, phantom equity or other equity-based compensation plan or arrangement; (d) bonus plan or arrangement, incentive award plan or arrangement, deferred compensation agreement or arrangement, change in control or retention plan or arrangement, executive compensation or supplemental income arrangement, personnel policy, vacation policy, severance pay plan, policy or agreement, consulting agreement or employment agreement; and (e) other employee benefit plan, agreement, arrangement, program, practice or understanding, in each case, that is provided, maintained, contributed to or sponsored by the Company Group Members or their ERISA Affiliates, or for which the Company Group Members or their ERISA Affiliates have any liability, contingent or otherwise.

“Bill of Sale” is defined in Section 8.2(b)(xiv).

“Budget” is defined in Section 2.3.

“Business” is defined in the recitals.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or obligated to be closed by applicable Laws.

“Business Employee” is defined in Section 4.13(a).

“Buyer” is defined in the preamble to this Agreement.

“Buyer Fundamental Representations” is defined in Section 7.3(a)(i).

“Buyer Group” is defined in Section 10.17.

“Cap Ex Adjustment” is defined in Section 2.3.

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“Cash” means all cash (including restricted cash) and cash equivalents (including marketable securities) of the Company Group.

“Chester’s” means Chester’s International, LLC, an Alabama limited liability company.

“Closing” is defined in Section 8.1.

“Closing Cash” means Cash of the Company Group, including Store Cash, to the extent not already included in the Physical Inventory and the Inventory Value, as of the Final Closing Date as determined in accordance with the Accounting Principles and without giving effect to the transactions contemplated by this Agreement. For the avoidance of doubt, this shall include cash in the corporate safe.

“Closing Date” is defined in Section 8.1.

“Closing Debt” means the aggregate amount of Debt of the Company Group outstanding as of the Final Closing Date as determined in accordance with the Accounting Principles, excluding the Closing Debt Payoff.

“Closing Debt Payoff” is defined in Section 8.2(a)(vii).

“Closing Net Working Capital” means Net Working Capital as of the Effective Time.

“Closing Payment” means an amount equal to (a) Seller’s estimate of the Adjusted Purchase Price as determined in accordance with Section 2.4 less (b) the purchase price paid to Seller pursuant to the Liquor Purchase Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitments” is defined in Section 6.3(a).

“Company Group” is defined in the recitals of this Agreement.

“Company Group Member” is defined in the recitals of this Agreement.

“Company Group Member Interests” is defined in Section 4.4(a).

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated June 14, 2022, between ArcLight Capital Partners, LLC and Buyer.

“Containment Sump Testing” is defined in Section 6.20.

“Continuing Employee” is defined in Section 6.14(a).

“Contract” means any written agreement, lease, license, note, evidence of indebtedness, mortgage, security agreement, understanding, instrument or other legally binding arrangement.

“Corporate Encumbrances” shall mean, with respect to the Equity Interests of any Person, (a) any transfer restrictions imposed by federal or state securities Laws, (b) any transfer restrictions

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contained in the Organizational Documents of such Person so long as such transfer restrictions would not prevent Buyer from acquiring the Acquired Interests, (c) Liens arising by, through or under Buyer or any of its Affiliates or (d) Liens that shall be released, waived or otherwise terminated in connection with the Closing.

“Covered Persons” is defined in Section 6.5(a).

“Credit Agreement” means that certain Credit Agreement, dated as of June 23, 2022, by and among Pride Parent, LLC, Pride Convenience Holdings, LLC, Wells Fargo Bank, National Association, and the lenders referenced therein and other parties listed on the signature pages attached thereto.

“Credit Documents” means the Credit Agreement and all security agreements, guaranties, promissory notes, deeds of trust and other instruments, documents and agreements executed by Seller and the Company Group in favor of Wells Fargo Bank, National Association, as administrative agent, or any lender under the Credit Agreement, pursuant to or in connection with any of the foregoing.

“Creditors’ Rights” is defined in Section 3.2(b).

“Cure Response Period” is defined in Section 6.3(a).

“D&O Indemnified Persons” means individuals who at and at any time prior to the Closing were a manager, director, officer or controlling equityholder of any Company Group Member (and their controlling equityholders, officers, directors and employees), consultant, representative or agent of any Company Group Member.

“D&O Insurance” is defined in Section 6.5(a).

“Debt” of any Person means (a) all indebtedness for borrowed money (including all principal, accrued interest, premiums, penalties, termination fees or breakage fees but excluding trade accounts payable incurred in the ordinary course of business), (b) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, (c) indebtedness for borrowed money secured by a Lien on assets or properties of such Person, (d) any obligation to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, only in the case where such obligation is classified as a capital lease on the Financial Statements, (e) obligations for the deferred purchase price of property or services, or (f) guarantees with respect to any indebtedness or other obligation of any other Person of a type described in clauses (a) through (e) above, and (g) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (f) above).

“Effective Time” means 12:01 a.m. eastern on the Closing Date.

“Environmental Laws” means any Laws existing as of the Execution Date related to the protection of the environment or pertaining to or regulating pollution, natural resource damages, waste management, the use, storage, generation, treatment, Release, remediation, removal, disposal or transport of a Hazardous Material, or the protection of human health or safety with

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respect to Hazardous Materials, including (a) Comprehensive Environmental Response, Compensation, and Liability Act (CERCLA) 42 USC 9601, et seq., as amended, (b) the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Section 11001 et seq., (c) the Connecticut Transfer Act, Conn. Gen. Stat. 22a-134, et seq., as amended, (d) the Massachusetts Contingency Plan, 310 CMR 40.0000, et seq. (the “MCP”), (d) the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., (e) the Solid Waste Disposal Act, 42 U.S.C. Section 6901 et seq., or (f) any other applicable Law that has a scope or purpose similar to those identified above, each as amended.

“Environmental Work” is defined in Section 6.20.

“Equity Interests” means capital stock, partnership or membership interests or units (whether general or limited), and any other interest or participation that confers on a Person the right to receive a share of the profits and/or losses of, or distribution of assets of, the issuing entity.

“Equity Securities” means (a) Equity Interests, (b) subscriptions, calls, warrants, options or commitments of any kind or character relating to, or entitling any Person to acquire, any Equity Interests, and (c) securities convertible into or exercisable or exchangeable for Equity Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that is considered, at a relevant time, as a single employer with the Seller under ERISA Section 4001(b) or part of the same “controlled group” or “affiliated service group” as the Seller pursuant to Sections 414(b), (c), (m) or (o) of the Code.

“ESA” is defined in Section 6.4(a).

“Estimated Closing Cash” is defined in Section 2.4(b).

“Estimated Closing Debt” is defined in Section 2.4(b).

“Estimated Closing Net Working Capital” is defined in Section 2.4(b).

“Estimated Transaction Expenses” is defined in Section 2.4(b).

“Estimated Settlement Statement” is defined in Section 2.4(b).

“Execution Date” is defined in the preamble to this Agreement.

“Final Closing Date” is defined in Section 8.1.

“Final Purchase Price” is defined in Section 2.4(c).

“Final Settlement Date” is defined in Section 2.4(c).

“Final Settlement Statement” is defined in Section 2.4(c).

“Financial Statements” are defined in Section 4.6(a).

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“Franchise Agreements” means each of the agreements with Subway and/or Chester’s, as applicable, included in the Material Contracts.

“Fraud” means with respect to a Party to this Agreement or the Mutual Release, an actual and intentional fraud in the making of any representation or warranty by such Party in this Agreement or the Mutual Release; provided, that such actual and intentional fraud shall only be deemed to exist if at the time the representation or warranty was made (a) such representation or warranty was materially inaccurate, (b) such Party had actual knowledge, without any duty of inquiry or investigation (and without any imputed or constructive knowledge), of the material inaccuracy of such representation or warranty, (c) such Party had the specific intent to deceive the other party through the making of such materially inaccurate representation or warranty as an inducement for such other party’s entry into this Agreement or the Mutual Release and (d) the other Party to this Agreement or the Mutual Release acted in reliance on such materially inaccurate representation or warranty and suffered damages as a result of such reliance; provided, further, that “Fraud” shall not include any claim for equitable fraud, promissory fraud, unfair dealings fraud or any torts (including a claim for fraud) based on negligence or recklessness.

“FTC” is defined in Section 6.8(b).

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means any executive, legislative, judicial, regulatory or administrative agency, body, commission, department, board, court, tribunal, arbitration body or authority of the United States or any foreign country, or any state, local, tribal or other governmental subdivision thereof.

“Governmental Consents” is defined in Section 3.4.

“GPMP” means GPM Petroleum, LLC, a Delaware limited liability company, an Affiliate of Buyer.

“Granby” means the land bank site located at 280-286 Granby Road and Carol Ann Drive, South Hadley, MA 01075.

“Hazardous Material” means any substance, waste or material regulated or subject to standards of liability, control or management under Environmental Laws, including those classified, designated, listed, defined, or regulated as a “pollutant,” “contaminant,” “toxic substance,” “hazardous waste,” “hazardous material,” “hazardous substance,” “regulated substance,” “solid waste,” “extremely hazardous substance,” “oil,” “petroleum” or “refined petroleum product” under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Holdings” is defined in the recitals of this Agreement.

“Imminent Reporting Obligation” is defined in Section 6.4(c).

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“Income Taxes” means U.S. federal income Taxes and any similar income Taxes imposed by any state or local Laws on the direct or indirect owners of the Company Group or on any Company Group Member.

“Indirect Taxes” means all Taxes other than Income Taxes and Transfer Taxes.

“Initial R&W Policy” means the existing buyer-side representations and warranties insurance policy issued by the R&W Insurer to Holdings (as the Named Insured) with respect to the Pride Asset Purchase Agreement and having an inception date of December 23, 2021 (Policy Number 64732134).

“Intellectual Property” means all United States and foreign intellectual property rights, including: (a) patents and patent applications, including all reissuances, continuations, continuations-in-part, divisions, supplementary protection certificates, extensions and re-examinations thereof; (b) trademarks, service marks, logos, designs, trade names, trade dress, Internet domain names, and registrations and applications therefore, including the associated goodwill therewith; (c) copyrights, other rights in copyrightable works of authorship and registrations and applications therefore; and (d) trade secrets, know-how, and other rights in confidential and proprietary information.

“IT Assets” is defined in Section 4.24.

“Knowledge” means (a) with respect to Seller, the actual knowledge, without any duty or obligation of investigation or inquiry, of Marsha Medina, James Channing, Richard Fusco, and Forgan McIntosh and (b) with respect to Buyer, the actual knowledge, without any duty or obligation of investigation or inquiry, of Arie Kotler and Eyal Nuchamovitz.

“Land Bank Sites” means, collectively, (a) 38 Prospect Hill Road, East Windsor, CT; (b) 179 Ella Grasso Turnpike, Windsor Locks, CT; (c) 229 Center Street, Chicopee, MA; (d) 395 Main Street, Agawam, MA; (e) 1160 Berkshire Avenue, Springfield, MA; and (f) 1215 Thorndike Street, Palmer, MA.

“Law” means any law, statute, code, ordinance, order, rule, rule of common law, regulation, judgment, decree, injunction, franchise, permit, certificate, license or authorization of any Governmental Authority.

“Leased Real Property” means the real property in which any Company Group Member holds a leasehold interest.

“Liquor Purchase Agreement” means that certain Purchase & Sale Agreement, dated as of September 2022, by and between Seller and Buyer.

“Lien” means, with respect to any property or asset, any mortgage, deed of trust, pledge, security interest, lien or other similar property interest or encumbrance in respect of such property or asset.

“Material Adverse Effect” means any effect, event, change, occurrence, fact, circumstance or development (whether or not foreseeable or known as of the date of the Closing or covered by

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insurance) that, individually or in the aggregate with any such other effects, events, changes, occurrences, facts, circumstances or developments, has had or would reasonably be expected to have a material adverse effect on the businesses, assets, financial conditions, liabilities or results of operations of the Company Group, taken as a whole; provided, however, that “Material Adverse Effect” shall not include any effect, event, change, occurrence, fact, circumstance or development, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company Group operates, including the demand for gasoline and fluctuations in the price and quality of oil; (iii) any changes in financial or securities markets in general and any fluctuations in currency exchange rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism (including cyberterrorism), or the escalation or worsening thereof; (v) acts of God, earthquakes, any weather-related or other force majeure event or natural disasters; (vi) any action required or permitted by this Agreement; (vii) any changes in applicable Laws or accounting rules, including GAAP or regulatory accounting requirements or interpretations thereof; (viii) the entry into, public announcement, pendency or completion of the transactions contemplated by this Agreement; (ix) any effect resulting from any action taken by Buyer or any Affiliate of Buyer or any matter of which Buyer is aware on the Execution Date; (x) action taken by Seller or any Affiliate of Seller with Buyer’s written consent or that is otherwise permitted or prescribed hereunder or (xi) effects of pandemics or epidemics (including the COVID-19 pandemic).

“Material Contracts” is defined in Section 4.9(a).

“Monetary Liens” is defined in Section 6.3(a).

“Mutual Release” is defined in Section 8.2(a)(vi).

“Net Working Capital” means (a) the combined current assets of the Company Group (including estimates in accordance with GAAP of all vendor rebates, and applicable fuel rebates from fleet cards and other fuel-related payments but excluding Closing Cash and excluding Inventory and excluding the prepaid warehouse inventory) less (b) the combined current liabilities (including accruals for PTO, sick days and bonuses to Business Employees and current period Taxes relating to pre-Closing periods) in accordance with GAAP of the Company Group (excluding deferred Tax liabilities, Transaction Expenses and Closing Debt and liabilities incurred but not paid with respect to the Capex Budget), in each case, determined as of the Final Closing Date in accordance with the Accounting Principles and without giving effect to the transactions contemplated by this Agreement. Set forth on Annex I is a sample calculation of Net Working Capital prepared by the Parties.

“Non-Recourse Party” is defined in Section 10.17.

“Non-Operating Real Property” means the Real Property listed on Schedule 1.1(d).

“Oak Closing” means the acquisition by Oak Street Real Estate Capital, LLC and/or an Affiliate thereof, of one hundred percent (100%) of the Equity Interests of Pride RE Sub, pursuant to the Oak Street Designation.

“Oak Real Property” means the Real Property listed on Schedule 1.1(e).

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“Oak Street Designation” is defined in Section 10.8.

“Objection Notice” is defined in Section 2.4(c)Section 2.4(c).

“Operating Condition” means, with respect to an Asset, that such Asset is operating, adequate and suitable for the purposes for which it is used and in repair (ordinary wear and tear excepted), but excluding cosmetic defects that pertain solely to the appearance of the Assets. For purposes of this Agreement, an Asset shall be deemed to not be in Operating Condition if it is inoperable or unsuitable for immediate and uninterrupted use by the Company Group after the Closing.

“Order” shall mean any award, writ, decision, injunction, judgment, order, ruling, edict, decree, or verdict entered, issued, made, enforced or rendered by any Governmental Authority.

“Organizational Documents” means, with respect to any Person, the articles of incorporation, certificate of incorporation, certificate of formation, certificate of limited partnership, bylaws, limited liability company agreement, operating agreement, partnership agreement, stockholders’ agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of such Person, including any amendments thereto.

“Outside Date” means December 6, 2022; provided that such Outside Date may be extended by the Seller or Buyer, respectively, in its discretion until December 15, 2022, which may be further extended by mutual written agreement of Seller and Buyer until December 30, 2022, in each case, only if the conditions to Closing in Section 7.1, Section 7.2 or Section 7.2 have not been satisfied or waived in accordance with this Agreement.

“Owned Real Property” means the real property and interests in real property owned in fee simple by any Company Group Member.

“Party” and “Parties” are defined in the preamble of this Agreement.

“Payoff Letter” is defined in Section 8.2(b)(v).

“Permits” means all permits, approvals, consents, licenses, franchises, exemptions and other authorizations, consents and approvals of or from Governmental Authorities.

“Permitted Liens” means any (a) mechanic’s, materialmen’s, laborer’s, workmen’s, repairmen’s, carrier’s and similar Liens, including statutory Liens, arising or incurred in the ordinary course of business, to the extent the amounts secured by such Liens are not yet due and payable, (b) statutory Liens for Taxes, assessments and other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings or bonded over and is listed in Seller’s Disclosure Schedules, (c) purchase money Liens and Liens securing rental payments under capital lease arrangements listed in Seller’s Disclosure Schedules, (d) pledges or deposits under workers’ compensation legislation, unemployment insurance Laws or similar Laws, (e) pledges or deposits to secure public or statutory obligations or appeal bonds, (f) Liens to be released at or prior to the Closing, (g) with respect to real property of the Company Group, (i) Liens and other restrictions that do not

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materially impair the current use, occupancy or value of the real property subject thereto, and (ii) zoning, entitlement, building and other land use regulations imposed by any Governmental Authority having jurisdiction over the real property of the Company Group and not violated in any material respect by the current use and operation of such real property, (h) public roads, highways and waterways, (i) Liens arising under or created by any Material Contract (other than as a result of a breach or default under such Material Contract), (j) Liens contained in any Company Group Member’s Organizational Documents, (k) Liens created by Buyer’s (or its Affiliate’s or Representative’s) examination or inspection of the Company Group’s assets and (l) Liens listed in Schedule 1.1(c) of the Seller Disclosure Schedule.

“Person” means any natural person, corporation, limited partnership, general partnership, limited liability company, joint stock company, joint venture, association, company, estate, trust, bank trust company, land trust, business trust, or other organization, whether or not a legal entity, custodian, trustee-executor, administrator, nominee or entity in a representative capacity and any Governmental Authority.

“PLL Policy” means Environmental Insurance Policy No. PPK2374721 with Tokio Marine Specialty Insurance Company in favor of Seller.

“Pride Asset Purchase Agreement” means that certain Asset Purchase and Sale Agreement, dated as of December 23, 2021, by and among Pride Stores LLC, Fleet Operations Inc., Pride Convenience Inc., Pride Plazas, Inc., The Pride Limited Partnership, Pride CT, Inc., Pride Convenience Holdings, LLC, and Robert Bolduc, as amended by that certain First Amendment to Asset Purchase and Sale Agreement, dated as of December 30, 2021.

“Pride Escrow Agreement” means the Escrow Agreement (as defined in the Pride Asset Purchase Agreement).

“Pride Operating” means Pride Operating, LLC, a Delaware limited liability company.

“Pride RE” means Pride Real Estate, LLC, a Delaware limited liability company.

“Pride RE Contract Assignment Agreement” is defined in Section 8.2(b)(xv).

“Pride Transaction Documents” is defined in Section 3.11.

“Privileged Communications” is defined in Section 10.15.

“Proceeding” means any action, suit, arbitration proceeding, administrative or regulatory investigation, review, audit, proceeding, citation, summons or subpoena of any nature (civil, criminal, regulatory or otherwise) in Law or in equity.

“Projects” means the locations at (a) 1049 John Fitch Boulevard, South Windsor, CT; (b) 395 Main Street, Agawam, MA; (c) 1215 Thorndike Street, Palmer, MA 01069; (d) 38 Prospect Hill Road, East Windsor, CT 06088; and (e) 25 Southampton Road, Westfield, MA, collectively.

“PWC” is defined in Section 6.30.

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“PWC Reimbursement” is defined in Section 6.30.

“R&W Conditional Binder” means the conditional binder for the Amended R&W Policy attached hereto as Exhibit G.

“R&W Insurer” means AIG Specialty Insurance Company.

“Real Property” means the Owned Real Property and Leased Real Property, collectively, including, without limitation, the convenience stores, fueling facilities and quick service restaurants, the corporate offices, corporate kitchen, corporate bakery, warehouse, maintenance shops and other facilities, together with the Land Bank Sites, all as described on Schedule 1.1(b) of the Seller Disclosure Schedule and excluding for purposes of clarification and avoidance of doubt, Granby.

“Real Property Leases” means all leases, subleases or licenses of Real Property to which a Company Group Member is party or to which the Real Property is subject.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, burying or disposing into indoor or outdoor air, surface water, groundwater or land, including land surface or sub-surface, of a Hazardous Material.

“Remaining Allocation” is defined in Section 2.6.

“Remedial Measures” means the investigation, assessment, removal, reporting and regulatory compliance work, and issuance of a closure letter, under the Massachusetts Contingency Plan, 310 CMR 40.0000 et seq, and compliance with 310 CMR 80.38-40, monitoring, and/or remediation of any release of Hazardous Material at any Real Property and all obligations for any Real Property located in Connecticut under the Connecticut Transfer Act, C.G.S. §§ 22a-134 et seq.

“Required Consents” is defined in Section 6.8(d).

“Required Permits” is defined in Section 7.2(d)(iii).

“Representatives” means (a) partners, employees, officers, directors, members, equity owners and counsel of a Party or any of its Affiliates or any prospective purchaser of a Party or an interest in a Party; (b) any consultant, attorney or accountant retained by a Party or the parties listed in clause (a) above; and (c) any bank, other financial institution or entity funding, or proposing to fund, such Party’s operations, including any consultant retained by such bank, other financial institution or entity.

“Required Approvals” is defined in Section 6.20.

“Responsible Officer” means, with respect to any Person, any vice-president or more senior officer of such Person.

“Retained Amounts” is defined in Section 6.20.

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“Review Period” is defined in Section 2.4(c).

“Saleable” shall mean all items of inventory which are in condition for current sale specifically excluding, (a) items which are out-of-code, expired, faded, damaged, deteriorated, or not legal to sell, (b) consigned merchandise, and (c) other items of merchandise which Seller and Buyer mutually determine are not fit to resell.

“Sanctions” is defined in Section 4.22.

“SBI Closing” is defined in Section 2.6.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller” is defined in the preamble to this Agreement.

“Seller Disclosure Schedule” means the disclosure schedule to this Agreement prepared by Seller and delivered to Buyer on the Execution Date, as may be supplemented in accordance with the terms of this Agreement.

“Seller Documents” is defined in Section 4.1(a).

“Store Cash” means all Cash on site at the Convenience Store Locations (as defined in Exhibit B) (which shall include the drawers, cashiers bank, managers safe, tube safe, pump dispenser, change machines, air/vac, washer and dryers), valued at face value, including any minimum amounts required to be maintained at the Convenience Store Locations at the Final Closing as mutually agreed to by the Parties between the Execution Date and the Closing Date.

“Straddle Period” means any taxable period that begins on or before the Final Closing Date and ends after the Final Closing Date.

“Submission” is defined in Section 2.4(c).

“Subsidiary” or “Subsidiaries” means, with respect to any Person, another Person in which such first Person owns, directly or indirectly, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, fifty percent (50%) or more of the equity interests of such Person).

“Subway” means Subway – Doctor’s Associates Inc., a Florida corporation.

“Supplier Based Intangible” means the right to supply fuel to the Business in connection with the wholesale distribution of fuel.

“Tax” or “Taxes” means any taxes and other similar governmental charges imposed by any Taxing Authority, including income, profits, gross receipts, escheat and unclaimed property, net proceeds, alternative or add on minimum, ad valorem, value added, turnover, sales, use, property, personal property (tangible and intangible), environmental, stamp, leasing, lease, user,

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excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, social contributions, fuel, excess profits, occupational, premium, windfall profit, severance, estimated, or similar other charge of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Proceeding” is defined in Section 6.12(b)(ii).

“Tax Refunds” is defined in Section 6.12(f).

“Tax Return” means any return, declaration, report, claim for refund, information return, statement, form or other document or information required to be supplied to a Taxing Authority in connection with Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means, with respect to any Tax, the Governmental Authority or political subdivision thereof that imposes such Tax, and the agency (if any) charged with collection of such Tax for such entity or subdivision.

“Tenant Estoppels” is defined in Section 6.8(f).

“Termination Date” is defined in Section 9.1.

“Termination Fee” is defined in Section 9.2(b).

“Title Commitments” is defined in Section 7.2(d)(ii).

“Title Objection Notice” is defined in Section 6.3(a).

“Title Policies” is defined in Section 7.2(d)(ii).

“Title Response Notice” is defined in Section 6.3(a).

“Transaction Documents” means this Agreement, the Assignment of Interests, the Escrow Agreement, the Mutual Release and each other agreement, document and instrument required to be executed in accordance with this Agreement.

“Transaction Expenses” means (a) all transaction, change of control or similar bonuses payable by the Company Group solely as a result of the Closing under agreements in effect prior to the Closing (excluding, for the avoidance of doubt, any severance or separation pay) and (b) any advisory fees or expenses incurred by the Company Group in connection with this Agreement and the transactions contemplated hereby, to the extent not paid prior to the Closing.

“Transfer Taxes” is defined in Section 6.11.

“Treasury Regulations” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to Sections of the Treasury Regulations shall include

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any corresponding provision or provisions of succeeding, similar or substitute, temporary or final Treasury Regulations.

“TSTT” is defined in Section 6.4(a).

“TSTT Contractor” is defined in Section 6.4(a).

“Unadjusted Purchase Price” is defined in Section 2.2.

“UST Systems” is defined in Section 4.8(j).

“Vapor Compliance Work” is defined in Section 6.20.

“WARN Act” is defined in Section 6.14(c).

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